Exhibit 10.1

EXECUTION VERSION

SENIOR SECURED REVOLVING CREDIT AGREEMENT

dated as of

December 18, 2017

among

ORBCOMM INC.,

as Borrower,

The Guarantors Party Hereto From Time to Time,

The Lenders Party Hereto From Time to Time,

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent and Collateral Agent

$25,000,000

JPMORGAN CHASE BANK, N.A.,

as Sole Bookrunner and Sole Lead Arranger

i

SCHEDULES:
Schedule 2.01 – Revolving Commitments
Schedule 3.05 – Real Properties
Schedule 3.06 – Disclosed Matters
Schedule 3.12 – Subsidiaries
Schedule 5.10 – Certain Regulated Subsidiaries
Schedule 6.01 – Existing Indebtedness
Schedule 6.02 – Existing Liens
Schedule 6.04 – Existing Investments
Schedule 6.09 – Transactions with Affiliates
Schedule 6.10 – Existing Restrictions

EXHIBITS:
Exhibit A	– Form of Assignment and Assumption
Exhibit B	– Form of Facility Guarantee Supplement
Exhibit C	– Form of Security Agreement
Exhibit D	– Form of Intercreditor Agreement
Exhibit E	– Form of U.S. Tax Compliance Certificate

This SENIOR SECURED REVOLVING CREDIT AGREEMENT (this “Agreement”), dated as of December 18, 2017, is by and between ORBCOMM INC., a Delaware corporation (the “Borrower”), the Guarantors (as defined below) party hereto from time to time, the financial institutions party hereto from time to time (the “Lenders”), and JPMORGAN CHASE BANK, N.A., as Administrative Agent and Collateral Agent.

WHEREAS, the Borrower has requested that the Lenders provide a revolving credit facility, and the Lenders have indicated their willingness to provide such credit facility, in each case, on the terms and subject to the conditions set forth herein.

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE 1

DEFINITIONS

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, is bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acquired Debt” means Indebtedness of a Person existing at the time such Person merges with or into or becomes a Restricted Subsidiary and not incurred in connection with, or in contemplation of, such Person merging with or into or becoming a Restricted Subsidiary.

“Act” has the meaning specified in Section 9.14.

“Additional Lender” means, at any time, any bank, other financial institution or institutional investor reasonably acceptable to the Borrower and the Administrative Agent (such approval not to be unreasonably withheld) that, in any case, is not at the relevant time of determination an existing Lender and that agrees to provide any portion of any Incremental Loans in accordance with Section 2.01(b); provided, that none of the Borrower, its Subsidiaries, or their Affiliates may be an Additional Lender.

“Additional Notes” has the meaning set forth in the ORBCOMM Indenture.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the Lenders hereunder and under the other Loan Documents, and its permitted successors in such capacity as provided in Article 8.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Affiliate Transaction” has the meaning set forth in Section 6.09.

“After-Acquired Property” means property (other than Excluded Property) that is intended to be Collateral, acquired by the Borrower or a Guarantor after the Effective Date, that is not automatically subject to a perfected security interest under the Security Documents, and over which property the Borrower or such Guarantor (or, in the case of a new Guarantor, such of its property constituting After-Acquired Property) will provide a valid and perfected first priority Lien in favor of the Collateral Agent for the benefit of the Secured Parties, all as and to the extent required by this Agreement, the Intercreditor Agreement, or the Security Documents.

“Agreement”, when used with reference to this Agreement, means this Senior Secured Revolving Credit Agreement, as it may be further amended from time to time.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus  1⁄2 of 1%, and (c) the Adjusted LIBO Rate for a one-month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that, for the purpose of this definition, the Adjusted LIBO Rate for any day shall be based on the LIBO Screen Rate (or if the LIBO Screen Rate is not available for such one month Interest Period, the Interpolated Rate) at approximately 11:00 a.m. London time on such day, subject to the interest rate floors set forth therein. Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.14 hereof, then the Alternate Base Rate shall be the greater of clause (a) and (b) above and shall be determined without reference to clause (c) above.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or any of its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Percentage” means, at any time with respect to any Lender, a percentage equal to a fraction, the numerator of which is such Lender’s Revolving Commitment at such time and the denominator of which is the total of all Lenders’ Revolving Commitments at such time (provided that, if the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon such Lender’s share of the total of all Lenders’ Revolving Credit Exposures at such time); provided that, so long as any Lender is a Defaulting Lender, such Defaulting Lender’s Revolving Commitment shall be disregarded in the calculations above.

“Applicable Rate” means, for any day and for any Loan, 2.50% in the case of any Eurodollar Loan and 1.50% in the case of any ABR Loan:

“Approved Fund” has the meaning assigned to such term in Section 9.04(b).

“Asset Disposition” means:

(1) the sale, lease, conveyance or other disposition of any assets, other than a transaction governed by Section 6.03; and

(2) the issuance of Equity Interests by any of the Borrower’s Restricted Subsidiaries or the sale by the Borrower or any Restricted Subsidiary thereof of Equity Interests in any of its Subsidiaries (other than directors’ qualifying shares and shares issued to foreign nationals to the extent required by applicable law).

Notwithstanding the preceding, the following items shall be deemed not to be Asset Dispositions:

(1) any single transaction or series of related transactions that involves assets or Equity Interests having a Fair Market Value of less than $1.5 million;

(2) a transfer of assets or Equity Interests solely between or among the Borrower and its Restricted Subsidiaries;

(3) an issuance of Equity Interests by a Restricted Subsidiary of the Borrower solely to the Borrower or to another Restricted Subsidiary thereof;

(4) the sale or lease of equipment, inventory, accounts receivable or other assets in the ordinary course of business;

(5) the sale or other disposition of cash or Cash Equivalents;

(6) dispositions of accounts receivable in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings;

(7) a Restricted Payment that is permitted by Section 6.08 and any Permitted Investment;

(8) any sale or disposition of any property or equipment that has become damaged, worn out, obsolete or is no longer useful;

(9) the creation of a Lien not prohibited by this Agreement;

(10) any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(11) licenses of intellectual property;

(12) any disposition of Designated Noncash Consideration; provided that such disposition increases the amount of Net Proceeds of the Asset Disposition that resulted in such Designated Noncash Consideration; and

(13) any foreclosure upon any assets of the Borrower or any of its Restricted Subsidiaries pursuant to the terms of a Lien not prohibited by the terms of this Agreement; provided that such foreclosure does not otherwise constitute a Default under this Agreement.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Attributable Debt” means, in respect of a Sale and Leaseback Transaction, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Banking Services” means each and any of the following bank services provided to any Loan Party by the Administrative Agent or any of its Affiliates: (a) credit cards for commercial customers (including, without limitation, “commercial credit cards” and purchasing cards), (b) stored value cards, (c) merchant processing services, and (d) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, any direct debit scheme or arrangement, overdrafts and interstate depository network services, and cash pooling services).

“Banking Services Obligations” means any and all obligations of the Loan Parties, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services which shall be designated in writing by an agreement between the Borrower, the Administrative Agent and the applicable Lender as “Banking Services Obligations” including the applicable maximum amount of such obligations that may be secured by the Collateral.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business or assets appointed for it, including the Federal

Deposit Insurance Corporation or any other state or federal regulatory authority acting in such capacity, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment; provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, unless such ownership interest results in or provides such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” will have a corresponding meaning.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means ORBCOMM Inc., a Delaware corporation, together with its successors.

“Borrowing” means Loans of the same Class and Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Lease Obligations” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Equivalents” means:

(1) U.S. dollars and foreign currency received in the ordinary course of business or exchanged into U.S. dollars within 180 days;

(2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof), maturing, unless such securities are deposited to defease any Indebtedness, not more than one year from the date of acquisition;

(3) certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500.0 million and a rating at the time of acquisition thereof of P-1 or better from Moody’s or A-1 or better from S&P;

(4) repurchase obligations for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper issued by a corporation (other than an Affiliate of the Borrower) rated at least “A-2” or higher from Moody’s or S&P and in each case maturing within one year after the date of acquisition;

(6) securities issued and fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, rated at least “A” by Moody’s or S&P and having maturities of not more than one year from the date of acquisition; and

(7) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (6) of this definition.

“Casualty Event” means any event resulting in the receipt by the Borrower or any of its Restricted Subsidiaries of net cash proceeds in excess of $10,000,000 from any insurance maintained for it by a Satellite Manufacturer or any Launch Services Provider covering any Satellite owned by the Borrower or any of its Restricted Subsidiaries.

“Casualty Event Proceeds” means, with respect to any Casualty Event, all Satellite insurance proceeds received by the Borrower or any of its Restricted Subsidiaries in connection with such Casualty Event, after:

(1) provision for all income or other taxes measured by or resulting from such Casualty Event;

(2) payment of all reasonable legal, accounting and other reasonable fees and expenses related to such Casualty Event;

(3) except to the extent the Satellite and related assets are Collateral, payment of amounts required to be applied to the repayment of Indebtedness secured by a Lien on the Satellite that is the subject of such Casualty Event;

(4) provision for payments to Persons who own an interest in the Satellite (including any transponder thereon) in accordance with the terms of the agreement(s) governing the ownership of such interest by such Person (other than payments to insurance carriers required to be made based on the future revenues generated from such Satellite); and

(5) deduction of appropriate amounts to be provided by the Borrower or such Restricted Subsidiary as a reserve, in accordance with GAAP, against any liabilities associated with the Satellite that was the subject of the Casualty Event.

“Change in Law” means the occurrence after the Effective Date or, with respect to any Lender, such later date on which such Lender becomes a party to this Agreement of (a) the adoption or taking effect of any law, rule, regulation or treaty after the Effective Date, (b) any change in any law, rule, regulation or treaty or in the interpretation or application thereof by any Governmental Authority after the Effective Date or (c) compliance by any Lender, Issuing Bank or Participant (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s or such Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Effective Date; provided, however, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted, issued or implemented.

“Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Borrower and its Restricted Subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act);

(2) the adoption of a plan relating to the liquidation or dissolution of the Borrower; or

(3) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) becomes the Beneficial Owner, directly or indirectly, of 50% or more of the voting power of the Voting Stock of the Borrower, in each case other than as a result of a merger or consolidation as a result of which the Beneficial Owners of the Borrower’s Voting Stock immediately prior to such transaction Beneficially Own, immediately after such transaction, a majority of the voting power of the Voting Stock of the successor entity or any parent thereof.

“Charges” has the meaning specified in Section 9.17.

“Class” (a) when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or Swingline Loans, (b) when used in reference to any Commitment, refers to whether such Commitment is a Revolving Commitment or a Swingline Commitment, and (c) when used in reference to any Lender, refers to whether such Lender is a Revolving Lender or Additional Lender.

“CLO” has the meaning specified in Section 9.04(b).

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means all of the assets and properties subject or purported to be subject to Liens under any Security Document.

“Collateral Agent” means JPMorgan Chase Bank, N.A, in its capacity as collateral agent for the Secured Parties hereunder and under the other Loan Documents, and its permitted successors in such capacity as provided in Article 8.

“Commitment” means a Revolving Commitment or a Swingline Commitment.

“Commitment Fee Rate” means, for any day, a rate per annum equal to 0.50%.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communications Act” means, collectively, the Communications Act of 1934, as amended, the rules and regulations of the FCC, and written orders, policies, and decisions of the FCC and the courts’ interpretation of the foregoing.

“Communications License” means any license, concession, permit, certificate or other instrument of authorization relating to the business of the Borrower and its Subsidiaries, as granted by any Communications Regulatory Authority, and all extensions, additions and renewals thereto or thereof, governing the construction, deployment or operation of an electronic communication facility (including, without limitation, the launch or operation of Satellites, and the marketing, sale, distribution and activation of end user terminal devices), or the marketing, sale and provisions of an electronic communication service.

“Communications Regulatory Authority” means the FCC or any other governmental authority in any other country that is empowered under applicable law with jurisdiction over the issuance, assignment or transfer of control of any Communications License.

“Consolidated Adjusted EBITDA” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus

(a) the following, to the extent deducted (and not added back) in computing such Consolidated Net Income, without duplication:

(1) the provision for federal, state, local and foreign income taxes expensed by such Person and its Restricted Subsidiaries for such period;

(2) Fixed Charges of such Person and its Restricted Subsidiaries for such period;

(3) depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period), goodwill impairment charges (including but not limited to impairments relating to satellite and other fixed assets) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period) of such Person and its Restricted Subsidiaries for such period;

(4) the amount of any minority interest expense;

(5) stock-based compensation expense;

(6) extraordinary, unusual or other non-recurring expenses of such Person and its Restricted Subsidiaries reducing such Consolidated Net Income which does not represent a cash item in such period or any future period;

(7) non-capitalized launch insurance and satellite in-orbit insurance expenses;

(8) the amount of any acquisition-related costs, including restructuring charges and integration costs and related costs and charges, including any one-time (on a per-transaction basis) costs or charges, incurred in connection with acquisitions permitted under this Agreement;

(9) pro forma adjustments, including pro forma “run rate” cost savings, operating expense reductions, and other synergies related to mergers, business combinations, acquisitions or similar Investments, Asset Dispositions or other similar transactions, in any such case, that are projected by the Borrower in good faith to result from actions that have been taken or with respect to which substantial steps have been taken or are expected to be taken (in the good faith determination of the Borrower) within twelve (12) months after the date of consummation of such merger, business combination, acquisition or similar Investment, Asset Disposition or other similar transaction; provided that for purposes of this clause (9), (A) any such adjustments shall be added to Consolidated Adjusted EBITDA until fully realized and shall be calculated on a pro forma basis as though such adjustments have been realized on the first day of the relevant period and shall be calculated net of the amount of actual benefits realized from such actions, (B) any such adjustments shall be reasonably identifiable and factually supportable and (C) no such adjustments shall be added pursuant to this clause (9) to the extent duplicative of any items related to adjustments included in the definition of “Consolidated Net Income” and clause (8) above; provided, further, that the aggregate amount of cost savings added pursuant to this clause (9) shall not exceed an amount equal to 20% of Consolidated Adjusted EBITDA of the Borrower and its Restricted Subsidiaries (including the acquired business, provided such business is a Restricted Subsidiary) for the period of four consecutive fiscal quarters most recently ended prior to the determination date (without giving effect to any adjustments pursuant to this clause (9));

(10) loss from discontinued operations; and

(11) non-cash loss from the sale of assets permitted under this Agreement; minus

(b) the following, to the extent included in calculating such Consolidated Net Income, without duplication:

(1) federal, state, local and foreign income tax credits of such Person and its Restricted Subsidiaries for such period;

(2) all non-cash items increasing Consolidated Net Income for such period (which, for the avoidance of doubt, shall not include revenue invoiced as accounts receivable, revenue accruals, all gains and income earned, accretion of deferred revenues or income, or reversals of expense accruals);

(3) extraordinary gains;

(4) income from discontinued operations; and

(5) non-cash gains from the sale of assets permitted under this Agreement;

in each case, on a consolidated basis and determined in accordance with GAAP.

Notwithstanding the preceding, the adjustments listed above of a Restricted Subsidiary of the Borrower shall be added to or subtracted from Consolidated Net Income to compute Consolidated Adjusted EBITDA of the Borrower (A) in the same proportion that the net income of such Restricted Subsidiary, determined in accordance with GAAP, was added to compute such Consolidated Net Income of the Borrower and (B) only to the extent that a corresponding amount would be permitted at the date of determination to be dividended or distributed to the Borrower by such Restricted Subsidiary without direct or indirect restriction pursuant to the terms of its charter and all agreements and instruments applicable to that Subsidiary or its stockholders.

“Consolidated Cash Interest Expense” means, for any period, the excess of (a) the sum of (i) Fixed Charges of the Borrower and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, and (ii) any cash payments made by or on behalf of the Borrower or any Restricted Subsidiary during such period in respect of Fixed Charges that were or will be amortized, accrued or otherwise recognized in a previous or future period, minus (b) the sum of (i) to the extent included in such consolidated Fixed Charges for such period, any non-cash amounts amortized, accrued or otherwise recognized in such period, and (ii) cash interest income actually earned by the Borrower or any Restricted Subsidiary (determined on a consolidated basis) in such period.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of:

(1) the aggregate outstanding amount of Indebtedness of the Borrower and its Restricted Subsidiaries on a consolidated basis as of the end of the most recently ended fiscal quarter for which financial statements prepared on a consolidated basis in accordance with GAAP have been filed with the Commission (or, in the event that the Borrower shall no longer be subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act, are available), to

(2) the Consolidated Adjusted EBITDA of the Borrower for the most recent four full fiscal quarters for which financial statements prepared on a consolidated basis in accordance with GAAP have been filed with the Commission (or, in the event that the Borrower shall no longer be subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act, are available).

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the net income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1) the net income, determined in accordance with GAAP, of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Restricted Subsidiary thereof (and the net loss of any such Person shall be included only to the extent that such loss is funded in cash by the specified Person or a Restricted Subsidiary thereof);

(2) the net income, determined in accordance with GAAP, of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that net income is not at the date of determination permitted, directly or indirectly, by operation of the terms of its charter or any agreement or instrument applicable to that Restricted Subsidiary or its equityholders;

(3) the net income, determined in accordance with GAAP, of any Person acquired during the specified period for any period prior to the date of such acquisition shall be excluded;

(4) the cumulative effect of a change in accounting principles shall be excluded; and

(5) notwithstanding clause (1) above, the net income or loss, determined in accordance with GAAP, of any Unrestricted Subsidiary shall be excluded, whether or not distributed to the specified Person or one of its Subsidiaries.

“Consolidated Net Leverage Ratio” means, as of any date of determination, the ratio of:

(1) (x) the aggregate outstanding amount of Indebtedness of the Borrower and its Restricted Subsidiaries minus (y) the aggregate amount of cash and Cash Equivalents (not to exceed $50,000,000 and excluding restricted cash) of the Borrower and its Restricted Subsidiaries, in each case as of the end of the most recently ended fiscal quarter for which financial statements prepared on a consolidated basis in accordance with GAAP have been filed with the Commission (or, in the event that the Borrower shall no longer be subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act, are available), to

(2) the Consolidated Adjusted EBITDA of the Borrower for the most recent four full fiscal quarters for which financial statements prepared on a consolidated basis in accordance with GAAP have been filed with the Commission (or, in the event that the Borrower shall no longer be subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act, are available).

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by agreement or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Contact” has the meaning specified in Section 9.04(b)(ii)(D).

“Default” means any event or condition which constitutes an Event of Default or which, upon notice, lapse of time or both, would, unless cured or waived, become an Event of Default under Article 7.

“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to any Lender Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified any Borrower or any Lender Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a Loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Lender Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Lender Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of (i) a Bankruptcy Event or (ii) a Bail-In Action.

“Deposit Account Control Agreement” means any tri-party agreements by and among a Loan Party, the Collateral Agent, and a depository bank or securities intermediary at which such Loan Party maintains any deposit accounts, disbursement accounts, investment accounts, securities accounts, or lockbox accounts, in each case providing for “control” (within the meaning of the UCC) of such accounts by the Collateral Agent.

“Designated Non-Cash Consideration” means the Fair Market Value of noncash consideration received by the Borrower or one of its Restricted Subsidiaries in connection with an Asset Disposition that is so designated as Designated Noncash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of such Designated Noncash Consideration.

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 123 days after the Latest Maturity Date; provided, however, that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such dates shall be deemed to be Disqualified Stock. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Borrower to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that the Borrower may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 6.08. The term “Disqualified Stock” shall also include any options, warrants or other rights that are convertible into Disqualified Stock or that are redeemable at the option of the holder, or required to be redeemed, prior to the date that is 123 days after the Latest Maturity Date.

“dollars” or “$” refers to lawful money of the United States.

“Domestic Restricted Subsidiary” means any Restricted Subsidiary of the Borrower other than a Restricted Subsidiary that is (1) a “controlled foreign corporation” under Section 957 of the Internal Revenue Code, (2) a FSHCO (a) whose primary operating assets are located outside the United States and (b) that is not subject to tax under Section 882(a) of the Internal Revenue Code because of a trade or business within the United States or (23) a Subsidiary of an entity described in the preceding clauses (1) and (2).

“Domestic Subsidiary” means any Subsidiary of the Borrower organized under the laws of the United States, any State thereof or the District of Columbia.

“EEA Financial Institution” means (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Earn-out Obligation” means any contingent consideration based on future operating performance of the acquired entity or assets or other purchase price adjustment or indemnification obligation, payable following the consummation of an acquisition based on criteria set forth in the documentation governing or relating to such acquisition.

“Effective Date” has the meaning assigned to such term in Section 4.01.

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Electronic System” means any electronic system, including e-mail, e-fax, Intralinks®, ClearPar®, Debt Domain, Syndtrak and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent and the Issuing Bank and any of its respective Related Parties or any other Person, providing for access to data protected by passcodes or other security system.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, having the force or effect of law and relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of, or exposure to, any pollutant, toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material or to occupational health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any ORBCOMM Company directly or indirectly resulting from or based upon (a) actual or alleged violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Issuance” means any public or private placement of Capital Stock (other than Disqualified Stock) of the Borrower to any Person (other than (i) to any Subsidiary thereof and (ii) issuances of equity securities pursuant to a registration statement on Form S-8 or otherwise relating to equity securities issuable under any employee benefit plan of the Borrower).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) the failure of any Plan to satisfy the minimum funding standards of Section 412 of the Code or Section 302 of ERISA, whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) a determination that any Plan is or is reasonably expected to be in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA); (g) the cessation of operations at a facility of the Borrower or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (h) conditions contained in Section 303(k)(1)(A) of ERISA for imposition of a lien shall have been met with respect to any Plan; (i) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; (j) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; or (k) the occurrence of a non-exempt “prohibited transaction” with respect to which the Borrower or any of the Subsidiaries is a “disqualified person” (within the meaning of Section 4975 of the Code) or a “party in interest” (within the meaning of Section 406 of ERISA) or with respect to which the Borrower or any such Subsidiary could otherwise be liable.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Events of Default” has the meaning assigned to such term in Article 7.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules of the SEC thereunder.

“Excluded Hedging Obligations” means, with respect to any Guarantor, any Hedging Obligations if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Hedging Obligations (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an

“eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such Hedging Obligations. If Hedging Obligations arise under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Hedging Obligations that are attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Property” has the meaning given to such term in the Security Agreement.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.19) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.17, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.17(g) and (d) any withholding Taxes imposed under FATCA.

“Facilities” means the credit facilities provided to the Loan Parties under the Loan Documents.

“Facility Guarantee” means a Guarantee of the Secured Obligations pursuant to Article 10 of this Agreement or a Facility Guarantee Supplement as required by Section 5.14.

“Facility Guarantee Supplement” means the Facility Guarantee Supplement substantially in the form of Exhibit B hereto.

“Fair Market Value” means the price that would be paid in an arm’s-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined in good faith by a responsible officer of the Borrower, whose determination, unless otherwise specified below, shall be conclusive if evidenced by an Officer’s Certificate. Notwithstanding the foregoing, the responsible officer’s determination of Fair Market Value must, in the determination of the Borrower, be evidenced by an Officer’s Certificate or a board resolution delivered to the Administrative Agent, if the Fair Market Value exceeds $20.0 million.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code, and any legislation, regulation or guidance giving effect to such intergovernmental agreements.

“FCC” means the Federal Communications Commission or any successor Governmental Authority exercising similar functions.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions (as determined in such manner as the NYFRB shall set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate; provided that, if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Fee Letter” means the Fee Letter, dated November 8, 2017, from JPMorgan Chase Bank, N.A., and accepted and agreed to by the Borrower.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.

“First Priority Obligations” means (i) all Secured Obligations, (ii) the ORBCOMM Notes and the Guarantees in respect thereof and (iii) any and all amounts payable under or in respect of any Future First Lien Indebtedness.

“Fiscal Quarter” means a fiscal quarter of the Borrower.

“Fiscal Year” means a fiscal year of the Borrower.

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations; plus

(2) the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries (other than a pledge of Equity Interests of an Unrestricted Subsidiary to secure Non-Recourse Debt of such Unrestricted Subsidiary), whether or not such Guarantee or Lien is called upon; plus

(4) the product of (a) all dividends, whether paid or accrued (but, in the case of accrued, only in the case of (x) Preferred Stock of any Restricted Subsidiary of such Person that is not a Guarantor or (y) Disqualified Stock of such Person or of any of its Restricted Subsidiaries) and whether or not in cash, on any series of Disqualified Stock of such Person or on any series of Preferred Stock of such Person’s Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests (other than Disqualified Stock) of such Person or to such Person or to a Restricted Subsidiary of such Person, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

“Foreign Lender” means a Lender that is not a U.S. Person.

“FSHCO” means any direct or indirect Domestic Subsidiary of the Borrower that has no material assets other than Equity Interests or Indebtedness in one or more direct or indirect Subsidiaries that are “controlled foreign corporations” under Section 957 of the Code.

“Future First Lien Indebtedness” means any Indebtedness of the Borrower and/or the Guarantors that is secured by a lien on the Collateral ranking equally and ratably with the Secured Obligations as permitted by this Agreement; provided that (i) the trustee, agent or other authorized representative for the holders of such Indebtedness (other than in the case of Additional Notes) shall execute a joinder to the Intercreditor Agreement and (ii) the Borrower shall designate such Indebtedness as Future First Lien Indebtedness under the Intercreditor Agreement.

“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time.

“Governmental Authority” means the government of the United States, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body (including the FCC and any court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government).

“Governmental Authorization” means any authorization, approval, consent, franchise, license, covenant, order, ruling, permit, certification, exemption, notice, declaration or similar right, undertaking or other action of, to or by, or any filing, qualification or registration with any Governmental Authority.

“Granting Lender” has the meaning specified in Section 9.04(e).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantors” means each Person listed on the signature pages hereof under the caption “Guarantors” and each Subsidiary that shall, at any time after the Effective Date, become a Guarantor pursuant to Section 5.14, until such time as released from their obligations under the Facility Guarantee.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law because of their harmful, dangerous or deleterious properties or characteristics.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1) interest rate swap agreements, interest rate cap agreements, interest rate collar agreements and other agreements or arrangements with respect to interest rates;

(2) commodity swap agreements, commodity option agreements, forward contracts and other agreements or arrangements with respect to commodity prices; and

(3) foreign exchange contracts, currency swap agreements and other agreements or arrangements with respect to foreign currency exchange rates.

For the avoidance of doubt, “Hedging Obligations” shall include any and all transactions of any kind and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement.

“Immaterial Subsidiary” means any Subsidiary of the Borrower that (1) has total assets of not more than $1.0 million and (2) has total revenues, for the four quarters ending with the most recently ended fiscal quarter for which financial statements prepared on a consolidated basis in accordance with GAAP have been filed with the Commission (or, in the event that the Borrower shall no longer be subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act, are available), of not more than 2.0% of the combined revenues of the Borrower and its Restricted Subsidiaries for such period, and that, in each case, is designated by the Borrower as an “Immaterial Subsidiary”; provided that (1) the total assets of all Subsidiaries that are so designated, as reflected on the Borrower’s most recent consolidating balance sheet prepared in accordance with GAAP, may not in the aggregate at any time exceed $10.0 million and (2) the total revenue of all Subsidiaries that are so designated, for the four quarters ending with the most recently ended fiscal quarter for which financial statements prepared on a consolidated basis in accordance with GAAP have been filed with the Commission (or, in the event that the Borrower shall no longer be subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act, are available), may not in the aggregate exceed 5.0% of the combined revenues of the Borrower and its Restricted Subsidiaries for such period.

“Impacted Interest Period” has the meaning specified in the definition of “LIBO Rate”.

“Incremental Facility” has the meaning specified in Section 2.01(b)(i).

“Incremental Facility Amendment” has the meaning specified in Section 2.01(b)(iii).

“Incremental Facility Closing Date” has the meaning specified in Section 2.01(b)(iii).

“Incremental Loans” has the meaning specified in Section 2.01(b)(i).

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

(1) in respect of borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3) in respect of bankers’ acceptances;

(4) in respect of Capital Lease Obligations and Attributable Debt;

(5) in respect of the balance deferred and unpaid of the purchase price of the assets or Capital Stock of any Person; provided that Indebtedness shall not include any Earn-out Obligation or obligation in respect of purchase price adjustment, except to the extent that the contingent consideration relating thereto is not paid within 45 Business Days after the contingency relating thereto is resolved;

(6) representing Hedging Obligations;

(7) representing Disqualified Stock valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued dividends; or

(8) in the case of a Subsidiary of such Person, representing Preferred Stock valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued dividends,

if and to the extent any of the preceding items (other than letters of credit and other than Indebtedness incurred pursuant to clauses (4), (5), (6), (7) or (8)) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes (x) all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) other than a pledge of Equity Interests of an Unrestricted Subsidiary to secure Non-Recourse Debt of such Unrestricted Subsidiary, provided that the amount of such Indebtedness shall be the lesser of (A) the Fair Market Value of such asset at such date of determination and (B) the amount of such Indebtedness, and (y) to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person, provided, further, that any obligation of the Borrower or any Restricted Subsidiary in respect of minimum guaranteed commissions, or other similar payments, to clients, minimum returns to clients or stop loss limits in favor of clients or indemnification obligations to clients, in each case pursuant to contracts to provide services to clients entered into in the ordinary course of business, shall be deemed not to constitute Indebtedness. For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Stock or Preferred Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock or Preferred Stock, as applicable, as if such Disqualified Stock or Preferred Stock were repurchased on any date on which Indebtedness shall be required to be determined pursuant to this Agreement. For the avoidance of doubt, the term “Indebtedness” shall not include undrawn letters of credit or the following items to the extent incurred in the ordinary course of business: accounts payable, accruals, employee obligations, accruals of employee fringe benefits or separation benefits, accruals for commissions or revenue sharing expense, warranty obligations, accrued taxes, deferred income tax liabilities, customer deposits, deferred rent expense, deferred revenues and amounts due, if any, under the non-interest bearing promissory note dated January 2002 of OE, as borrower, in favor of OHB, in the principal amount of €1,138,410 payable solely from Distributable Profits (as defined in such promissory note).

The amount of any Indebtedness outstanding as of any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation, and shall be:

(1) the accreted value thereof, in the case of any Indebtedness issued with original issue discount; and

(2) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” has the meaning specified in Section 9.03(b).

“Information” has the meaning specified in Section 9.12(a).

“Intercreditor Agreement” means the Intercreditor Agreement substantially in the form of Exhibit D among the Collateral Agent, the collateral agent under the ORBCOMM Notes and/or other Future First Lien Indebtedness and the Borrower, with such modifications thereto as the Administrative Agent may reasonably agree and as the same may be amended, restated, amended and restated, supplemented, replaced, substituted, or otherwise modified form time to time.

“Interest Coverage Ratio” means, on any date of determination, the ratio of (a) Consolidated Adjusted EBITDA to (b) Consolidated Cash Interest Expense for the period of four consecutive Fiscal Quarters ended on such day (or, in the case of any calculation to be made on pro forma basis, if such day is not the last day of a Fiscal Quarter, ended on the last day of the Fiscal Quarter most recently ended for which financial statements have been delivered or were required to be delivered pursuant to Section 5.01(a) or (b) before such day).

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.07.

“Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan), the last day of each March, June, September and December and the Revolving Maturity Date and (b) with respect to any Eurodollar Loan (other than a Swingline Loan), the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and the Revolving Maturity Date, and (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid and the Revolving Maturity Date.

“Interest Period” means, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months (or, with the consent of each Lender participating therein, twelve months) thereafter, as the Borrower may elect; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interpolated Rate” means, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBO Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBO Screen Rate for the longest period (for which the LIBO Screen Rate is available) that is shorter than the Impacted Interest Period; and (b) the LIBO Screen Rate for the shortest period (for which the LIBO Screen Rate is available) that exceeds the Impacted Interest Period, in each case, as of approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, provided that, if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Investment” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the form of loans or other extensions of credit (including Guarantees), advances, capital contributions (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

If the Borrower or any of its Restricted Subsidiaries sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Borrower such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Borrower, the Borrower shall be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Investment in such Subsidiary not sold or disposed of. The acquisition by the Borrower or any of its Restricted Subsidiaries of a Person that holds an Investment in a third Person shall be deemed to be an Investment by the Borrower or such Restricted Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investment held by the acquired Person in such third Person.

“IRS” means the United States Internal Revenue Service.

“Issuing Bank” means, as the context may require, JPMorgan Chase Bank, N.A., or, at any time and from time to time, up to three other Revolving Lenders that are designated in writing by the Borrower, are reasonably acceptable to the Administrative Agent, and that agree to issue one or more Letters of Credit hereunder and to report in writing to the Administrative Agent all activity with respect to such Letters of Credit in a manner reasonably satisfactory to the Administrative Agent, in each case in its capacity as an issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.05(i). Any Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Junior Indebtedness” means other Indebtedness of the Borrower and/or the Guarantors that is unsecured or that constitutes Junior Priority Indebtedness.

“Junior Priority Indebtedness” means other Indebtedness of the Borrower and/or the Guarantors that is secured by Liens on the Collateral ranking junior in priority to the Liens securing the Secured Obligations as permitted by this Agreement and is designated by the Borrower as Junior Priority Indebtedness.

“Knowledge” means the actual knowledge of a Responsible Officer.

“Latest Maturity Date” means, at any date of determination, the latest Revolving Maturity Date, in each case, as extended for any Lender in accordance with this Agreement from time to time.

“Launch Services Agreement” means, with respect to any Satellite, the agreement between the Satellite Purchaser and the applicable Launch Services Provider relating to the launch of such Satellite.

“Launch Services Provider” means, with respect to any Satellite, the provider of launch services for such Satellite pursuant to the terms of the Launch Services Agreement related thereto.

“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Reimbursement Obligations at such time. The LC Exposure of any Revolving Lender at any time shall be its Revolving Percentage of the total LC Exposure at such time.

“LC Reimbursement Obligations” means, at any time, all obligations of the Borrower to reimburse the Issuing Bank for amounts paid by it in respect of drawings under Letters of Credit, including any portion of such obligations to which Lenders have become subrogated by making payments to the Issuing Bank pursuant to Section 2.05(e).

“Lead Arranger” means JPMorgan Chase Bank, N.A.

“Lender Parties” means the Lenders, the Issuing Banks and the Agents.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party to this Agreement pursuant to an Assignment and Assumption and the terms and provisions in Section 9.04, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption and the terms and provisions in Section 9.04. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender and Issuing Bank.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any applicable Interest Period or for any ABR Borrowing, the LIBO Screen Rate at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period; provided that, if the LIBO Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”), then the LIBO Rate shall be the Interpolated Rate, subject to Section 2.14 in the event that the Administrative Agent shall conclude that it shall not be possible to determine such Interpolated Rate (which conclusion shall be conclusive and binding absent manifest error). An ABR shall be determined as modified by the definition of Alternate Base Rate.

“LIBO Screen Rate” means, for any day and time, with respect to any Eurodollar Borrowing for any Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for dollars) for a period equal in length to such Interest Period as displayed on such day and time on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion); provided that, if the LIBO Screen Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Liquidity” means, on any date of determination, the sum of (a) the amount by which the aggregate Revolving Commitments of all Lenders exceeds the aggregate Revolving Credit Exposure of all Lenders at any time plus (b) all cash and Cash Equivalents (in each case, free and clear of all Liens, other than Liens securing the Obligations and Liens described in clause (15) of the definition of Permitted Liens) held by the Borrower or its Subsidiaries.

“Loan Documents” means this Agreement, the Security Documents, and the Fee Letter.

“Loan Parties” means the Borrower and the Guarantors.

“Loans” means the revolving loans made by the Lenders to the Borrower pursuant to this Agreement, including Swingline Loans.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, properties or liabilities or financial condition of the ORBCOMM Companies taken as a whole, (b) the ability of the Loan Parties taken as a whole to perform their payment obligations under any Loan Document or (c) the rights of or remedies available to any Lender Party under any Loan Document.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit) of any one or more of the ORBCOMM Companies in an aggregate principal amount exceeding $16,500,000. For purposes of determining Material Indebtedness, (i) the “principal amount” of the Hedging Obligations of any ORBCOMM Company at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such ORBCOMM Company would be required to pay if any agreement with respect to such Hedging Obligations were terminated at such time and (ii) Material Indebtedness shall not include the Indebtedness under any Non-Recourse Debt.

“Maximum Rate” has the meaning specified in Section 9.17.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Proceeds” means the aggregate cash proceeds, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not the interest component, thereof) received by the Borrower or any of its Restricted Subsidiaries in respect of any Asset Disposition (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Disposition), net of (1) the direct costs relating to such Asset Disposition and the sale or other disposition of any such non-cash consideration, including, without limitation, legal, accounting, investment banking and brokerage fees, and sales commissions, and any relocation expenses incurred as a result thereof, (2) taxes paid or payable as a result thereof, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, (3) amounts required to be applied to the repayment of Indebtedness or other liabilities secured by a Lien on the asset or assets that were the subject of such Asset Disposition or required to be paid as a result of such sale (solely if such asset or assets are not Collateral), (4) any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP, (5) in the case of any Asset Disposition by a Restricted Subsidiary of the Borrower, payments to holders of Equity Interests in such Restricted Subsidiary in such capacity (other than such Equity Interests held by the Borrower or any Restricted Subsidiary thereof) to the extent that such payment is required to permit the distribution of such proceeds in respect of the Equity Interests in such Restricted Subsidiary held by the Borrower or any Restricted Subsidiary thereof and (6) appropriate amounts to be provided by the Borrower or its Restricted Subsidiaries as a reserve against liabilities associated with such Asset Disposition, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Disposition, all as determined in accordance with GAAP; provided that (a) excess amounts set aside for payment of taxes pursuant to clause (2) above remaining after such taxes have been paid in full or the statute of limitations therefor has expired and (b) amounts initially held in reserve pursuant to clause (6) no longer so held, shall, in the case of each of subclause (a) and (b), at that time become Net Proceeds.

“Non-Consenting Lender” has the meaning assigned to such term in Section 9.02(c).

“Non-Extending Revolving Lenders” has the meaning specified in Section 2.08(d)(ii).

“Non-Guarantor Debt Cap” has the meaning set forth in Section 6.01.

“Non-Recourse Debt” means Indebtedness:

(1) as to which neither the Borrower nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) other than a pledge of the Equity Interests of the Unrestricted Subsidiary that is the obligor thereunder, (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

(2) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the ORBCOMM Notes) of the Borrower or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and

(3) as to which either (a) the explicit terms provide that there is no recourse against any of the assets of the Borrower or any Restricted Subsidiary thereof or (b) the lenders have been notified in writing that they shall not have any recourse to the stock or assets of the Borrower or any of its Restricted Subsidiaries, in each case other than recourse against the Equity Interests of the Unrestricted Subsidiary that is the obligor thereunder.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate’ means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received to the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“OE” means ORBCOMM Europe LLC.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“OHB” means OHB Teledata, A.G.

“ORBCOMM Companies” means the Borrower and the Subsidiaries.

“ORBCOMM Indenture” means the Indenture dated as of April 10, 2017 under which the ORBCOMM Notes were issued.

“ORBCOMM Notes” means (a) the 8.0% Senior Secured Notes due 2024 issued by the Borrower and (b) any Additional Notes.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.19).

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Eurodollar borrowings by U.S.-managed banking offices of depository institutions (as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate (from and after such date as the NYFRB shall commence to publish such composite rate).

“Paid in Full” or “Payment in Full” means, (i) the indefeasible payment in full in cash of all outstanding Loans and LC Disbursements, together with accrued and unpaid interest thereon, (ii) the termination, expiration, or cancellation and return of all outstanding Letters of Credit (or alternatively, with respect to each such Letter of Credit, the furnishing to the Administrative Agent of a cash deposit, or at the discretion of the Administrative Agent a backup standby letter of credit satisfactory to the Administrative Agent and the Issuing Bank, in an amount equal to 103% of the LC Exposure as of the date of such payment), (iii) the indefeasible payment in full in cash of the accrued and unpaid fees, (iv) the indefeasible payment in full in cash of all reimbursable expenses and other Secured Obligations (other than Unliquidated Obligations for which no claim has been made and other obligations expressly stated to survive such payment and termination of this Agreement), together with accrued and unpaid interest thereon, (v) the termination of all Commitments, and (vi) except to the extent cash collateralized in a manner and to an extent agreed by the Borrower and the Administrative Agent, the termination of the Secured Swap Agreement Obligations and the Banking Services Obligations.

“Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Participant” has the meaning set forth in Section 9.04(c).

“Participant Register” has the meaning assigned to such term in Section 9.04(c).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Business” means any business conducted by the ORBCOMM Companies as of the Effective Date and other businesses reasonably related thereto, including any reasonable extension or expansion thereof.

“Permitted Investments” means:

(1) any Investment in the Borrower or in a Restricted Subsidiary of the Borrower;

(2) any Investment in cash or Cash Equivalents;

(3) any Investment by the Borrower or any Restricted Subsidiary of the Borrower in a Person, if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary of the Borrower; or

(b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Borrower or a Restricted Subsidiary of the Borrower;

(4) any Investment made as a result of the receipt of non-cash consideration from an Asset Disposition that was made pursuant to and in compliance with Section 6.05;

(5) Hedging Obligations that are permitted to be incurred pursuant to Section 6.07;

(6) any Investment acquired by the Borrower or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by the Borrower or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (b) as a result of a foreclosure by the Borrower or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(7) advances or extensions of credit to customers or suppliers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable, notes receivable, prepaid expenses or deposits on the balance sheet of the Borrower or its Restricted Subsidiaries and endorsements for collection or deposit arising in the ordinary course of business;

(8) Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of intellectual property or consisting of research and development with respect to products and services that may be used or useful, in each case in the ordinary course of business;

(9) advances to employees not in excess of $1.0 million outstanding at any one time in the aggregate;

(10) commission, payroll, travel and similar advances to officers and employees of the Borrower or any of its Restricted Subsidiaries that are expected at the time of such advance ultimately to be recorded in the future as an expense in conformity with GAAP;

(11) Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(12) other Investments in any Person other than any Unrestricted Subsidiary of the Borrower (provided that any such Person is either (i) not an Affiliate of the Borrower or (ii) is an Affiliate of the Borrower (A) solely because the Borrower, directly or indirectly, owns Equity Interests in, or controls, such Person or (B) engaged in bona fide business operations and is an Affiliate solely because it is under common control with the Borrower) having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (12) and clause (13) below in such fiscal year and then outstanding, not to exceed in any fiscal year the greater of (x) 2.0% of Total Assets and (y) $7.0 million; provided, however, that if an Investment pursuant to this clause (12) is made in any Person that is not a Restricted Subsidiary of the Borrower at the date of the making of the Investment and such Person becomes a Restricted Subsidiary of the Borrower after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above, and shall cease to have been made pursuant to this clause (12);

(13) Investments in Unrestricted Subsidiaries having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (13) and clause (12) above in such fiscal year, not to exceed in any fiscal year the greater of (x) 2.0% of Total Assets and (y) $7.0 million (but, to the extent that any Investment made pursuant to this clause (13) is sold or otherwise liquidated for cash or designated as a Restricted Subsidiary, minus the lesser of (a) the cash return of capital with respect to such Investment (less the cost of disposition, if any) or the Fair Market Value of such Unrestricted Subsidiary at the time of redesignation, as applicable, and (b) the initial amount of such Investment);

(14) repurchases of, or other Investments in, the ORBCOMM Notes, in each case, to the extent permitted hereunder;

(15) Investments existing, or made pursuant to commitments in effect, on the Effective Date and set forth on Schedule 6.04;

(16) other Investments in any Person solely to the extent that the Borrower’s Consolidated Leverage Ratio on a pro forma basis for the four fiscal quarters ending with the most recently ended fiscal quarter for which financial statements prepared on a consolidated basis in accordance with GAAP have been filed with the Commission (or, in the event that the Borrower shall no longer be subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act, are available) immediately preceding the date on which such Investment is made and after giving effect thereto and the incurrence of any Indebtedness incurred to finance such Investment is less than 2.50 to 1.00; and

(17) reclassification of any Investment initially made in (or reclassified as) one form into another (such as from equity to loan or vice versa); provided, in each case, that the amount of such Investment is not increased thereby.

“Permitted Liens” means:

(1) Liens securing obligations in an amount when created or incurred, together with the amount of all other obligations secured by a Lien under this clause (1) at that time outstanding (and any Permitted Refinancing Indebtedness incurred in respect thereof), not to exceed the sum of (i) the amount of Indebtedness incurred and outstanding at such time under Section 6.01(b)(1), (4) and (16) plus (ii) the amount of Indebtedness available for incurrence at such time under Section 6.01(b)(1), (4) and (16); provided that (A) in the case of Liens securing any Indebtedness constituting First Priority Obligations, the holders of such Indebtedness, or their duly appointed agent, shall become party to the Intercreditor Agreement and (B) in the case of Liens securing any Junior Priority Indebtedness, the holders of such Junior Priority Indebtedness, or their duly appointed agent, shall become a party to an intercreditor agreement with the Collateral Agent on terms that are customary for such financings as determined by the Collateral Agent in good faith reflecting the subordination of such Liens to the liens securing the Secured Obligations;

(2) Liens in favor of the Borrower or any Guarantor;

(3) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Borrower or any Restricted Subsidiary thereof; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Borrower or the Restricted Subsidiary;

(4) Liens on property existing at the time of acquisition thereof by the Borrower or any Restricted Subsidiary thereof; provided that such Liens were in existence prior to the contemplation of such acquisition and do not extend to any property other than the property so acquired by the Borrower or the Restricted Subsidiary;

(5) Liens securing the ORBCOMM Notes and the related Guarantees in respect thereof;

(6) Liens on any property or asset of any ORBCOMM Company existing on the Effective Date and set forth in Schedule 6.02; provided that (i) such Lien shall not apply to any other property or asset of any ORBCOMM Company and (ii) such Lien shall secure only those obligations which it secures on the Effective Date, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof (plus the amount of any capitalized interest thereon and any premiums and fees and expenses);

(7) Liens securing Permitted Refinancing Indebtedness; provided that such Liens do not extend to any property or assets other than the property or assets that secure the Indebtedness being refinanced;

(8) pledges of Equity Interests of an Unrestricted Subsidiary securing Non-Recourse Debt of such Unrestricted Subsidiary;

(9) Liens on cash or Cash Equivalents securing Hedging Obligations of the Borrower or any of its Restricted Subsidiaries (a) that are permitted to be incurred pursuant to Section 6.07, or (b) securing letters of credit that support such Hedging Obligations;

(10) Liens incurred or deposits made in the ordinary course of business in connection with worker’s compensation, unemployment insurance or other social security obligations;

(11) Liens, deposits or pledges to secure the performance of bids, tenders, contracts (other than contracts for the payment of Indebtedness), leases, or other similar obligations arising in the ordinary course of business;

(12) survey exceptions, encumbrances, easements or reservations of, or rights of others for, rights of way, zoning or other restrictions as to the use of properties, and defects in title which, in the case of any of the foregoing, were not incurred or created to secure the payment of Indebtedness, and which in the aggregate do not materially adversely affect the value of such properties or materially impair the use for the purposes of which such properties are held by the Borrower or any of its Restricted Subsidiaries;

(13) judgment and attachment Liens not giving rise to an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(14) Liens, deposits or pledges to secure public or statutory obligations, surety, stay, appeal, indemnity, performance or other similar bonds or obligations; and Liens, deposits or pledges in lieu of such bonds or obligations, or to secure such bonds or obligations, or to secure letters of credit in lieu of or supporting the payment of such bonds or obligations (including Liens to secure letters of credit issued to assure payment of reimbursement obligations);

(15) Liens in favor of collecting or payor banks having a right of setoff, revocation, refund or chargeback with respect to money or instruments of the Borrower or any Subsidiary thereof on deposit with or in possession of such bank;

(16) any interest or title of a lessor, licensor or sublicensor in the property subject to any lease, license or sublicense (other than any property that is the subject of a Sale and Leaseback Transaction);

(17) Liens for taxes, assessments and governmental charges not yet delinquent or being contested in good faith and for which adequate reserves have been established to the extent required by GAAP;

(18) Liens arising from precautionary UCC financing statements regarding operating leases or consignments;

(19) Liens in favor of customers on Satellites or portions thereof (including insurance proceeds relating thereto) or the satellite construction or acquisition agreement being relating thereto in the event such Satellites or portions thereof are being constructed or acquired at the request of one or more customers to secure repayment of deposits and related amounts;

(20) Liens existing with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by the Borrower or any Restricted Subsidiary securing credit card and vendor credit programs in the ordinary course of business not to exceed $0.5 million;

(21) Liens securing obligations that do not exceed $2.5 million at any one time outstanding; and

(22) Liens securing obligations in respect of any Indebtedness permitted to be incurred pursuant to Section 6.01(a); provided that (i) at the time of incurrence and after giving pro forma effect to such incurrence (including giving pro forma effect to the application of proceeds thereof and any related change to cash and Cash Equivalents), the Borrower will be in compliance with Sections 6.12 and 6.13 and (ii) in the case of Liens securing any Junior Priority Indebtedness, the holders of such Junior Priority Indebtedness, or their duly appointed agent, shall become a party to an intercreditor agreement with the Collateral Agent on terms reasonably acceptable to the Collateral Agent.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Borrower or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Borrower or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1) the amount of such Permitted Refinancing Indebtedness does not exceed the amount of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued and unpaid interest thereon and the amount of any reasonably determined premium necessary to accomplish such refinancing and such reasonable expenses incurred in connection therewith);

(2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Secured Obligations, such Permitted Refinancing Indebtedness has a final maturity date later than the Latest Maturity Date and is subordinated in right of payment to the Secured Obligations on terms at least as favorable, taken as a whole, to the Lenders as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(4) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is pari passu in right of payment with the Secured Obligations, such Permitted Refinancing Indebtedness is pari passu with, or subordinated in right of payment to, the Secured Obligations;

(5) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is unsecured, such Permitted Refinancing Indebtedness is unsecured; and

(6) such Indebtedness is incurred either (a) by the Borrower or any Guarantor or (b) by the Restricted Subsidiary that is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is an “employer” as defined in Section 3(5) of ERISA.

“Platform” means Debt Domain, Intralinks®, Syndtrak or a substantially similar electronic transmission system.

“Preferred Stock” means, with respect to any Person, any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions upon liquidation.

“primary obligor” has the meaning specified in the definition of “Guarantee”.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Proposed Change” has the meaning set forth in Section 9.02(c).

“Public-Sider” means a Lender whose representatives may trade in securities of the Borrower or its controlling person or any of its Subsidiaries while in possession of the financial statements provided by the Borrower under the terms of this Agreement.

“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) any Issuing Bank, as applicable.

“Register” has the meaning set forth in Section 9.04(b)(iv).

“Regulatory Authorization” means any Governmental Authorization of the FCC.

“Reinvestment Funds” means any Net Proceeds of an asset disposition of, or casualty event with respect to, non-current assets that are not otherwise required to be applied to prepay Loans pursuant to Section 2.11(b) or (c).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents, trustees and advisors of such Person and such Person’s Affiliates.

“Replacement Assets” means (1) non-current assets (including any such assets acquired by capital expenditures) that shall be used or useful in a Permitted Business or (2) substantially all the assets of a Permitted Business or the Voting Stock of any Person engaged in a Permitted Business that is or shall become on the date of acquisition thereof a Restricted Subsidiary of the Borrower.

“Repurchase Right” means, with respect to any Indebtedness, the right to require the prepayment, repurchase, redemption or defeasance of such Indebtedness (including any obligation to prepay, repurchase, redeem or defease such Indebtedness).

“Required Lenders” means, at any time, Lenders (other than Defaulting Lenders) having Revolving Credit Exposures and unused Commitments representing more than 50% of the sum of the total Revolving Credit Exposures and unused Commitments at such time (excluding any Revolving Credit Exposures and unused Commitments of Defaulting Lenders), provided that, for purposes of declaring the Loans to be due and payable pursuant to Article 7, and for all purposes after the Loans become due and payable pursuant to Article 7 or the Commitments expire or terminate, then, as to each Lender, clause (a) of the definition of Swingline Exposure shall only be applicable for purposes of determining its Revolving Credit Exposure to the extent such Lender shall have funded its participation in the outstanding Swingline Loans.

“Requirement of Law” means, with respect to any Person, (a) the charter, articles or certificate of organization or incorporation and bylaws or other organizational or governing documents of such Person and (b) any statute, law, treaty, rule, regulation, order, decree, writ, injunction or determination of any arbitrator or court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” means the chief executive officer, president, chief financial officer or any vice president of the Borrower or any other Financial Officer.

“Restricted Investment” means any Investment other than a Permitted Investment.

“Restricted Payment” means (1) any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in any ORBCOMM Company, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in any ORBCOMM Company, or any other payment (including, without limitation, any payment in respect of Hedging Obligations) that has a substantially similar effect to any of the foregoing or (2) any payment on or with respect to, or purchase, redemption, defeasance or acquisition or retirement for value on any Subordinated Indebtedness, except (a) a payment of interest or principal at the stated maturity thereof or (b) the purchase, repurchase or other acquisition of any such Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such purchase, repurchase or other acquisition.

“Restricted Subsidiary” means any Subsidiary that is not an Unrestricted Subsidiary.

“Revolver Extension Effective Date” has the meaning specified in Section 2.08(d)(ii).

“Revolving Availability Period” means the period from and including the Effective Date to but excluding the Revolving Maturity Date.

“Revolving Commitment” means, with respect to each Revolving Lender, the commitment of such Revolving Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. As of the Effective Date, the initial amount of each Revolving Lender’s Revolving Commitment is set forth on Schedule 2.01 under the caption “Revolving Commitment” or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Revolving Commitment.

“Revolving Credit Exposure” means, with respect to any Revolving Lender at any time, the sum of the outstanding principal amount of such Revolving Lender’s Revolving Loans and its LC Exposure and Swingline Exposure at such time.

“Revolving Lender” means a Lender with a Revolving Commitment or, if the Revolving Commitments have terminated or expired, a Lender with a Revolving Credit Exposure.

“Revolving Loan” means a Loan made by a Revolving Lender pursuant to a Revolving Commitment.

“Revolving Maturity Date” means December 18, 2022 (if the same is a Business Day, or if not, then the immediately next succeeding Business Day), or any earlier date on which the Revolving Commitments are reduced to zero or otherwise terminated pursuant to the terms hereof.

“Revolving Percentage” means, with respect to any Revolving Lender, the percentage of the total Revolving Commitments represented by such Lender’s Revolving Commitments. If the Revolving Commitments have terminated or expired, the Revolving Percentages shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments that occur after such termination or expiration.

“S&P” means Standard & Poor’s Ratings Group, Inc.

“Sale and Leaseback Transaction” means, with respect to any Person, any transaction involving any of the assets or properties of such Person whether now owned or hereafter acquired, whereby such Person sells or otherwise transfers such assets or properties and then or thereafter leases such assets or properties or any part thereof or any other assets or properties which such Person intends to use for substantially the same purpose or purposes as the assets or properties sold or transferred.

“Sanctioned Country” means, at any time, a country, regions, or territory which is itself the subject or target of any comprehensive Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea, Sudan and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State or by the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom, or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country, or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State of (b) the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom, or other relevant sanctions authority.

“Satcom” means Satcom International Group Plc.

“Satellite” means any satellite owned by, leased to or for which a contract to purchase has been entered into by, the Borrower or any of its Restricted Subsidiaries, whether such satellite is in the process of manufacture, has been delivered for launch or is in orbit (whether or not in operational service).

“Satellite Manufacturer” means, with respect to any Satellite, the prime contractor and manufacturer of such Satellite.

“Satellite Purchase Agreement” means, with respect to any Satellite, the agreement between the applicable Satellite Purchaser and either (i) the applicable Satellite Manufacturer relating to the manufacture, testing and delivery of such Satellite or (ii) the applicable seller relating to the purchase and sale of such Satellite.

“Satellite Purchaser” means the Borrower or any of its Restricted Subsidiaries that is a party to a Satellite Purchase Agreement or Launch Services Agreement, as the case may be.

“SEC” means the Securities and Exchange Commission or any Governmental Authority succeeding to any of its principal functions.

“Secured Obligations” means (i) all principal of all Loans and LC Reimbursement Obligations, all interest (including post-petition interest pursuant to any Bankruptcy Event) on such Loans and LC Reimbursement Obligations, and all other amounts now or hereafter payable by the Borrower to the Lenders pursuant to the Loan Documents, (ii) all Banking Services Obligations, and (iii) all Secured Swap Agreement Obligations; provided that Secured Obligations above shall not include Excluded Hedging Obligations.

“Secured Parties” means the Administrative Agent, the Collateral Agent, the Lenders, the Issuing Bank, and the Swingline Lender.

“Secured Swap Agreement Obligations” means any and all Hedging Obligations of the Loan Parties, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any Swap Agreement permitted hereunder with a Lender or an Affiliate of a Lender, and (b) any cancellations, buy backs, reversals, terminations or assignments of any Swap Agreement transaction permitted hereunder with a Lender or an Affiliate of a Lender, in each case, which shall be designated in writing by an agreement between the Borrower, the Administrative Agent and the applicable Lender as “Secured Swap Agreement Obligations” including the applicable maximum amount of such obligations that may be secured by the Collateral.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Agreement” means the Security Agreement among the Loan Parties and the Collateral Agent, substantially in the form of Exhibit C.

“Security Documents” means the Facility Guarantee, the Security Agreement, the Intercreditor Agreement, any Cash Management Agreement, and each other agreement, instrument or other document executed and delivered pursuant to Section 5.10 or 5.11 to guarantee or secure any of the Secured Obligations.

“SPV” has the meaning set forth in Section 9.04(e).

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentage shall include those imposed pursuant to such Regulation D of the Board. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D of the Board or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subordinated Indebtedness” means any Indebtedness of the Borrower or any Guarantor which is subordinated in right of payment to the Secured Obligations pursuant to a written agreement to that effect in form and substance reasonably satisfactory to the Administrative Agent.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held.

“Subsidiary” means any subsidiary of the Borrower.

“Swap Agreement” means any agreement with respect to any swap, forward, spot, future, credit default or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or its Subsidiaries shall be a Swap Agreement.

“Swingline Commitment” has the meaning set forth in Section 2.04.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Revolving Lender at any time shall be the sum of (a) its Applicable Percentage of the total Swingline Exposure at such time other than with respect to any Swingline Loans made by such Revolving Lender in its capacity as the Swingline Lender and (b) the principal amount of all Swingline Loans made by such Revolving Lender in its capacity as the Swingline Lender outstanding at such time (less the amount of participations funded by the other Lenders in such Swingline Loans).

“Swingline Lender” means JPMorgan Chase Bank, N.A., in its capacity as lender of Swingline Loans hereunder. Any consent required of the Administrative Agent or the Issuing Bank shall be deemed to be required of the Swingline Lender and any consent given by JPMorgan Chase Bank, N.A. in its capacity as Administrative Agent or Issuing Bank shall be deemed given by JPMorgan Chase Bank, N.A. in its capacity as Swingline Lender as well.

“Swingline Loan” means a Loan made pursuant to Section 2.04.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Total Assets” means the total assets of the Borrower and its Restricted Subsidiaries on a consolidated basis, as shown on the most recent balance sheet of the Borrower prepared in conformity with GAAP but excluding the value of any outstanding Investments made under clause (12) of the definition of “Permitted Investments” as of the most recently ended fiscal quarter for which financial statements prepared on a consolidated basis in accordance with GAAP have been filed with the Commission (or, in the event that the Borrower shall no longer be subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act, are available).

“Transaction” means the execution, delivery and performance by the Borrower of this Agreement and the other Loan Documents, the borrowing of Loans and other credit extensions, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

“Transaction Liens” means the Liens on Collateral granted by the Loan Parties under the Security Documents.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or in any other state, the laws of which are required to be applied in connection with the issue of perfection of security interests.

“United States” means the United States of America.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“Unliquidated Obligations” means, at any time, any Secured Obligations (or portion thereof) that are contingent in nature or unliquidated at such time, including any Secured Obligation that is: (i) an obligation to reimburse a bank for drawings not yet made under a letter of credit issued by it; (ii) any other obligation (including any guarantee) that is contingent in nature at such time; or (iii) an obligation to provide collateral to secure any of the foregoing types of obligations.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 2.17(g)(ii)(B)(3).

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.

“Voting Stock” of any Person as of any date means the Equity Interests in such Person that are ordinarily entitled to vote in the election of the board of directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(b) the then outstanding principal amount of such Indebtedness.

“wholly-owned” means, with respect to any subsidiary of any Person (the “parent”) at any date, that securities or other ownership interests representing 100% of the Equity Interests in such subsidiary (other than directors’ qualifying shares) are, as of such date, owned, controlled or held by the parent or one or more wholly-owned subsidiaries of the parent or by the parent and one or more wholly-owned subsidiaries of the parent.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means the Borrower and the Administrative Agent.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Borrowing”).

SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and whether real, personal or mixed, and (f) any reference to any Requirement of Law shall, unless otherwise specified, refer to such Requirement of Law as amended, modified or supplemented from time to time.

SECTION 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision (including any definition) hereof to eliminate the effect of any change occurring after the Effective Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Upon any such request for an amendment, the Borrower, the Required Lenders and the Administrative Agent agree to consider in good faith any such amendment in order to amend the provisions of this Agreement so as to reflect equitably such accounting changes so that the criteria for evaluating Borrower’s financial condition shall be the same after such accounting changes as if such accounting changes had not occurred.

SECTION 1.05. Pro Forma Adjustments for Acquisitions and Dispositions. To the extent the Borrower or any Subsidiary makes any acquisition permitted pursuant to Section 6.04 or disposition of assets outside the ordinary course of business permitted by Section 6.05 during the period of four fiscal quarters of the Borrower most recently ended, the Consolidated Leverage Ratio, Consolidated Net Leverage Ratio, and the Interest Coverage Ratio shall be calculated after giving pro forma effect thereto (including pro forma adjustments arising out of events which are directly attributable to the acquisition or the disposition of assets, are factually supportable and are expected to have a continuing impact, in each case as determined on a basis consistent with Article 11 of Regulation S-X of the Securities Act of 1933, as amended, as interpreted by the SEC, and as certified by a Financial Officer of the Borrower), as if such acquisition or such disposition (and any related incurrence, repayment or assumption of Indebtedness) had occurred in the first day of such four-quarter period.

ARTICLE 2

THE CREDITS

SECTION 2.01. Loans. (a) Revolving Commitments; Revolving Loans. Subject to the terms and conditions set forth herein, each Revolving Lender agrees to make Revolving Loans to the Borrower from time to time during the Revolving Availability Period applicable to such Revolving Lender’s Revolving Commitment in an aggregate principal amount that will not result in such Lender’s Revolving Credit Exposure exceeding such Revolving Lender’s Revolving Commitment. All Revolving Loans will be made by all Revolving Lenders in accordance with their Revolving Percentages until the Revolving Maturity Date.

(b) Incremental Loan Facility. (i) At any time and from time to time, subject to the terms and conditions set forth herein, the Borrower may, by notice to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders), request an increase to the Revolving Commitment (“Incremental Facility”; and the Loans made thereunder, the “Incremental Loans”), provided that at the time of each such request and upon the effectiveness of each Incremental Facility Amendment, (A) no Event of Default has occurred and is continuing or shall result therefrom, (B) the Borrower shall be in compliance on a pro forma basis with the covenants contained in Sections 6.12 and 6.13 recomputed as of the last day of the most-recently ended Fiscal Quarter for which financial statements have been delivered pursuant to Section 5.01(a) or (b), (C) the total Revolving Commitments hereunder after giving effect to such Incremental Facility shall not exceed $50,000,000, and (D) the Borrower shall have delivered a certificate of a Financial Officer to the effect set forth in clauses (A), (B) and, if applicable, (C), above, together with reasonably detailed calculations demonstrating compliance with clauses (B) and, if applicable, (C), above. Each Incremental Facility shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 (unless otherwise agreed to by the Administrative Agent).

(ii) Any Incremental Facility provided pursuant to this Section 2.01(b) shall be part of the Revolving Commitments and have the same terms and conditions as the existing Revolving Commitments hereunder, including, without limitation, the Revolving Maturity Date and Applicable Rate.

(iii) Each notice from the Borrower pursuant to this Section 2.01(b) shall set forth the requested amount of the relevant Incremental Facility. Such Incremental Facility may be provided by any existing Lender or Additional Lender; provided that no existing Lender shall be obligated to provide any Incremental Loans, unless it so agrees. Any Incremental Facility will be effected pursuant to an amendment (an “Incremental Facility Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, the Additional Lenders providing such Incremental Facility (and no other Lenders) and the Administrative Agent. Upon the effectiveness of any Incremental Facility Amendment, each Additional Lender shall become a “Lender” under this Agreement with respect to its obligations under such

Incremental Facility, and the commitments of the Additional Lenders in respect of such Incremental Facility shall become “Commitments” hereunder; and any Incremental Loans under such Incremental Facility shall, when made, constitute “Loans” under this Agreement. In addition, any Incremental Facility Amendment may, without the consent of any Lenders other than the Additional Lenders, effect such amendments to any Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section 2.01(b). The effectiveness of an Incremental Facility Amendment shall, unless otherwise agreed to by the Administrative Agent and the Additional Lenders, be subject to the satisfaction on the date thereof (an “Incremental Facility Closing Date”) of each of the conditions set forth in Section 4.02 (it being understood that all references to “the date of such Borrowing” in Section 4.02 shall be deemed to refer to the Incremental Facility Closing Date).

This Section 2.01(b) shall supersede any provisions in Section 2.18 or 9.02 to the contrary. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans.

SECTION 2.02. Loans and Borrowings. (a) Each Revolving Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required. Any Swingline Loan shall be made in accordance with the procedures set forth in Section 2.04.

(b) Subject to Section 2.14, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Swingline Loan shall be an ABR Loan. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $1,000,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $500,000; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Revolving Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e). Each Swingline Loan shall be in an amount that is an integral multiple of $100,000 and not less than $500,000. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of 20 Eurodollar Borrowings outstanding (or, if any Incremental Loans are outstanding, 30).

(d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect to the applicable Loan would end after the Revolving Maturity Date.

SECTION 2.03. Requests for Borrowings. To request a Revolving Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone or through Electronic System, if arrangements for doing so have been approved by the Administrative Agent, (a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 10:00 a.m., New York City time, on the date of the proposed Borrowing; provided that any such notice of an ABR Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e) may be given not later than 12:00 noon, New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery, e-fax or a communication through Electronic System to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the aggregate amount of the requested Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(iv) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;

(v) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06; and

(vi) as of such date Sections 4.02(a) and (b) are satisfied.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the relevant Class of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04. Swingline Loans. (a) General. Subject to the terms and conditions set forth herein, from time to time during the Revolving Availability Period, the Swingline Lender shall make Swingline Loans to the Borrower, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $5,000,000 (the “Swingline Commitment”), (ii) the sum of the Swingline

Lender’s Revolving Credit Exposures exceeding its total Revolving Commitments, or (iii) the sum of all Lenders’ Revolving Credit Exposures exceeding the sum of all Lenders’ Revolving Commitments; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans. To request a Swingline Loan, the Borrower shall notify the Administrative Agent of such request by telephone (confirmed by e-fax or a communication through Electronic System), or through e-mail, if arrangements for doing so have been approved by the Administrative Agent, not later than noon, New York City time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Borrower. The Swingline Lender shall make each Swingline Loan available to the Borrower, to the extent the Swingline Lender elects to make such Swingline Loan by means of a credit to the account identified by the Borrower as the account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06 (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e), by remittance to the Issuing Bank) by 2:00 p.m., New York City time, on the requested date of such Swingline Loan.

(b) Swingline Participation. The Swingline Lender may by written notice given to the Administrative Agent require the Revolving Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the total amount of Swingline Loans in which the Revolving Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Revolving Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Revolving Lender hereby absolutely and unconditionally agrees, promptly upon receipt of such notice from the Administrative Agent (and in any event, if such notice is received by 11:00 a.m., New York City time, on a Business Day no later than 4:00 p.m., New York City time on such Business Day and if received after 11:00 a.m., New York City time, “on a Business Day” shall mean no later than 9:00 a.m. New York City time on the immediately succeeding Business Day), to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Revolving Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.

SECTION 2.05. Letters of Credit. (a) General. (i) Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit for its own account (or for the account of any ORBCOMM Company so long as the Borrower and such ORBCOMM Company are co-applicants), in a form reasonably acceptable to the Administrative Agent and the Issuing Bank requested to issue such Letter of Credit, at any time and from time to time during the Revolving Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, an Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or e-fax (or transmit through Electronic System, if arrangements for doing so have been approved by the Issuing Bank requested to issue such Letter of Credit) to such Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Bank requested to issue such Letter of Credit, the Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $10,000,000 (“LC Sublimit”) and (ii) the sum of the total Revolving Credit Exposures shall not exceed the total Revolving Commitments. Promptly upon the issuance of a Letter of Credit (or amendment, renewal, extension or termination of an outstanding Letter of Credit), the Issuing Bank shall provide notice of such issuance, amendment, renewal, extension or termination to the Administrative Agent (if different from the Issuing Bank), who shall in turn promptly provide notice of same to the Revolving Lenders.

(c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Revolving Maturity Date; provided that (x) any Letter of Credit may provide for the automatic extension or renewal thereof and may be automatically renewed or extended upon notice delivered by the Borrower in accordance with the terms thereof for additional periods of a duration requested by the Borrower (which shall in no event extend beyond the date referred to in clause (ii) above) and (y) with the consent of the applicable Issuing Bank and the Administrative Agent, Letters of Credit with a term longer than one year shall be permitted (which shall in no event extend beyond the date referred to in clause (ii) above); provided further that, notwithstanding the foregoing, any Letter of Credit may expire after the date referred to in clause (ii) above if, at the time of issuance, renewal or extension thereof (as applicable), the Borrower cash collateralizes the LC Exposure in respect of such Letter of Credit in the manner set forth in the first sentence of Section 2.05(j).

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank thereof or any of the Lenders, such Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Revolving Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the applicable Issuing Bank, such Lender’s Revolving Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If any Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 3:00 p.m., New York City time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 3:00 p.m., New York City time, on (i) the Business Day that the Borrower receives such notice, if such notice is received prior to 10:00 a.m., New York City time, on the day of receipt, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that, if such LC Disbursement is not less than $1,000,000, the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with an ABR Revolving Borrowing or Swingline Loan in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Loan. If the Borrower fails to make such payment when due (or if any such reimbursement payment is required to be refunded to the Borrower for any reason), the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Revolving Percentage thereof. Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Revolving Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear. Any payment made by a Revolving Lender pursuant to this paragraph to reimburse an Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f) Obligations Absolute. Except as provided below, the Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the applicable Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor any Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the applicable Issuing Bank; provided that the foregoing shall not be construed to excuse any Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of an Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank thereof may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. Each Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit issued by it. Such Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement in accordance with paragraph (e) of this Section.

(h) Interim Interest. If any Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.12(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (e) of this Section to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i) Replacement of an Issuing Bank. Any Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit with the Collateral Agent an amount in cash equal to 103% of the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (i) or (j) of Article 7. Such deposit shall be held by the Collateral Agent as collateral for the payment and performance of the Secured Obligations. Moneys in such account (including any earnings on amounts therein) shall be applied by the Collateral Agent to pay LC Reimbursement Obligations as they become due or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy the Secured Obligations. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned (together with any earnings thereon) to the Borrower within three Business Days after all Events of Default have been cured or waived.

(k) Issuing Bank Reports to the Administrative Agent. Unless otherwise agreed by the Administrative Agent, each Issuing Bank shall, in addition to its notification obligations set forth elsewhere in this Section, report in writing to the Administrative Agent (i) periodic activity (for such period or recurrent periods as shall be requested by the Administrative Agent) in respect of Letters of Credit issued by such Issuing Bank, including all issuances, extensions, amendments and renewals, all expirations and cancelations and all disbursements and reimbursements, (ii) reasonably prior to the time that such Issuing Bank issues, amends, renews or extends any Letter of Credit, the date of such issuance, amendment, renewal or extension, and the stated amount of the Letters of Credit issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension (and whether the amounts thereof shall have changed), (iii) on each Business Day on which such Issuing Bank makes any LC Disbursement, the date and amount of such LC Disbursement, (iv) on any Business Day on which the Borrower fails to reimburse an LC Disbursement required to be reimbursed to such Issuing Bank on such day, the date of such failure and the amount of such LC Disbursement, and (v) on any other Business Day, such other information as the Administrative Agent shall reasonably request as to the Letters of Credit issued by such Issuing Bank.

(l) LC Exposure Determination. For all purposes of this Agreement, the amount of a Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the stated amount thereof shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at the time of determination.

SECTION 2.06. Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders, provided that Swingline Loans shall be made as provided in Section 2.04. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent in New York City and designated by the Borrower in the applicable Borrowing Request; provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to Section 2.05(e) to reimburse such Issuing Bank, then to such Lenders and the applicable Issuing Bank as their interests may appear.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed time of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.07. Interest Elections. (a) Each Revolving Borrowing initially shall be of the Type specified in the applicable Borrowing Request or designated by Section 2.03 and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request or designated by Section 2.03. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings, which may not be converted or continued.

(b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone or through Electronic System, if arrangements for doing so have been approved by the Administrative Agent, by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election (an “Interest Election Request”). Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery, Electronic System or fax to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.

(c) Each telephonic and written Interest Election Request (including requests submitted through Electronic System) shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the relevant Class of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower (or, in the case of an Event of Default of the type described in paragraph (i) or (j) of Article 7 with respect to the Borrower, automatically), then, so long as an Event of Default has occurred and is continuing, no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing having an Interest Period longer than one month; provided that, if (x) an Event of Default of the type described in paragraph (a), (b), (i) or (j) of Article 7 has occurred and is continuing and (y) other than in the case of an Event of Default of the type described in paragraph (i) or (j) of Article 7 with respect to the Borrower, the Required Lenders have so requested, then (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid prior to or at the end of the Interest Period then applicable thereto, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of such Interest Period.

SECTION 2.08. Termination, Reduction and Extension of Commitments. (a) Unless previously terminated, the Revolving Commitments shall terminate on the Revolving Maturity Date.

(b) The Borrower may at any time, without premium or penalty, terminate, or from time to time reduce, the Commitments of any Class; provided that (i) each reduction of the Commitments of any Class shall be in an amount that is an integral multiple of $1,000,000 and not less than $1,000,000 and (ii) the Borrower shall not terminate or reduce the Revolving Commitments to the extent, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.11, the sum of the Revolving Credit Exposures would exceed the total Revolving Commitments.

(c) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Revolving Commitments delivered by the Borrower may state that such notice is conditioned upon the occurrence or non-occurrence of any event specified therein (including the consummation of an acquisition, sale or other similar transaction, or the receipt of proceeds from the incurrence or issuance of Indebtedness or Equity Interests or the effectiveness of other credit facilities), in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments of any Class shall be permanent. Each reduction of the Commitments of any Class shall be made ratably among the Lenders in accordance with their respective Commitments of such Class.

(d) Extension of Maturity Date. (i) The Borrower may, upon notice to the Administrative Agent (which shall promptly notify the applicable Class of Lenders or Additional Lenders, as applicable), request one or more extensions of the maturity date applicable to the Revolving Commitments, then in effect (such existing maturity date applicable to any Revolving Commitments being the “Existing Revolving Maturity Date”) to a date specified in such notice. Within 15 Business Days of delivery of such notice (or such other period as the Borrower and the Administrative Agent shall mutually agree upon), each applicable Revolving Lender shall notify the Administrative Agent whether it consents to such extension (which consent may be given or withheld in such Revolving Lender’s sole and absolute discretion). Any Revolving Lender not responding within the above time period shall be deemed not to have consented to such extension. The Administrative Agent shall promptly notify the Borrower and the applicable Revolving Lenders of such responses, as applicable.

(ii) The maturity date applicable to any Revolving Commitments shall be extended only with respect to such Revolving Commitments held by such Revolving Lenders that have consented thereto (the Revolving Lenders providing revolving loans, as applicable, that so consent, the “Extending Revolving Lenders” and the Revolving Lenders providing revolving loans, as applicable, that decline, the “Non-Extending Revolving Lenders”) (it being understood and agreed that, except for the consents of the Extending Revolving Lenders, no other consents shall be required hereunder for such extensions). If so extended, (i) the scheduled maturity date with respect to the Revolving Commitments held by the Extending Revolving Lenders shall be extended to the date specified in the notice referred to in Section 2.08(d)(i) above, which shall become the new maturity date of the Revolving Commitments (such maturity date for the Revolving Commitments so affected, the “Extended Revolving Maturity Date”) and (ii) the scheduled maturity date with respect to any Incremental Loans held by the Extending Revolving Lenders, as applicable, shall be extended to the date specified in the notice referred to in Section 2.08(d)(i) above, which shall become the new maturity date applicable to such Incremental Loans (such date, the “Extended Incremental Loan Maturity Date”). The Administrative Agent shall promptly confirm to (x) the applicable Extending Revolving Lenders and Non-Extending Revolving Lenders such extension, specifying the effective date of such extension (the “Revolver Extension Effective Date”), the Existing Revolving Maturity Date applicable to the Non-Extending Revolving Lenders, and the Extended Revolving Maturity Date (after giving effect to such extension) applicable to the Extending Revolving Lenders and (y) the applicable Extending Revolving Lenders and/or the Non-Extending Revolving Lenders such extension, specifying the effective date of such extension (the “Incremental Loan Extension Effective Date”), the Existing Incremental Loan Maturity Date applicable to such Non-Extending Revolving Lenders and the Extended Incremental Loan Maturity Date (after giving effect to such extension) applicable to the Extending Revolving Lenders. The interest margins and/or “floors” with respect to any Revolving Commitments or Incremental Loans, as applicable, extended pursuant to this Section 2.08 may be different than the interest margins and/or “floors” for the existing Revolving Commitments or Incremental Loans, as applicable, and upfront fees may be paid to the Extending Revolving Lenders, in each case to the extent provided in the Borrower’s notice or as otherwise agreed between the Borrower and the Extending Revolving Lenders. As a condition precedent to such extension, the Borrower shall deliver to the Administrative Agent a certificate of the Borrower dated as of the Revolver Extension Effective Date, signed by a Responsible Officer of the Borrower certifying that, before and after giving effect to such extension, the representations and warranties contained in Article 3 made by it that are qualified by materiality shall be true and correct, and the representations that are not so qualified shall be true and correct in all material respects, in each case on and as of the Revolver Extension Effective Date except to the extent that such representations and warranties specifically refer to an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date, and no Default or Event of Default exists or will exist as of the Revolver Extension Effective Date.

(iii) Notwithstanding anything to the contrary herein, (A) the Borrower and the Extending Revolving Lenders shall have the right to appoint successor syndication agents or co-documentation agents, in each case, to replace any such person that does not consent to continue its respective obligations and duties under the Loan Documents in connection with an extension under this Section 2.08(d) and (B) the Borrower shall have the right, at any time prior to the Existing Revolving Maturity Date, at the Borrower’s sole expense and effort, upon notice to such Non-Extending Revolving Lender and the Administrative Agent, to require each such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that (I) the Borrower shall have received the prior written consent of the Administrative Agent (and, if a Revolving Commitment is being assigned, the Issuing Bank), which consent(s) shall not unreasonably be withheld or delayed, (II) each Non-Extending Revolving Lender or shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (III) the Borrower or such assignee shall have paid to the Administrative Agent the processing and recordation fee specified in Section 9.04(b)(ii)(C) and (IV) in no event shall the Borrower be entitled to exercise its replacement right under this subclause (iii) with respect to a Non-Extending Revolving Lender, in either case that is also acting as the Administrative Agent or Issuing Bank. Any such replacement Lender shall for all purposes constitute an Extending Revolving Lender.

(iv) Notwithstanding the terms of Section 9.02, the Borrower and the Administrative Agent shall be entitled (without the consent of any other Lenders except to the extent required under subsection (ii) above) to enter into any amendments to this Agreement that the Administrative Agent believes are necessary to appropriately reflect, or provide for the integration of, any extension of a maturity date applicable to the Revolving Commitments, pursuant to this Section 2.08(d). In addition, with the consent of each Issuing Bank, participations in Letters of Credit expiring on or after the Existing Revolving Maturity Date shall be reallocated from Non-Extending Revolving Lenders to Extending Revolving Lenders in accordance with the terms of such amendment; provided, however, that such participation interests shall, upon receipt thereof by the Extending Revolving Lenders, be deemed to be participation interests in respect of such extended revolving commitments and the terms of such participation interests (including, without limitation, the commission applicable thereto) shall be adjusted accordingly.

SECTION 2.09. Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Revolving Lender the then unpaid principal amount of such Lender’s Revolving Loans on the Revolving Maturity Date.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be, absent manifest error, prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement; provided further that if such accounts are inconsistent with the Register, the Register shall prevail.

(e) Any Lender may request that Loans of any Class made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent; provided that, in order for any such promissory note to be delivered on the Effective Date, the request therefor shall be delivered no later than two Business Days prior to the Effective Date. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.10. Reserved.

SECTION 2.11. Optional and Mandatory Prepayment of Loans. (a) Optional Prepayments. The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part without premium or penalty but subject to Section 2.16 and the requirements of this Section.

(b) Mandatory Prepayments.

(i) Asset Dispositions. If the Borrower does not, on or before the 366th day after an Asset Disposition, determine to apply the Net Proceeds relating to such Asset Disposition to either (x) redeem ORBCOMM Notes in accordance with the terms of the ORBCOMM Indenture or (y) to purchase Replacement Assets (provided that, entry by either the Borrower or a Restricted Subsidiary by no later than 185 days after such Asset Disposition into a definitive binding agreement for the procurement of a Satellite or other capital asset shall be deemed a purchase of Replacement Assets with the Net Proceeds of such Asset Disposition for purposes of this paragraph), then the Borrower shall use the excess any such Net Proceeds over $10,000,000 to prepay any outstanding Loans under this Agreement. Such prepayment shall not have the effect of reducing the Commitments.

(ii) Casualty Events. On the 366th day after a Casualty Event or such earlier date, if any, as the Borrower determines not to apply the Casualty Event Proceeds relating to such Casualty Event to either (x) redeem ORBCOMM Notes in accordance with the terms of the ORBCOMM Indenture or (y) to purchase Replacement Assets (provided that, entry by either the Borrower or a Restricted Subsidiary into a definitive binding agreement for the procurement of a Satellite or other capital asset shall be deemed a purchase of a Replacement Assets with such Net Proceeds for purposes of this Section), then the Borrower shall apply such Casualty Event Proceeds as if they were Net Proceeds from an Asset Disposition, in accordance with Section 2.11(b)(i).

(c) Accrued Interest. Each prepayment of a Borrowing shall be accompanied by accrued interest to the extent required by Section 2.13.

(d) Notice of Prepayments. The Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Revolving Commitments as contemplated by Section 2.08, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.08; provided further that, the Borrower may deliver a conditional prepayment notice subject to the proviso in Section 2.08(c). Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof.

(e) Partial Prepayments. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13.

SECTION 2.12. Fees. (a) The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender (other than a Defaulting Lender) a commitment fee, which shall accrue at the applicable Commitment Fee Rate on the average daily unused amount of the applicable Revolving Commitment of such Revolving Lender and the during the period from and including the Effective Date to but excluding the date on which such Commitment terminates. Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Revolving Commitments of the relevant Class terminate, commencing on the first such date to occur after the Effective Date. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) The Borrower agrees to pay (i) to the Administrative Agent for the account of each Revolving Lender (other than a Defaulting Lender) a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Eurodollar Revolving Loans of such Revolving Lender on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to each Issuing Bank a fronting fee, which shall accrue at the rate of 0.125% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) with respect to each Letter of Credit issued by such Issuing Bank during the period from and including the Effective Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure with respect to Letters of Credit issued by such Issuing Bank, as well as such Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable to the applicable Revolving Lenders on the date on which the Revolving Commitments of such Revolving Lenders terminate and any such fees accruing after the date on which the Revolving Commitments of such Revolving Lenders terminate shall be payable on demand. Any other fees payable to any Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) The Borrower agrees to pay to the Administrative Agent, for its own account and the account of the Collateral Agent, fees payable in the amounts and at the times separately agreed upon between the Borrower and such agents.

(d) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to each Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances.

SECTION 2.13. Interest. (a) The Loans comprising each ABR Borrowing of each Class shall bear interest at the Alternate Base Rate plus the Applicable Rate for such Class.

(b) The Loans comprising each Eurodollar Borrowing of each Class shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate for such Class.

(c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder or under any other Loan Document is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of any principal of any Loan or any LC Disbursements, 2% plus the rate otherwise applicable to such Loan or LC Disbursement as provided in the preceding paragraphs of this Section or (ii) in the case of any other overdue amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Revolving Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Revolving Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Adjusted LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.14. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that adequate and reasonable means do not exist for ascertaining (including, without limitation, by means of an Interpolated Rate) the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for the applicable Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders through Electronic System as provided in Section 9.01 as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective, and any such Eurodollar Borrowing shall be repaid or converted into an ABR Borrowing on the last day of the ten current Interest Period applicable thereto, and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

(c) If any Lender determines that any Requirement of Law has made it unlawful, or if any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make, maintain, fund or continue any Eurodollar Borrowing, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligations of such Lender to make, maintain, fund or continue Eurodollar Loans or to convert ABR Borrowings to Eurodollar Borrowings will be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower will upon demand from such Lender (with a copy to the Administrative Agent), either convert all Eurodollar Borrowings of such Lender to ABR Borrowings, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Borrowings to such day, or immediately, if such Lender may not lawfully continue to maintain such Loans. Upon any such prepayment or conversion, the Borrower will also pay accrued interest on the amount so prepaid or converted

SECTION 2.15. Increased Costs. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or    other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or any Issuing Bank;

(ii) impose on any Lender or any Issuing Bank or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein; or

(iii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes and (B) Excluded Taxes) on its loans, loan principal, letters of credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, continuing, converting into or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender, Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender, Issuing Bank or such other Recipient hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender, Issuing Bank or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered; provided that such amounts shall be proportionate to the amounts that such Lender or Issuing Bank charges other borrowers or account parties for such additional costs incurred or reductions suffered on loans or letters of credit, as the case may be, similarly situated to the Borrower in connection with substantially similar facilities.

(b) If any Lender or any Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company for any such reduction suffered; provided that such amounts shall be proportionate to the amounts that such Lender or Issuing Bank charges other borrowers or account parties for such reductions suffered on loans or letters of credit, as the case may be, similarly situated to the Borrower in connection with substantially similar facilities.

(c) A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 Business Days after receipt thereof.

(d) Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender or Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.16. Break Funding Payments. In the event of (a) the payment by or on behalf of the Borrower of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or as a result of any prepayment pursuant to Section 2.11), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure by the Borrower to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(d) and is revoked in accordance therewith), or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19 or Section 9.02(c), then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Eurodollar Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Eurodollar Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Eurodollar Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.17. Taxes.

(a) Defined Terms. For purposes of this Section, the term “Lender” includes any Issuing Bank and the term “Applicable Law” includes FATCA.

(b) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c) Payment of Other Taxes by Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d) Indemnification by Borrower. The Borrower shall indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f) Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g) Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in paragraphs (g)(ii)(A), (ii)(B) and (ii)(D) of this Section) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or about the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed copies of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit E-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the

Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E; or

(4) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-2 or Exhibit E-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i) Survival. Each party’s obligations under this Section shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

SECTION 2.18. Payments Generally; Pro Rata Treatment; Sharing of Set-offs. (a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) no later than 2:00 pm, New York City time, on the date when due, in immediately available funds, without set off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent to the applicable account designated to the Borrower, except payments to be made directly to an Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Section 2.15, 2.16 or 2.17 and Section 9.03 shall be made directly to the Persons entitled thereto and payments made pursuant to other Loan Documents shall be made to the Persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.

(b) Any proceeds of Collateral received by the Administrative Agent (i) not constituting either (A) a specific payment of principal, interest, fees or other sum payable under the Loan Documents (which shall be applied as specified by the Borrower), or (B) a mandatory prepayment (which shall be applied in accordance with Section 2.11) or (ii) after an Event of Default has occurred and is continuing and the Administrative Agent so elects or the Required Lenders so direct, shall be applied ratably first, to pay any fees, indemnities, or expense reimbursements then due to the Administrative Agent, the Swingline Lender, and the Issuing Bank from the Borrower (other than in connection with Banking Services Obligations or Secured Swap Agreement Obligations), second, to pay any fees, indemnities, or expense reimbursements then due to the Lenders from the Borrower (other than in connection with Banking Services Obligations or Secured Swap Agreement Obligations), third, to pay interest then due and payable on the Loans ratably, fourth, to prepay principal on the Loans and unreimbursed LC Disbursements and to pay any amounts owing in respect of Secured Swap Agreement Obligations and Banking Services Obligations, ratably, fifth, to pay an amount to the Administrative Agent equal to one hundred three percent (103%) of the aggregate LC Exposure, to be held as cash collateral for such Obligations, and sixth, to the payment of any other Secured Obligation due to the Administrative Agent or any Lender from the Borrower or any other Loan Party. Notwithstanding anything to the contrary contained in this Agreement, unless so directed by the Borrower, or unless a Default is in existence, neither the Administrative Agent nor any Lender shall apply any payment which it receives to any Eurodollar Loan of a Class, except (i) on the expiration date of the Interest Period applicable thereto, or (ii) in the event, and only to the extent, that there are no outstanding ABR Loans of the same Class and, in any such event, the Borrower shall pay the break funding payment required in accordance with Section 2.16. The Administrative Agent and the Lenders shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Secured Obligations.

(c) If any Lender shall, by exercising any right of set off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements and Swingline Loans to any assignee or participant, other than to any ORBCOMM Company or Affiliate thereof (as to which the provisions of this paragraph shall apply except as provided in clause (ii) of this Section 2.18(c)). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of any of the Lenders or any Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to such Lenders or Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or such Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(d) or (e), 2.06(a) or (b), 2.18(d) or 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.19. Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and out-of-pocket expenses incurred by any Lender in connection with any such designation or assignment.

(b) If (i) any Lender requests compensation under Section 2.15, or the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or (ii) any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights (other than its existing rights to payments pursuant to Sections 2.15 or 2.16) and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and if a Revolving Commitment is being assigned, the Issuing Banks and the Swingline Lender), which consents shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and funded participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (iii) the Borrower, the Defaulting Lender (if any) or such assignee shall have paid to the Administrative Agent the processing and recordation fee specified in Section 9.04(b)(ii)(C) and (iv) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

SECTION 2.20. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender.

(a) Fees shall cease to accrue on the unfunded portion of the Revolving Commitment of such Defaulting Lender pursuant to Section 2.12(a);

(b) such Defaulting Lender shall not have the right to vote on any issue on which voting is required (other than to the extent expressly provided in Section 9.02(b)) and the Commitment and Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder or under any other Loan Document; provided that, except as otherwise provided in Section 9.02, this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender directly affected thereby;

(c) if any Swingline Exposure or LC Exposure exists at the time such Lender becomes a Defaulting Lender then:

(i) all or any part of the Swingline Exposure and LC Exposure of such Defaulting Lender (other than the portion of such Swingline Exposure referred to in clause (b) of the definition of such term) shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only (x) to the extent that the conditions set forth in Section 4.02 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time) and (y) to the extent that such reallocation does not, as to any non-Defaulting Lender, cause such non-Defaulting Lender’s Revolving Credit Exposure to exceed its Revolving Commitment;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one (1) Business Day following notice by the Administrative Agent (x) first, prepay such Swingline Exposure and (y) second, cash collateralize, for the benefit of the Issuing Bank, the Borrower’s obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.06(j) for so long as such LC Exposure is outstanding;

(iii) if the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iv) if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Sections 2.12(a) and 2.12(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; and

(v) if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Bank or any other Lender hereunder, all letter of credit fees payable under Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Bank until and to the extent that such LC Exposure is reallocated and/or cash collateralized; and

(d) so long as such Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Bank shall not be required to issue, amend, renew, extend or increase any Letter of Credit, unless it is satisfied that the related exposure and such Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.20(c), and Swingline Exposure related to any such newly made Swingline Loan or LC Exposure related to any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.20(c)(i) (and such Defaulting Lender shall not participate therein).

If (i) a Bankruptcy Event or a Bail-In Action with respect to the Parent of any Lender shall occur following the date hereof and for so long as such event shall continue or (ii) the Swingline Lender or the Issuing Bank has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless the Swingline Lender or the Issuing Bank, as the case may be, shall have entered into arrangements with the Borrower or such Lender, satisfactory to the Swingline Lender or the Issuing Bank, as the case may be, to defease any risk to it in respect of such Lender hereunder.

In the event that each of the Administrative Agent, the Borrower, the Swingline Lender and the Issuing Bank agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Commitment and on the date of such readjustment such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.

SECTION 2.21. Returned Payments. If, after receipt of any payment which is applied to the payment of all or any part of the Secured Obligations (including a payment effected through exercise of a right of setoff), the Administrative Agent or any Lender is for any reason compelled to surrender such payment or proceeds to any Person because such payment or application of proceeds is invalidated, declared fraudulent, set aside, determined to be void or voidable as a preference, impermissible setoff, or a diversion of trust funds, or for any other reason (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion), then the Secured Obligations or part thereof intended to be satisfied shall be revived and continued and this Agreement shall continue in full force as if such payment or proceeds had not been received by the Administrative Agent or such Lender. The provisions of this Section 2.21 shall be and remain effective notwithstanding any contrary action which may have been taken by the Administrative Agent or any Lender in reliance upon such payment or application of proceeds. The provisions of this Section 2.21 shall survive the termination of this Agreement.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lender Parties that:

SECTION 3.01. Organization; Powers. Each of the Loan Parties is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required by applicable law.

SECTION 3.02. Authorization; Enforceability. The execution, delivery and performance of the Loan Documents by each ORBCOMM Company are within its corporate (or other organizational) powers and have been duly authorized by all necessary corporate (or other organizational) action with respect to such ORBCOMM Company. This Agreement has been duly executed and delivered by the Borrower and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of the Borrower or such Loan Party, as the case may be, in each case enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03. Governmental Approvals; No Conflicts. The execution, delivery and performance by each ORBCOMM Company of the Loan Documents to which they are a party and the consummation of the financing contemplated by the Loan Documents (a) do not require any material Governmental Authorization, except (i) such as have been or, prior to or concurrently with the Effective Date, will be obtained or made and are or, prior to or concurrently with the Effective Date, will be in full force and effect, and (ii) filings necessary to perfect the Transaction Liens, (b) will not violate (1) any applicable law or regulation applicable to any ORBCOMM Company, (2) the charter, by-laws or other organizational documents of any ORBCOMM Company or (3) any material Governmental Authorization in any material respect, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon any ORBCOMM Company or any of its assets, or give rise to a right thereunder to require any payment to be made by any ORBCOMM Company or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation thereunder, and (d) will not result in the creation or imposition of any Lien (other than the Transaction Liens) on any asset of any ORBCOMM Company, except, with respect to clauses (b)(1), (c) and (d), to the extent any of the foregoing could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.04. Financial Condition; No Material Adverse Change. (a) The Borrower has heretofore furnished to the Administrative Agent its consolidated balance sheet and statements of income, stockholders equity and cash flows as of and for the Fiscal Year ended December 31, 2016, reported on by Grant Thornton, independent public accountants, certified by its chief financial officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP.

(b) Since December 31, 2016, there has been no state of facts, change, development, event, effect, condition or occurrence that, individually or in the aggregate, has had a Material Adverse Effect.

SECTION 3.05. Properties. (a) Each of the ORBCOMM Companies has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for Liens permitted under Section 6.02, and minor defects in title that do not interfere with its ability to conduct its business as currently conducted and except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(b) Each of the ORBCOMM Companies owns, or has the right to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the ORBCOMM Companies does not infringe upon the rights of any other Person, except for any such failure to own or have license or such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(c) Schedule 3.05 sets forth the correct address of each material real property having a Fair Market Value (as reasonably determined by a Financial Officer in good faith) exceeding $10,000,000 that is owned by any ORBCOMM Company as of the Effective Date.

SECTION 3.06. Litigation and Environmental Matters. (a) Except for the Disclosed Matters, there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting any ORBCOMM Company that (i) could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, or (ii) involve any of the Loan Documents.

(b) Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any other ORBCOMM Company (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received written notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

(c) Since the Effective Date, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or could reasonably be expected to result in, a Material Adverse Effect.

SECTION 3.07. Compliance with Laws and Agreements. Each of the ORBCOMM Companies is in compliance with (a) all laws, regulations and Governmental Authorizations, in each case applicable to it or its property and (b) all indentures, agreements and other instruments binding upon it or its property, except, in each case, where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

SECTION 3.08. Investment Company Status. No ORBCOMM Company is required to be regulated as an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.09. Taxes. Each of the ORBCOMM Companies has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the applicable ORBCOMM Company has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.11. Disclosure. As of the Effective Date, the Borrower has disclosed or made available to the Lenders all agreements, instruments and corporate or other restrictions to which any ORBCOMM Company is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other information concerning any of the ORBCOMM Companies (other than the projections, budgets or other estimates, or information of a general economic or industry nature concerning the ORBCOMM Companies) furnished by or on behalf of any Loan Party to any Lender Party in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by other information so furnished), when taken as a whole, contains as of the date furnished any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed by it to be reasonable at the time they were made; it being understood that projections by their nature are uncertain and no assurance is being given that the results reflected in such projected financial information will be achieved.

SECTION 3.12. Subsidiaries. Schedule 3.12 sets forth the name of, and the ownership interest of the Borrower in, each of its Subsidiaries and identifies each Subsidiary that is a Guarantor, in each case as of the Effective Date. All the Subsidiaries are, and will at all times be, fully consolidated in the Borrower’s consolidated financial statements to the extent required by GAAP.

SECTION 3.13. Insurance. A description of all material insurance maintained by or on behalf of the ORBCOMM Companies as of the Effective Date has been provided to the Administrative Agent. As of the Effective Date, all premiums in respect of such insurance have been paid to the extent then due.

SECTION 3.14. Labor Matters. Except those that, in the aggregate, would not reasonably be expected to have a Material Adverse Effect, as of the Effective Date, (i) there are no strikes, lockouts or other labor disputes against any ORBCOMM Company pending or, to the knowledge of the Borrower, threatened and (ii) the hours worked by and payments made to employees of the ORBCOMM Companies have not violated the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters. The execution, delivery and performance by each ORBCOMM Company of the Loan Documents to which they are a party and the consummation of the financing contemplated by the Loan Documents will not give rise to any right of termination or right of renegotiation on the part of any union under any material collective bargaining agreement by which any ORBCOMM Company is bound.

SECTION 3.15. Solvency. On the Effective Date, (a) the fair value of the assets of the Loan Parties, taken as a whole, at a fair valuation, exceeds their debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of the Loan Parties, taken as a whole, exceeds the amount that will be required to pay the probable liability of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) the Loan Parties, taken as a whole, will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) the Loan Parties, taken as a whole, will not have unreasonably small capital with which to conduct the business in which they are engaged as such business is now conducted and proposed to be conducted after the Effective Date.

SECTION 3.16. Licenses; Franchises. (a) Each of the ORBCOMM Companies holds all Regulatory Authorizations and all other material Governmental Authorizations (including but not limited to franchises, ordinances and other agreements granting access to public rights of way, issued or granted to any ORBCOMM Company by a state or federal agency or commission or other federal, state or local or foreign regulatory bodies regulating competition and telecommunications businesses) (collectively, the “Communications Licenses”) that are required for the conduct of its business as presently conducted, except to the extent the failure to hold any Communications Licenses would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Each Communications License is valid and in full force and effect and has not been, suspended, revoked, cancelled or adversely modified, except to the extent any failure to be in full force and effect or any suspension, revocation, cancellation or modification has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. No Communications License is subject to (i) any conditions or requirements that have not been imposed generally upon licenses in the same service, unless such conditions or requirements would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or (ii) any pending regulatory proceeding (other than those affecting the Communications industry generally) or judicial review before a Governmental Authority, unless such pending regulatory proceedings or judicial review would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Borrower does not have knowledge of any event, condition or circumstance that would preclude any Communications License from being renewed in the ordinary course (to the extent that such Communications License is renewable by its terms), except where the failure to be renewed has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c) Each ORBCOMM Company that is a licensee of a Communications License is in compliance with each Communications License and has fulfilled and performed all of its material obligations with respect thereto, including with respect to the filing of all reports, notifications and applications required by the Communications Act or the rules, regulations, policies, instructions and orders of the FCC and the payment of all regulatory fees and contributions, except (i) for exemptions, waivers or similar concessions or allowances and (ii) where such failure to be in compliance or to fulfill or perform its obligations or pay such fees or contributions has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 3.17. Anti-Corruption Laws and Sanctions. Each Loan Party has implemented and maintains in effect policies and procedures designed to ensure compliance by such Loan Party, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and such Loan Party, its Subsidiaries and their respective officers and directors and, to the knowledge of such Loan Party, its employees and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) any Loan Party, any Subsidiary or any of their respective directors, officers or employees, or (b) to the knowledge of any such Loan Party or Subsidiary, any agent of such Loan Party or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing or Letter of Credit, use of proceeds, Transaction or other transaction contemplated by this Agreement or the other Loan Documents will violate Anti-Corruption Laws or applicable Sanctions.

SECTION 3.18. EEA Financial Institutions. No Loan Party is an EEA Financial Institution.

ARTICLE 4

CONDITIONS

SECTION 4.01. Effective Date. The effectiveness of this Agreement is subject to the satisfaction of the following conditions precedent (the date on which all of such conditions shall first be satisfied or waived in accordance with Section 9.02, the “Effective Date”):

(a) The Administrative Agent (or its counsel) shall have received an executed counterpart of this Agreement, the Security Agreement, and the Intercreditor Agreement from each of the parties hereto.

(b) The Administrative Agent shall have received the favorable legal opinions of (i) Milbank, Tweed, Hadley & McCloy LLP, New York counsel to the Loan Parties and (ii) Christian Le Brun, Esq., general counsel of the Borrower, in each case, addressed to the Lenders, the Administrative Agent, the Collateral Agent and each Issuing Bank, dated the Effective Date, which opinions shall cover such matters as the Administrative Agent shall reasonably request and shall be reasonably satisfactory to the Administrative Agent. The Borrower hereby requests such counsel to deliver such opinions.

(c) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of each Loan Party, the authorization of the execution, delivery and performance of the Loan Documents to which such Loan Party is party and any other legal matters relating to the ORBCOMM Companies or the Loan Documents, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(d) The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of the Borrower, (i) certifying as to the solvency of the Loan Parties (according to the criteria of Section 3.15 hereof), (ii) confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.02, and (iii) demonstrating compliance, on a pro forma basis with Section 6.12 and Section 6.13 for the four fiscal quarter period ending September 30, 2017.

(e) The Administrative Agent shall have received, in each case for the account of the applicable Persons (x) all fees and other amounts due and payable by any Loan Party to any of the Lender Parties on or prior to the Effective Date, including, to the extent invoiced (each such invoice to be accompanied by customary backup documentation) 3 Business Days prior to the Effective Date, reimbursement or payment of all reasonable out-of-pocket expenses required to be reimbursed or paid by any Loan Party under the Loan Documents or any fee, engagement or similar letter and (y) all accrued interest on outstanding Revolving Loans, accrued commitment fees in respect of the Revolving Commitments and accrued participation fees in respect of outstanding Letters of Credit.

(f) The Liens of the Collateral Agent on the Collateral shall be perfected to the extent required by this Agreement and the Security Documents.

(g) The Lenders shall have received, no later than three Business Days prior to the Effective Date, all documentation and other information about the Borrower and the Guarantors as has been reasonably requested by the Administrative Agent or Lenders that they reasonably determine is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the Act, that has been requested by the Administrative Agent and the Lenders at least 10 Business Days prior to the Effective Date.

SECTION 4.02. Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Banks to issue, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a) The representations and warranties of each Loan Party set forth in the Loan Documents that are qualified by materiality shall be true and correct, and the representations that are not so qualified shall be true and correct in all material respects, in each case, on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable (other than with respect to any representation and warranty that expressly relates to an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date).

(b) At the time of and immediately after giving effect to such Borrowing or the issuance, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

Each Borrowing and each issuance, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

ARTICLE 5

AFFIRMATIVE COVENANTS

Until Payment in Full, the Borrower covenants and agrees with the Lenders that:

SECTION 5.01. Financial Statements; Ratings Change and Other Information. The Borrower will furnish to the Administrative Agent on behalf of each Lender (and the Administrative Agent will make available to each Lender):

(a) as soon as available, but in any event within ninety (90) days (or, so long as the Borrower is subject to the rules and regulations of the SEC, within the time periods specified in such rules and regulations; provided that such time period may not, in any event, exceed one hundred and twenty (120) days after the end of the applicable fiscal year) after the end of each fiscal year of the Borrower, financial statements of the Borrower and its Subsidiaries on a consolidated basis, including, but not limited to, statements of income and stockholders’ equity and cash flows from the beginning of the current fiscal year to the end of such fiscal year and the balance sheet as at the end of such fiscal year, all reported on by Grant Thornton or such other independent public accounting firm of recognized national standing to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries in accordance with GAAP (without a “going concern” or like qualification or exception); provided that the requirements set forth in this clause (a) may be fulfilled by filing the report of the Borrower to the SEC on Form 10-K for the applicable fiscal year;

(b) as soon as available, but in any event within forty-five (45) days (or, so long as the Borrower is subject to the rules and regulations of the SEC, within the time periods specified in such rules and regulations; provided that such time period may not, in any event, exceed sixty (60) days after the end of the applicable fiscal quarter) after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, an unaudited balance sheet of the Borrower and its Subsidiaries on a consolidated basis and unaudited statements of income and stockholders’ equity and cash flows of the Borrower and its Subsidiaries on a consolidated basis reflecting results of operations from the beginning of the fiscal year to the end of each fiscal quarter and for such fiscal quarter, setting forth, with respect to the statement of income, in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all certified by the chief financial officer of the Borrower as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries in accordance with GAAP, subject to changes resulting from normal year-end audit adjustments and the absence of footnotes; provided that the requirements set forth in this clause (b) may be fulfilled by filing the report of the Borrower with the SEC on Form 10-Q for the applicable fiscal quarter;

(c) as soon as available, but in any event within sixty (60) days after the beginning of each fiscal year of the Borrower, a month by month (or quarterly) projected operating budget and cash flow of the Borrower and its Subsidiaries on a consolidated basis for such fiscal year (including an income statement and a balance sheet as at the end of the last month in each fiscal quarter), such projected operating budget and cash flow to be accompanied by a certificate signed by the president or chief financial officer of the Borrower to the effect that such projected operating budget and cash flow have been prepared consistent with past budgets and financial statements and the assumptions on which such projected operating budget and cash flow were prepared are reasonable in all material respects at the time made;

(d) within five (5) Business Days of the delivery of the financial statements referred to in clauses (a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower (which delivery may, unless the Administrative Agent, or a Lender requests executed originals, be by electronic communication including email and shall be deemed to be an original authentic counterpart thereof for all purposes), and in the event of any change in generally accepted accounting principles used in the preparation of such financial statements, the Borrower shall also provide, if necessary for the determination of compliance with Sections 6.12 and 6.13, (i) a statement of reconciliation conforming such financial statements to GAAP and (ii) a copy of management’s discussion and analysis with respect to such financial statements;

(e) promptly after any request by the Administrative Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of any Loan Party by independent accountants in connection with the accounts or books of any Loan Party or any of its Subsidiaries, or any audit of any of them;

(f) promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, or with any national securities exchange, and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(g) promptly after the furnishing thereof, copies of any material statement or material report furnished to any holder of debt securities of any Loan Party or of any of its Subsidiaries pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to any other clause of this Section 5.01;

(h) as soon as available, but in any event within thirty (30) days after the end of each fiscal year of the Borrower, a report summarizing the insurance coverage (specifying type, amount and carrier) in effect for each Loan Party and its Subsidiaries and containing such additional information as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably specify;

(i) promptly, and in any event within five (5) Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof, in each case excluding routine or immaterial notices;

(j) promptly after the assertion or occurrence thereof, notice of any action or proceeding against or of any noncompliance by any Loan Party or any of its Subsidiaries with any Environmental Law or Environmental Permit that could reasonably be expected to have a Material Adverse Effect;

(k) as soon as available, but in any event within sixty (60) days after the end of each fiscal year of the Borrower, updated schedules to the Security Agreement;

(l) within five (5) Business Days of the delivery of the financial statements referred to in clauses (a) and (b), and at any time upon the reasonable request of the Administrative Agent, a Satellite health report prepared by the Borrower and certified by a Responsible Officer of the Borrower setting forth the operational status of each Satellite (other than Satellites yet to be launched) based on reasonable assumptions of the Borrower made in good faith and including information with respect to the availability of spare Satellites (if any) and such other information pertinent to the operation of such Satellite and the transponders thereon (if any) as the Administrative Agent may reasonably request;

(m) promptly after receipt, notice or furnishing thereof, (i) any lapse or other termination of any consent (including any material Communications License) issued to the Borrower or any of its Subsidiaries by any Governmental Authority or any other Person that is material to the operation of the Borrower’s and its Subsidiaries’ business (taken as a whole), (ii) any refusal by any Governmental Authority or any other Person to renew or extend any such consent, (iii) the acquisition of any material Communications License, (iv) copies of any periodic or special reports filed by the Borrower or any of its Subsidiaries with any Governmental Authority or Person, if such reports indicate any material change in the business, operations, affairs or condition of the Borrower and its Subsidiaries (taken as a whole), or if copies thereof are requested by the Administrative Agent; and (v) copies of any material notices and other communications from any Governmental Authority or Person which specifically relate to the Borrower or any of its Subsidiaries; and

(n) promptly, such additional information regarding the business, financial, legal or corporate affairs of any Loan Party or any Subsidiary thereof, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request.

In addition, the Borrower shall, annually, at a time mutually agreed with the Administrative Agent that is promptly after the delivery of the information required pursuant to Section 5.01(a), participate in a meeting (which may be by teleconference) with the Lenders to discuss the financial condition and results of operations of the Borrower and its Subsidiaries for the most recently ended period for which financial statements have been delivered.

Notwithstanding anything in this Section 5.01 to the contrary, the Borrower shall be deemed to have satisfied the requirements of Sections 5.01(a), (b) and (f) if the reports and documents are publicly available when required to be filed on EDGAR at the www.sec.gov website or any successor service provided by the SEC or website of the Borrower maintained for its investors.

SECTION 5.02. Notices of Material Events. The Borrower will furnish to the Administrative Agent (and the Administrative Agent will make available to each Lender) prompt written notice of a Responsible Officer obtaining Knowledge of any of the following:

(a) the occurrence of any Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting any ORBCOMM Company or any Affiliate thereof that could reasonably be expected to result in a Material Adverse Effect;

(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(d) (i) the occurrence of, or receipt of a written notice of any claim with respect to, any Environmental Liability that could reasonably be expected to result in a Material Adverse Effect, or (ii) receipt of a written notice of non-compliance with any Environmental Law or permit, license or other approval required under any Environmental Law to the extent such non-compliance could reasonably be expected to result in a Material Adverse Effect; and

(e) (i) non-compliance with any Regulatory Authorization, to the extent such non-compliance could reasonably be expected to have a Material Adverse Effect, or (ii) receipt of any written notice from any Governmental Authority in relation to the continuation, validity, renewal or conditions attaching to any Regulatory Authorization which could reasonably be expected to have a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03. Information Regarding Collateral. It shall not effect any change (i) in any Loan Party’s legal name, (ii) in the location of any Loan Party’s chief executive office, (iii) in any Loan Party’s identity or organizational structure, (iv) in any Loan Party’s Federal Taxpayer Identification Number or organizational identification number, if any, or (v) in any Loan Party’s jurisdiction of organization (in each case, including by merging with or into any other entity, reorganizing, dissolving, liquidating, reorganizing or organizing in any other jurisdiction), unless, prior to such time, it shall have taken all action reasonably satisfactory to the Administrative Agent to maintain the perfection and priority of the security interest of the Administrative Agent for the benefit of the Secured Parties in the Collateral, if applicable. Each Loan Party agrees to promptly provide the Administrative Agent with certified Organization Documents reflecting any of the changes described in the preceding sentence.

SECTION 5.04. Existence; Conduct of Business. The Borrower will, and will cause each of its Restricted Subsidiaries to, do or cause to be done all things reasonably necessary to preserve, renew and keep in full force and effect (i) its legal existence and (ii) the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business, except, in the case of clause (ii), where the failure to do so could not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03 or any disposition of assets permitted under Section 6.05.

SECTION 5.05. Payment of Obligations. The Borrower will, and will cause each of its Restricted Subsidiaries to, pay its obligations other than Indebtedness, including Tax liabilities, that, if not paid, could reasonably be expected to result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or applicable Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP, and (c) such contest effectively suspends collection of the contested obligation and the enforcement of any Lien securing such obligation.

SECTION 5.06. Maintenance of Properties; Insurance; Casualty and Condemnation. (a) Except as otherwise permitted in Section 6.05, the Borrower will, and will cause each of its Subsidiaries to, keep and maintain all property used in the conduct of its business in good working order and condition, ordinary wear and tear (and damage caused by casualty) excepted, except where the failure to take such actions could not reasonably be expected to result in a Material Adverse Effect.

(b) The Borrower shall, and shall cause each of its Restricted Subsidiaries to, at all times maintain in full force and effect, with insurance companies that the Borrower believes (in the good faith judgment of the management of the Borrower) are financially sound and responsible at the time the relevant coverage is placed or renewed, insurance in at least such amounts and against at least such risks (and with such risk retentions) as are customarily carried under similar circumstances by such other Persons in the same general area by companies engaged in the same or a similar business (in each case, to the extent commercially available).

(c) The Borrower shall maintain insurance, and cause each of its Restricted Subsidiaries to maintain insurance, with financially sound and responsible insurers (naming the Collateral Agent as an additional insured or loss payee, as applicable), with respect to each of its properties, against such risks (and with such risk retentions), casualties and contingencies and in such types and amounts as are consistent with sound business practice, it being understood that this Section 5.06(b) shall not prevent the use of deductible or excess loss insurance and shall not prevent (i) the Borrower or any of its Subsidiaries from acting as a self-insurer or maintaining insurance with another Subsidiary or Subsidiaries of the Borrower so long as such action is consistent with sound business practice or (ii) the Borrower from obtaining and owning insurance policies covering activities of its Subsidiaries. Within five (5) Business Days of the Effective Date, the Borrower shall deliver to the Collateral Agent copies of policies or certificates of insurance covering the property and assets of the Borrower and the Guarantors, which policies or certificates, including applicable endorsements thereto, shall name the Collateral Agent for its benefit and the benefit of the Administrative Agent and the Lenders, as an additional insured with respect to such liability policies and a loss payee with respect to such property policies, as applicable.

(d) The Borrower will furnish to the Administrative Agent and the Collateral Agent prompt written notice of any Casualty Event.

SECTION 5.07. Books and Records; Inspection Rights. The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all material dealings and transactions in relation to its business and activities in accordance with GAAP. The Borrower will, and will cause each of its Subsidiaries to, permit representatives and independent contractors of the Administrative Agent or any of the Lenders (provided that the Lenders shall be required to accompany the Administrative Agent prior to a Default or Event of Default), collectively and at the same time, to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, however, that when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice; provided further, that unless a Default or Event of Default exists, no more than one such inspection shall be permitted in any fiscal year of the Borrower.

SECTION 5.08. Compliance with Laws. The Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to so comply could not reasonably be expected to result in a Material Adverse Effect. The Borrower will maintain policies and procedures reasonably designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

SECTION 5.09. Use of Proceeds and Letters of Credit. (a) The proceeds of the Revolving Loans will be used only for working capital and other general corporate purposes of the ORBCOMM Companies. The proceeds of any Incremental Facility will be used only as provided in Section 2.01(b)(iii) and in the Incremental Facility Amendment. No part of the proceeds of any Loan or Letters of Credit will be used, whether directly or indirectly, to purchase or carry margin stock or to extend credit to others for the purpose of purchasing or carrying margin stock or for any other purpose, in each case that entails a violation of any of the Regulations of the Board, including Regulations T, U and X. Letters of Credit will be issued only to support general corporate obligations of the ORBCOMM Companies.

(b) The Borrower will not request any Borrowing or Letter of Credit, and the Borrower shall not use and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing or Letter of Credit (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country to the extent that such activities, business or transaction would be prohibited by Sanctions if conducted by a corporation incorporated in the United States, or (c) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

SECTION 5.10. [RESERVED].

SECTION 5.11. Further Assurances; After-Acquired Property.

(a) Each Loan Party will promptly upon request by the Administrative Agent, or any Lender through the Administrative Agent, (i) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order to (A) carry out more effectively the purposes of the Loan Documents, (B) to the fullest extent permitted by applicable law, subject any Loan Party’s or any of its Subsidiaries’ properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Security Documents, and (C) perfect and maintain the validity, effectiveness and priority of any of the Security Documents and any of the Liens intended to be created thereunder.

(b) From and after the Effective Date, promptly after the acquisition by the Borrower or any Guarantor of any After-Acquired Property, the Borrower or such Guarantor shall execute and deliver such mortgages, deeds of trust, security instruments, financing statements, certificates and opinions of counsel in each case in form and substance reasonably acceptable to the Collateral Agent as shall be necessary to vest in the Collateral Agent a perfected security interest, subject only to Permitted Liens, in such After-Acquired Property and to have such After-Acquired Property (but subject to certain limitations, if applicable, including under the Security Documents and the Intercreditor Agreement) added to the Collateral, and thereupon all provisions of this Agreement relating to the Collateral shall be deemed to relate to such After-Acquired Property to the same extent and with the same force and effect; provided, however, that if granting such first priority security interest in such After-Acquired Property requires the consent of a third party, the Borrower shall use commercially reasonable efforts to obtain such consent with respect to the first priority interest for the benefit of the Administrative Agent and the Collateral Agent on behalf of the Lenders; provided, further, however, that if such third party does not consent to the granting of such first priority security interest after the use of such commercially reasonable efforts, the Borrower or such Guarantor, as the case may be, shall not be required to provide such security interest.

SECTION 5.12. Designation of Restricted and Unrestricted Subsidiaries.

(a) The board of directors of the Borrower may designate any Restricted Subsidiary of the Borrower to be an Unrestricted Subsidiary; provided that:

(i) any Guarantee by the Borrower or any Restricted Subsidiary thereof of any Indebtedness of the Subsidiary being so designated shall be deemed to be an incurrence of Indebtedness by the Borrower or such Restricted Subsidiary (or both, if applicable) at the time of such designation, and such incurrence of Indebtedness would be permitted under Section 6.01;

(ii) the aggregate Fair Market Value of all outstanding Investments owned by the Borrower and its Restricted Subsidiaries in the Subsidiary being so designated (including any Guarantee by the Borrower or any Restricted Subsidiary thereof of any Indebtedness of such Subsidiary) shall be deemed to be a Restricted Investment made as of the time of such designation and that such Investment would be permitted under Section 6.04;

(iii) the Subsidiary being so designated:

(1) is not party to any agreement, contract, arrangement or understanding with the Borrower or any Restricted Subsidiary thereof unless either (A) such agreement, contract, arrangement or understanding is with customers, clients, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement, which are fair to the Borrower and its Restricted Subsidiaries as determined in good faith by the Borrower, or (B) the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Borrower or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Borrower;

(2) is a Person with respect to which neither the Borrower nor any of its Restricted Subsidiaries has any direct or indirect obligation (A) to subscribe for additional Equity Interests or (B) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(3) has not Guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Borrower or any of its Restricted Subsidiaries, except (A) to the extent such Guarantee or credit support would be released upon such designation or (B) a pledge of the Equity Interests of the Unrestricted Subsidiary that is the obligor thereunder; and

(iv) no Default or Event of Default would be in existence following such designation.

(b) Any designation of a Restricted Subsidiary of the Borrower as an Unrestricted Subsidiary shall be evidenced to the Administrative Agent by filing with the Administrative Agent the board resolution giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the preceding conditions and was permitted by this Agreement. If, at any time, any Unrestricted Subsidiary would fail to meet any of the preceding requirements set forth in Section 5.12(a)(iii), it shall thereafter cease to be an Unrestricted Subsidiary for purposes of this Agreement and any Indebtedness, Investments, or Liens on the property, of such Subsidiary shall be deemed to be incurred or made by a Restricted Subsidiary of the Borrower as of such date and, if such Indebtedness, Investments or Liens are not permitted to be incurred or made as of such date under this Agreement, the Borrower shall be in default under this Agreement.

(c) The board of directors of the Borrower may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that:

(i) such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Borrower of any outstanding Indebtedness (including any Non-Recourse Debt) of such Unrestricted Subsidiary and such designation shall only be permitted if such Indebtedness is permitted under Section 6.01;

(ii) all outstanding Investments owned by such Unrestricted Subsidiary shall be deemed to be made as of the time of such designation and such designation shall only be permitted if such Investments would be permitted under Section 6.04;

(iii) all Liens upon property or assets of such Unrestricted Subsidiary existing at the time of such designation would be permitted under Section 6.02; and

(iv) no Default or Event of Default would be in existence following such designation.

SECTION 5.13. Transfer of Cash Management. The Borrower agrees to transition its primary domestic depository and treasury relationship to JPMorgan Chase Bank, N.A. and to use commercially reasonable efforts to accomplish such transition within 3 months of the Effective Date in accordance with the implementation schedule and strategy for the transition of the depository and treasury relationship agreed between the Borrower and the Administrative Agent prior to the Effective Date. The Borrower shall also use all commercially reasonable efforts to move such international depository accounts and treasury relationship as reasonably agreed to by Borrower and Administrative Agent within 12 month of the Effective Date. Notwithstanding the foregoing, if the Borrower is unable to transition its primary domestic depository and treasury relationship as described in this Section 5.13, then the Borrower shall deliver Deposit Account Control Agreements within 6 months of the Effective Date with respect to each domestic deposit account, disbursement account, investment account, securities account, or lockbox account which is maintained with a depository bank other than JPMorgan Chase Bank, N.A, in each case, other than any Excluded Deposit Account.

SECTION 5.14. Additional Guarantees. The Borrower shall not permit any of its Domestic Restricted Subsidiaries (other than any Immaterial Subsidiary), directly or indirectly, to Guarantee any other Indebtedness of the Borrower or any Domestic Restricted Subsidiary unless such Restricted Subsidiary is a Guarantor or simultaneously executes and delivers to the Administrative Agent a Facility Guarantee Supplement providing for the Guarantee of the payment of the Secured Obligations by such Restricted Subsidiary, which Guarantee shall be senior to or pari passu with such subsidiary’s Guarantee of such other Indebtedness and joinders to the Security Documents or new Security Documents together with any other filings and agreements required by the Security Documents to create and perfect security interests in favor of the Collateral Agent for its benefit and for the benefit of the Administrative Agent and the Lenders in the assets of such Restricted Subsidiary.

ARTICLE 6

NEGATIVE COVENANTS

Until Payment in Full, the Borrower covenants and agrees with the Lenders that:

SECTION 6.01. Indebtedness; Certain Equity Securities. (a) The Borrower will not, and will not permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except the Borrower or any of its Restricted Subsidiaries, subject to the Non-Guarantor Debt Cap, may incur Indebtedness, if the Borrower will be in compliance with Sections 6.12 and 6.13 on a pro forma basis at the time of the incurrence of such additional Indebtedness, and after giving effect thereto; provided that a Restricted Subsidiary that is not a Guarantor may not (and the Borrower will not permit any Restricted Subsidiary that is not a Guarantor to) incur any Indebtedness pursuant to this clause (a) if after giving effect to such incurrence on a pro forma basis (including giving pro forma effect to the application of proceeds thereof), more than an aggregate of $5.0 million of Indebtedness of Restricted Subsidiaries that are not Guarantors would be outstanding pursuant to the exception in this clause (a) (the “Non-Guarantor Debt Cap”).

(b) Notwithstanding the foregoing, Section 6.01(a) shall not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1) the incurrence by the Borrower or any of its Restricted Subsidiaries of Indebtedness under this Agreement in an aggregate principal amount at any one time outstanding pursuant to this clause (1) not to exceed $50.0 million;

(2) the Indebtedness existing on the Effective Date and set forth on Schedule 6.01;

(3) the Indebtedness represented by the ORBCOMM Notes; provided that the Borrower may not issue any Additional Notes unless it could incur such Indebtedness under Section 6.01(a) hereof;

(4) the incurrence by the Borrower or any Restricted Subsidiary thereof of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property (real or personal), plant or equipment used in the business of the Borrower or such Restricted Subsidiary (whether through the direct acquisition of such assets or the acquisition of Equity Interests of any Person owning such assets), in an aggregate principal amount at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (4), not to exceed the greater of (x) 1.0% of Total Assets and (y) $5.0 million;

(5) the incurrence by the Borrower or any Restricted Subsidiary thereof of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted by this Agreement to be incurred under Section 6.01(a) or clauses (2), (3), (4), (5), (14) or (16) of this Section 6.01(b);

(6) the incurrence by the Borrower or any of its Restricted Subsidiaries of intercompany Indebtedness owing to and held by the Borrower or any of its Restricted Subsidiaries; provided, however, that (A) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Borrower or a Restricted Subsidiary thereof and (B) any sale or other transfer of any such Indebtedness to a Person that is not either the Borrower or a Restricted Subsidiary thereof, shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Borrower or such Restricted Subsidiary, as the case may be, that was not permitted by this Section 6.01(b)(6);

(7) the Guarantee by the Borrower or any of its Restricted Subsidiaries of Indebtedness of the Borrower or a Restricted Subsidiary thereof that was permitted to be incurred by another provision of this Section 6.01;

(8) the incurrence by the Borrower or any of its Restricted Subsidiaries of Hedging Obligations permitted pursuant to Section 6.07;

(9) the incurrence by the Borrower or any of its Restricted Subsidiaries of Indebtedness arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of the Borrower or any of its Restricted Subsidiaries pursuant to such agreements, in any case incurred in connection with the disposition of any business, assets or Restricted Subsidiary (other than Guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition), so long as the principal amount does not exceed the gross proceeds actually received by the Borrower or any Restricted Subsidiary thereof in connection with such disposition;

(10) the incurrence by the Borrower or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within 30 days of its incurrence;

(11) the incurrence by the Borrower or any of its Restricted Subsidiaries of Indebtedness constituting reimbursement obligations with respect to letters of credit in respect of workers’ compensation claims or self-insurance obligations or bid, performance, appeal or surety bonds (in each case other than for an obligation for borrowed money);

(12) the incurrence by the Borrower or any of its Restricted Subsidiaries of Indebtedness constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business; provided that, upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

(13) [reserved];

(14) the incurrence of Acquired Debt, provided that the Borrower could incur such Indebtedness under Section 6.01(a) hereof;

(15) the incurrence of Indebtedness consisting of customer deposits received by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business; and

(16) the incurrence by the Borrower or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this Section 6.01(b)(16), not to exceed $5.0 million.

For purposes of determining compliance with this Section 6.01, in the event that any proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt set forth in Section 6.01(b)(1) through (16) above, or is entitled to be incurred pursuant to Section 6.01(a), the Borrower shall be permitted to classify such item of Indebtedness at the time of its incurrence in any manner that complies with this Section 6.01; provided that any refinancing of amounts incurred in reliance on the exception provided by Section 6.01(b)(1) shall be deemed to have been incurred in reliance on such Section 6.01(b)(1). Additionally, all or any portion of any item of Indebtedness (other than Indebtedness incurred in reliance on Section 6.01(b)(1)) may later be reclassified as having been incurred pursuant to Section 6.01(a) or under any one of the categories of Permitted Debt set forth in Section 6.01(b)(1) through (16) so long as such Indebtedness is permitted to be incurred pursuant to such provision at the time of reclassification.

(c) Notwithstanding any other provision of Section 6.01, the maximum amount of Indebtedness that may be incurred pursuant to Section 6.01 shall not be deemed to be exceeded with respect to any outstanding Indebtedness due solely to the result of fluctuations in the exchange rates of currencies.

(d) The Borrower shall not incur any Indebtedness that is contractually subordinate in right of payment to any other Indebtedness of the Borrower unless it is contractually subordinate in right of payment to the Secured Obligations to the same extent. No Guarantor shall incur any Indebtedness that is contractually subordinate in right of payment to any other Indebtedness of such Guarantor unless it is contractually subordinate in right of payment to such Guarantor’s Facility Guarantee to the same extent. For purposes of the foregoing, no Indebtedness shall be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Borrower or any Guarantor, as applicable, solely by reason of any Liens or Guarantees arising or created in respect thereof or by virtue of the fact that the holders of any secured Indebtedness have entered into intercreditor agreements giving one or more of such holders priority over the other holders in the collateral held by them.

(e) No Subsidiary will issue any Preferred Stock.

SECTION 6.02. Liens. The Borrower will not, and will not permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Lien securing Indebtedness on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except (a) in the case of the Liens on the Collateral, such Lien is a Permitted Lien or (b) in the case of Liens on any asset or property that is not Collateral, (x) the Secured Obligations are equally and ratably secured, with (or on a senior basis to, in the case such Lien secures any Subordinated Indebtedness) the obligations secured by such initial Lien until such time as such obligations are no longer secured by a Lien or (y) such Lien is a Permitted Lien.

SECTION 6.03. Fundamental Changes. (a) The Borrower shall not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not the Borrower is the surviving Person) or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties and assets of the Borrower and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

(i) either: (1) the Borrower is the surviving or continuing corporation; or (2) the Person formed by or surviving any such consolidation or merger (if other than the Borrower) or to which such sale, assignment, transfer, conveyance or other disposition shall have been made (A) is a corporation or limited liability company organized or existing under the laws of the United States, any state thereof or the District of Columbia and (B) assumes all the obligations of the Borrower under this Agreement and the Security Documents pursuant to agreements reasonably satisfactory to the Administrative Agent;

(ii) immediately after giving effect to such transaction, no Default or Event of Default exists and is continuing;

(iii) immediately after giving effect to such transaction on a pro forma basis, the Borrower or the Person formed by or surviving any such consolidation or merger (if other than the Borrower), or to which such sale, assignment, transfer, conveyance or other disposition shall have been made, shall be in compliance with Sections 6.12 and 6.13; and

(iv) each Guarantor, unless such Guarantor is the Person with which the Borrower has entered into a transaction under this Section 6.03, shall have by supplemental agreement confirmed that its Facility Guarantee shall apply to the obligations of the Borrower or the surviving Person in accordance with this Agreement.

(b) In addition, the Borrower and its Restricted Subsidiaries may not, directly or indirectly, lease all or substantially all of the properties or assets of the Borrower and its Restricted Subsidiaries considered as one enterprise, in one or more related transactions, to any other Person. Sections 6.03(a)(ii) and (iii) shall not apply to (i) any merger, consolidation or sale, assignment, transfer, conveyance or other disposition of assets between or among the Borrower and any of its Restricted Subsidiaries or (ii) any transaction if, in the good faith determination of the board of directors of the Borrower, the sole purpose of the transaction is to reincorporate the Borrower in another state of the United States.

(c) A Guarantor shall not, directly or indirectly, sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person, other than the Borrower or another Guarantor, unless:

(i) immediately after giving effect to that transaction, no Default or Event of Default exists and is continuing; and

(ii) either:

(A) the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger (if other than the Guarantor) is organized or existing under the laws of the United States, any state thereof or the District of Columbia and assumes all the obligations of that Guarantor under this Agreement, its Facility Guarantee and the Security Documents pursuant to a supplemental indenture reasonably satisfactory to the Administrative Agent; or

(B) such sale or other disposition or consolidation or merger does not violate Section 6.05.

(d) The Borrower shall not, and shall not permit any Restricted Subsidiary thereof to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Borrower and its Restricted Subsidiaries taken as a whole.

SECTION 6.04. Investments. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly-owned Subsidiary prior to such merger) any Investments except:

(a) Permitted Investments; and

(b) Restricted Investments, so long as:

(i) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

(ii) the Borrower would, after giving pro forma effect to such Restricted Investment as if such Restricted Investment had been made at the beginning of the applicable four-quarter period, have been in compliance with Sections 6.12 and 6.13; and

(iii) such Restricted Investment, together with the aggregate amount of all other Restricted Investments and Restricted Payments made by the Borrower and its Restricted Subsidiaries on or after the Effective Date (excluding Restricted Payments permitted by clauses (ii) through (xi) of Section 6.08(b)), is less than the sum, without duplication, of:

(A) an amount equal to the Borrower’s Consolidated Adjusted EBITDA for the period (taken as one accounting period) from April 1, 2017 to the end of the Borrower’s most recently ended fiscal quarter for which financial statements prepared on a consolidated basis in accordance with GAAP have been filed with the Commission (or, in the event that the Borrower shall no longer be subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act, are available) (the “Basket Period”), less 1.4 times the Borrower’s Fixed Charges for the Basket Period, plus

(B) 100% of the aggregate net cash proceeds received by the Borrower after the Effective Date as a contribution to its common equity capital or from the issue or sale of Equity Interests (other than Disqualified Stock) of the Borrower or from the incurrence of Indebtedness (including the issuance of Disqualified Stock) of the Borrower or any of its Restricted Subsidiaries that has been converted into or exchanged for such Equity Interests (other than Equity Interests sold to, or Indebtedness held by, a Subsidiary of the Borrower and except to the extent converted into or exchanged for Disqualified Stock), plus

(C) with respect to Restricted Investments made by the Borrower and its Restricted Subsidiaries after the Effective Date, (1) the aggregate amount of cash equal to the return from such Restricted Investments in any Person resulting from repayments of loans or advances, or other transfers of assets, in each case to the Borrower or any Restricted Subsidiary or from the net proceeds received in cash from the sale of any such Restricted Investment (except, in each case, to the extent any such payment or proceeds are included in the calculation of Consolidated Net Income) or (2) in the case of redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries, the Fair Market Value of the Investments therein at the time of such redesignation, plus

(D) 100% of any cash dividends and other distributions received by the Borrower and its wholly-owned Restricted Subsidiaries from an Unrestricted Subsidiary after the Effective Date to the extent not included in the cumulative Consolidated Adjusted EBITDA of the Borrower.

SECTION 6.05. Asset Dispositions. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, consummate any Asset Disposition, unless:

(a) the Borrower (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Disposition at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of;

(b) at least 75% of the consideration therefor received by the Borrower or such Restricted Subsidiary is in the form of cash, Cash Equivalents or Replacement Assets or a combination of both. For purposes of this Section 6.05(b), each of the following shall be deemed to be cash:

(i) any liabilities (as shown on the Borrower’s or such Restricted Subsidiary’s most recent balance sheet) of the Borrower or any Restricted Subsidiary (other than contingent liabilities, Junior Indebtedness and liabilities to the extent owed to the Borrower or any Subsidiary of the Borrower) that are assumed by the transferee of any such assets or Equity Interests pursuant to a written assignment and assumption agreement that releases the Borrower or such Restricted Subsidiary from further liability therefor;

(ii) any securities, notes or other obligations received by the Borrower or any such Restricted Subsidiary from such transferee that are converted by the Borrower or such Restricted Subsidiary into Cash Equivalents or Replacement Assets within 180 days of the receipt thereof (to the extent of the Cash Equivalents or Replacement Assets received in that conversion);

(iii) any Designated Noncash Consideration received by the Borrower or any of its Restricted Subsidiaries in such Asset Disposition having an aggregate Fair Market Value, taken together with all other Designated Noncash Consideration received pursuant to this clause (iii) that is at that time outstanding, not to exceed the greater of (x) 2.0 % of Total Assets and (y) $10.0 million (with the Fair Market Value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value); and

(c) the aggregate Fair Market Value of all Asset Dispositions consummated pursuant to this Section 6.05 shall not exceed $60,000,000.

SECTION 6.06. Sale and Leaseback Transactions. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, shall not, and shall not permit any of its Restricted Subsidiaries to, enter into any Sale and Leaseback Transaction; provided that the Borrower or any Restricted Subsidiary thereof may enter into a Sale and Leaseback Transaction if:

(a) The Borrower or such Restricted Subsidiary, as applicable, could have (i) incurred Indebtedness in an amount equal to the Attributable Debt relating to such Sale and Leaseback Transaction pursuant to Section 6.01 and (ii) incurred a Lien to secure such Indebtedness pursuant to Section 6.02 in which case such Indebtedness and Lien shall be deemed to have been so incurred;

(b) the gross cash proceeds of that Sale and Leaseback Transaction are at least equal to the Fair Market Value of the property that is the subject of that Sale and Leaseback Transaction; and

(c) the transfer of assets in that Sale and Leaseback Transaction is permitted by, and the Borrower applies the proceeds of such transaction in compliance with, Section 6.05.

SECTION 6.07. Hedging Obligations. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, enter into any agreement with respect to Hedging Obligations, except (a) agreements entered into to hedge or mitigate risks to which any ORBCOMM Company has actual exposure in the conduct of its business or the management of its liabilities (other than those in respect of Equity Interests or Restricted Indebtedness of a ORBCOMM Company), and (b) agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or Investment of any ORBCOMM Company.

SECTION 6.08. Restricted Payments; Certain Payments of Debt. (a) The Borrower will not, and will not permit any of its Restricted Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, unless, at the time of and after giving effect to such Restricted Payment:

(i) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

(ii) the Borrower would, after giving pro forma effect to such Restricted Payment as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been in compliance with Sections 6.12 and 6.13; and

(iii) such Restricted Payment, together with the aggregate amount of all other Restricted Payments and Restricted Investments made by the Borrower and its Restricted Subsidiaries on or after the Effective Date (excluding Restricted Payments permitted by clauses (ii) through (xi) of Section 6.08(b)), is less than the sum, without duplication, of:

(A) an amount equal to the Borrower’s Consolidated Adjusted EBITDA for the period (taken as one accounting period) from April 1, 2017 to the end of the Borrower’s most recently ended fiscal quarter for which financial statements prepared on a consolidated basis in accordance with GAAP have been filed with the Commission (or, in the event that the Borrower shall no longer be subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act, are available) (the “Basket Period”), less 1.4 times the Borrower’s Fixed Charges for the Basket Period, plus

(B) 100% of the aggregate net cash proceeds received by the Borrower after the Effective Date as a contribution to its common equity capital or from the issue or sale of Equity Interests (other than Disqualified Stock) of the Borrower or from the incurrence of Indebtedness (including the issuance of Disqualified Stock) of the Borrower or any of its Restricted Subsidiaries that has been converted into or exchanged for such Equity Interests (other than Equity Interests sold to, or Indebtedness held by, a Subsidiary of the Borrower and except to the extent converted into or exchanged for Disqualified Stock), plus

(C) with respect to Restricted Investments made by the Borrower and its Restricted Subsidiaries after the Effective Date, (1) the aggregate amount of cash equal to the return from such Restricted Investments in any Person resulting from repayments of loans or advances, or other transfers of assets, in each case to the Borrower or any Restricted Subsidiary or from the net proceeds received in cash from the sale of any such Restricted Investment (except, in each case, to the extent any such payment or proceeds are included in the calculation of Consolidated Net Income) or (2) in the case of redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries, the Fair Market Value of the Investments therein at the time of such redesignation, plus

(D) 100% of any cash dividends and other distributions received by the Borrower and its wholly-owned Restricted Subsidiaries from an Unrestricted Subsidiary after the Effective Date to the extent not included in the cumulative Consolidated Adjusted EBITDA of the Borrower.

(b) Section 6.08(a) shall not prohibit, so long as, in the case of Section 6.08(b)(v), (vii), (x) and (xi), no Default has occurred and is continuing or would be caused thereby:

(i) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of this Agreement;

(ii) the payment of any dividend or other distribution by a Restricted Subsidiary of the Borrower to the holders of its Equity Interests on a pro rata basis;

(iii) the making of any Restricted Payment in exchange for, or out of the net cash proceeds of a contribution to the common equity of the Borrower or a substantially concurrent sale (other than to a Subsidiary of the Borrower) of, Equity Interests (other than Disqualified Stock) of the Borrower; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment shall be excluded from Section 6.08(a)(iii)(B);

(iv) the defeasance, redemption, repurchase or other acquisition of Subordinated Indebtedness with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

(v) the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of the Borrower or any Preferred Stock of its Restricted Subsidiaries issued or incurred in accordance with Section 6.01;

(vi) the repurchase of Equity Interests deemed to occur upon the exercise of options or warrants to the extent that such Equity Interests represent all or a portion of the exercise price thereof;

(vii) (A) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Borrower or any of its Restricted Subsidiaries held by any current or former employee, consultant or director of the Borrower or any of its Restricted Subsidiaries pursuant to the terms of any employee equity subscription agreement, stock option agreement or similar agreement or (B) the purchase, in the open market, of listed ordinary shares of the Borrower to be reserved for issuance upon exercise of options issued to any current or former officer, director or employee of the Borrower or any of its Restricted Subsidiaries pursuant to any share option scheme, compensation plan, incentive scheme or similar arrangement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests referred to in clauses (A) and (B) in any fiscal year shall not exceed the sum of: (1) $2.5 million, with unused amounts pursuant to this subclause (1) being carried over to succeeding fiscal years; plus (2) the aggregate net cash proceeds received by the Borrower since the Effective Date as a contribution to its common equity capital or from the issue or sale of Equity Interests (other than Disqualified Stock) of the Borrower to any current or former employee, consultant or director of the Borrower or any of its Restricted Subsidiaries; provided that the amount of any such net cash proceeds that are used to permit a repurchase, redemption or other acquisition under this subclause (2) shall be excluded from clause (2)(b) of the definition of Restricted Payment;

(viii) the repurchase of any Subordinated Indebtedness at a purchase price not greater than 101% of the principal amount thereof in the event of an Asset Disposition pursuant to a provision no more favorable to the holders thereof than Section 6.05 hereof;

(ix) the payment of cash in lieu of fractional Equity Interests of the Borrower in connection with a share dividend, distribution, share split, reverse share split, merger, consolidation, amalgamation or other business combination of the Borrower or any of its Restricted Subsidiaries, in each case, permitted under this Agreement;

(x) other Restricted Payments solely to the extent that the Borrower’s Consolidated Leverage Ratio on a pro forma basis for the most recently ended four fiscal quarters for which financial statements prepared on a consolidated basis in accordance with GAAP have been filed with the Commission (or, in the event that the Borrower shall no longer be subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act, are available) immediately preceding the date on which such Restricted Payment is made and after giving effect thereto is less than 2.00 to 1.00; and

(xi) other Restricted Payments in an aggregate amount not to exceed $10.0 million.

(c) Notwithstanding the foregoing, the Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, make any Restricted Payments of the type specified in clause (i), (ii) or (iii) of the definition thereof by means of utilization of Section 6.08(a)(iii) or Section 6.08(b)(i), in each case unless the Borrower’s Consolidated Leverage Ratio on a pro forma basis for the most recently ended four fiscal quarters for which financial statements prepared on a consolidated basis in accordance with GAAP have been filed with the Commission (or, in the event that the Borrower shall no longer be subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act, are available) immediately preceding the date on which such Restricted Payment is made and after giving effect thereto is less than 4.00 to 1.00.

(d) The amount of all Restricted Payments (other than cash) shall be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued to or by the Borrower or such Subsidiary, as the case may be, pursuant to the Restricted Payment.

(e) The Borrower will not, and will not permit any of its Subsidiaries to, make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on the ORBCOMM Notes, or any payment or other distribution (whether in cash, securities, or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, defeasance, or termination of any such Indebtedness, or any payment (including, without limitation, any payment under a Hedging Agreement) that has a substantially similar effect to any of the foregoing, except:

(i) the payment of regularly scheduled payments of principal (including payments at maturity and any mandatory sinking fund or similar deposit), interest, fees, and the payment of expenses, in each case, as and when due in respect of the ORBCOMM Notes;

(ii) refinancings of the ORBCOMM Notes to the extent not prohibited by Section 6.01; and

(iii) other payments in respect of the ORBCOMM Notes, so long as, (A) no Event of Default has occurred and is continuing or shall result therefrom and (B) the Borrower shall have a minimum Liquidity of $8,000,000.

SECTION 6.09. Transactions with Affiliates. (a) The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into, make, amend, renew or extend any transaction, contract, agreement, understanding, loan, advance or Guarantee with, or for the benefit of, any Affiliate (each, an “Affiliate Transaction”), unless:

(i) such Affiliate Transaction is on terms that are no less favorable to the Borrower or the relevant Restricted Subsidiary than those that would have been obtained in a comparable arm’s-length transaction by the Borrower or such Restricted Subsidiary with a Person that is not an Affiliate of the Borrower or any of its Restricted Subsidiaries; and

(ii) the Borrower delivers to the Administrative Agent, with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $20.0 million, a board resolution set forth in an Officer’s Certificate certifying that such Affiliate Transaction or series of related Affiliate Transactions complies with this Section 6.09 and that such Affiliate Transaction or series of related Affiliate Transactions has been approved by a majority of the disinterested members of the board of directors of the Borrower (if any).

(b) The following items shall not be deemed to be Affiliate Transactions and, therefore, shall not be subject to the provisions of Section 6.09(a):

(i) transactions between or among the Borrower and/or its Restricted Subsidiaries or any Person that shall become a Restricted Subsidiary as part of any such transactions (but excluding any such transaction to the extent that any payments thereunder made by the Borrower or any of its Restricted Subsidiaries to such Person are substantially concurrently paid by such Person to any other Affiliate of the Borrower, except to the extent that any such transaction would not be prohibited by this Section 6.09);

(ii) payment of reasonable and customary fees to, and reasonable and customary indemnification and similar payments on behalf of, directors of the Borrower;

(iii) Investments permitted by Section 6.04 and Restricted Payments that are permitted by the provisions of Section 6.08;

(iv) any sale of Equity Interests (other than Disqualified Stock) of the Borrower;

(v) transactions pursuant to agreements or arrangements in effect on the Effective Date and set forth on Schedule 6.09, or any amendment, modification, or supplement thereto or replacement thereof, as long as such agreement or arrangement, as so amended, modified, supplemented or replaced, taken as a whole, is not more disadvantageous to the Borrower and its Restricted Subsidiaries than the original agreement or arrangement in existence on the Effective Date;

(vi) any employment, consulting, service or termination agreement, or reasonable and customary indemnification arrangements, entered into by the Borrower or any of its Restricted Subsidiaries with officers and employees of the Borrower or any of its Restricted Subsidiaries and the payment of compensation to officers and employees of the Borrower or any of its Restricted Subsidiaries (including amounts paid pursuant to employee benefit plans, employee stock option or similar plans), in each case in the ordinary course of business;

(vii) payments or loans to employees or consultants in the ordinary course of business;

(viii) transactions with a Person that is an Affiliate of the Borrower solely because the Borrower, directly or indirectly, owns Equity Interests in, or controls, such Person;

(ix) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement, which are fair to the Borrower and its Restricted Subsidiaries, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party; and

(x) the reorganization of OE and related transactions through the conversion of debt owed by OE to Satcom and OHB into equity in OE, the sale by Satcom of membership interest in OE to the Borrower in exchange for the cancellation of intercompany debt owed by Satcom to the Borrower and extension and amendment of certain service level agreements in exchange for equity in OE.

SECTION 6.10. Restrictive Agreements. (a) The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(i) pay dividends or make any other distributions on its Capital Stock (or with respect to any other interest or participation in, or measured by, its profits) to the Borrower or any of its Restricted Subsidiaries or pay any liabilities owed to the Borrower or any of its Restricted Subsidiaries;

(ii) make loans or advances to the Borrower or any of its Restricted Subsidiaries; or

(iii) transfer any of its properties or assets to the Borrower or any of its Restricted Subsidiaries.

(b) However, the preceding restrictions shall not apply to encumbrances or restrictions:

(i) existing under, by reason of or with respect to any existing Indebtedness or any other agreements in effect on the Effective Date as set forth on Schedule 6.10 and any amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacements or refinancings thereof, provided that the encumbrances and restrictions in any such amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacement or refinancings are, in the good faith judgment of the Borrower’s board of directors, no more restrictive, taken as a whole, than those contained in existing Indebtedness or such other agreements, as the case may be, as in effect on the Effective Date;

(ii) set forth in this Agreement, the Guarantees and the Security Documents;

(iii) existing under, by reason of or with respect to applicable law, rule regulation or order;

(iv) with respect to any Person or the property or assets of a Person acquired by the Borrower or any of its Restricted Subsidiaries existing at the time of such acquisition and not incurred in connection with or in contemplation of such acquisition, which encumbrance or restriction is not applicable to any Person or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired and any amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacements or refinancings thereof, provided that the encumbrances and restrictions in any such amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacement or refinancings are no more restrictive, taken as a whole, than those in effect on the date of the acquisition;

(v) in the case of Section 6.10(a)(iii):

(1) that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset,

(2) existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Borrower or any Restricted Subsidiary thereof not otherwise prohibited by this Agreement and the Security Documents,

(3) purchase money obligations for property acquired in the ordinary course of business that impose restrictions on the property so acquired,

(4) Liens permitted to be incurred under the provisions of Section 6.02 that limit the right of the debtor to dispose of the assets securing such Liens, or

(5) arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the Borrower or any Restricted Subsidiary thereof in any manner material to the Borrower or any Restricted Subsidiary thereof;

(vi) existing under, by reason of or with respect to any agreement for the sale or other disposition of all or substantially all of the Capital Stock of, or property and assets of, a Restricted Subsidiary that restrict distributions by that Restricted Subsidiary pending such sale or other disposition;

(vii) on cash or other deposits or net worth imposed by customers or required by insurance, surety or bonding companies, in each case, under contracts entered into in the ordinary course of business;

(viii) existing under, by reason of or with respect to Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(ix) existing under, by reason of or with respect to provisions with respect to the disposition or distribution of assets or property, in each case contained in joint venture agreements, limited liability company agreements and other similar agreements and which the Borrower’s board of directors determines shall not adversely affect the Borrower’s ability to make payments of principal or interest payments on the Loans; and

(x) existing under, by reason of or with respect to Indebtedness of any Restricted Subsidiary; provided that either (A) such agreements governing such Indebtedness contain encumbrances and restrictions that in the good faith judgment of the Borrower are not materially more restrictive with respect to any Restricted Subsidiary than those in effect on the Effective Date with respect to that Restricted Subsidiary pursuant to agreements in effect on the Effective Date or (B) Borrower’s board of directors determines in good faith at the time such encumbrances or restrictions are created that they do not adversely affect the Borrower’s ability to make payments of principal or interest payments on the Loans.

SECTION 6.11. Change in Fiscal Year. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, change its fiscal year or change its method of determining fiscal quarters.

SECTION 6.12. Interest Coverage Ratio. The Borrower will not permit the Interest Coverage Ratio to be less than the applicable minimum Interest Coverage Ratio set forth below on the last day of each applicable Fiscal Quarter:

Fiscal Quarter	Minimum Interest Coverage Ratio
December 31, 2017, through and including March 31, 2019	2.00 to 1.00
June 30, 2019, through and including September 30, 2019	2.25 to 1.00
December 31, 2019, through and including March 31, 2020	2.50 to 1.00
June 30, 2020, through and including September 30, 2020	2.75 to 1.00
December 31, 2020, and thereafter	3.00 to 1.00

SECTION 6.13. Consolidated Net Leverage Ratio. The Borrower will not permit the Consolidated Net Leverage Ratio to exceed the applicable maximum Consolidated Net Leverage Ratio set forth below on the last day of each applicable Fiscal Quarter:

Fiscal Quarter	Maximum Net Leverage Ratio
December 31, 2017, through and including June 30, 2018	5.25 to 1.00
September 30, 2018, through and including December 31, 2018	5.00 to 1.00

March 31, 2019, through and including June 30, 2019	4.75 to 1.00
September 30, 2019	4.50 to 1.00
December 31, 2019	4.25 to 1.00
March 31, 2020, and thereafter	4.00 to 1.00

SECTION 6.14. Amendment of Material Documents. The Borrower will not, and will not permit any of its Subsidiaries to, amend, modify, or waive any of its rights under its certificate of incorporation, bylaws, or other organizational documents in any manner materially adverse to the Lenders.

SECTION 6.15. No Impairment of the Security Interests. Except as otherwise permitted under this Agreement, the Intercreditor Agreement, and the Security Documents, neither the Borrower nor any of the Guarantors will be permitted to take any action, or knowingly omit to take any action, which action or omission would have the result of materially impairing the security interest with respect to the Collateral for the benefit of the Administrative Agent, the Collateral Agent, and the Lenders.

ARTICLE 7

EVENTS OF DEFAULT

SECTION 7.01. Events of Default. If any of the following events (“Events of Default”) shall occur:

(a) the Borrower shall fail to pay any principal of any Loan or any LC Reimbursement Obligation when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under any Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days (provided, in the case of any fee or expense, the Borrower shall have received a written invoice at least five Business Days prior);

(c) [reserved];

(d) any representation or warranty made or deemed made by or on behalf of any ORBCOMM Company in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(e) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02(a), 5.04 (with respect to the Borrower’s existence), 5.09, 5.13, or in Article 6;

(f) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in clause (a), (b) or (e) of this Article), and such failure shall continue unremedied for a period of 30 days after receipt of notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender);

(g) any ORBCOMM Company shall fail to make any payment of principal, interest or premium in respect of any Material Indebtedness, when and as the same shall become due and payable (with all applicable grace periods having expired);

(h) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with all applicable grace periods having expired and all applicable notices having been given) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided, this clause (h) shall not apply (x) to secured Indebtedness that becomes due as a result of the voluntary sale or transfer or other disposition of the property or assets securing such Indebtedness or (y) to a Repurchase Right that arises in connection with any “Change of Control” or “Change of Control Triggering Event” (or similar event, however denominated) under any indenture or other agreement in respect of Material Indebtedness permitted under Section 6.01;

(i) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Subsidiary (other than an Immaterial Subsidiary) or their respective debts, or of a substantial part of their respective assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary (other than an Immaterial Subsidiary) or for a substantial part of their respective assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(j) the Borrower or any Subsidiary (other than an Immaterial Subsidiary) shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (i) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary (other than an Immaterial Subsidiary) or for a substantial part of their respective assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(k) the Borrower or any Subsidiary (other than an Immaterial Subsidiary) shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(l) one or more judgments for the payment of money in an aggregate amount in excess of $16,500,000 (except to the extent any applicable third party insurer has acknowledged liability therefor) shall be rendered against the Borrower or any Restricted Subsidiary or any combination thereof and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Restricted Subsidiary to enforce any such judgment;

(m) an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(n) a Change of Control shall occur;

(o) any Regulatory Authorization shall expire or terminate or be revoked or otherwise lost, if such expiration, termination, revocation or loss could reasonably be expected to have a Material Adverse Effect; or

(p) unless such Liens have been released in accordance with the provisions of the Security Documents and the Intercreditor Agreement, first priority Liens on the Collateral having a Fair Market Value in excess of $5.0 million cease to be valid or enforceable, or the Borrower shall assert or any Guarantor shall assert, in any pleading in any court of competent jurisdiction, that any such security interest in the Collateral having a Fair Market Value in excess of $5.0 million is invalid or unenforceable and, in the case of any such Guarantor, the Borrower fails to cause such Guarantor to rescind such assertions within 30 days after the Borrower has actual knowledge of such assertions; provided that if a failure of the sort set forth in this clause (p) is susceptible of cure, no Event of Default shall arise under this clause (p) with respect thereto unless such failure continues for 30 days after notice of such failure shall have been given to the Borrower by the Administrative Agent or any Lender;

then, and in every such event (other than an event with respect to the Borrower described in clause (i) or (j) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, including the Swingline Commitment, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (i) or (j) of this Article, the Commitments (including the Swingline Commitment) shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

ARTICLE 8

THE AGENTS

SECTION 8.01. Appointment. Each of the Lenders and the Issuing Banks hereby irrevocably appoints each of the Administrative Agent and the Collateral Agent as its agent and authorizes (i) the Collateral Agent to sign and deliver the Security Documents and (ii) each such Agent to take such actions on its behalf and to exercise such powers as are delegated to such Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. In addition, to the extent required under the laws of any jurisdiction other than the U.S., each of the Lenders and the Issuing Bank hereby grants to the Administrative Agent any required powers of attorney to execute any Security Document governed by the laws of such jurisdiction on such Lender’s or Issuing Bank’s behalf. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders (including the Swingline Lender and the Issuing Bank), and the Loan Parties shall not have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” as used herein or in any other Loan Documents (or any similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

SECTION 8.02. Rights as a Lender. Any bank serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with any ORBCOMM Company or Affiliate thereof as if it were not an Agent.

SECTION 8.03. Duties and Obligations. No Agent shall have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) no Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) no Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that such Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth in the Loan Documents, no Agent shall have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any ORBCOMM Company that is communicated to or obtained by the bank serving as an Agent or any of its Affiliates in any capacity. No Agent shall be liable for any action taken or not taken by it with the consent of or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction. No Agent shall be deemed to have knowledge of any Default unless and until written notice thereof is given to such Agent by the Borrower or a Lender, and no Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the creation, perfection or priority of Liens on the Collateral or the existence of the Collateral, or (vi) the satisfaction of any condition set forth in Article 4 or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

SECTION 8.04. Reliance. Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. Each Agent may consult with legal counsel (who may be counsel for any ORBCOMM Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 8.05. Actions through Sub-Agents. Any Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by such Agent. Any Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of any Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Facilities as well as activities as an Agent.

SECTION 8.06. Resignation. Subject to the appointment and acceptance of a successor Administrative Agent or Collateral Agent, as the case may be, as provided in this paragraph, each of the Administrative Agent and/or the Collateral Agent may resign at any time by notifying the Lenders, the Issuing Banks and the Borrower. Upon any such resignation, the Required Lenders shall have the right, with the consent of the Borrower (which may not be unreasonably withheld), to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent or Collateral Agent, as the case may be, which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent or Collateral Agent, as the case may be, hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents. The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed in writing between the Borrower and such successor. Notwithstanding the foregoing, in the event no successor Administrative Agent shall have been so appointed and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its intent to resign, the retiring Administrative Agent may give notice of the effectiveness of its resignation to the Lenders, the Issuing Bank and the Borrower, whereupon, on the date of effectiveness of such resignation stated in such notice, (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents, provided that, solely for purposes of maintaining any security interest granted to the Administrative Agent under any Security Document for the benefit of the Secured Parties, the retiring Administrative Agent shall continue to be vested with such security interest as collateral agent for the benefit of the Secured Parties and, in the case of any Collateral in the possession of the Administrative Agent, shall continue to hold such Collateral, in each case until such time as a successor Administrative Agent is appointed and accepts such appointment in accordance with this paragraph (it being understood and agreed that the retiring Administrative Agent shall have no duly or obligation to take any further action under any Security Document, including any action required to maintain the perfection of any such security interest), and (b) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, provided that (i) all payments required to be made hereunder or under any other Loan Document to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person and (ii) all notices and other communications required or contemplated to be given or made to the Administrative Agent shall also directly be given or made to each Lender and the Issuing Bank. Following the effectiveness of the Administrative Agent’s resignation from its capacity as such, the provisions of this Article, Section 2.17, and Section 9.03, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent and in respect of the matters referred to in the proviso under clause (a) above.

SECTION 8.07. Non-Reliance.

(a) Each Lender acknowledges and agrees that the extensions of credit made hereunder are commercial loans and letters of credit and not investments in a business enterprise or securities. Each Lender further represents that it is engaged in making, acquiring or holding commercial loans in the ordinary course of its business and has, independently and without reliance upon the Administrative Agent, any arranger of this credit facility or any amendment thereto or any other Lender and their respective Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder. Each Lender shall, independently and without reliance upon the Administrative Agent, any arranger of this credit facility or any amendment thereto or any other Lender and their respective Related Parties and based on such documents and information (which may contain material, non-public information within the meaning of the U.S. securities laws concerning the Borrower and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document, any related agreement or any document furnished hereunder or thereunder and in deciding whether or to the extent to which it will continue as a Lender or assign or otherwise transfer its rights, interests and obligations hereunder.

(b) Each Lender hereby agrees that (i) it has requested a copy of each Report prepared by or on behalf of the Administrative Agent; (ii) the Administrative Agent (A) makes no representation or warranty, express or implied, as to the completeness or accuracy of any Report or any of the information contained therein or any inaccuracy or omission contained in or relating to a Report and (B) shall not be liable for any information contained in any Report; (iii) the Reports are not comprehensive audits or examinations, and that any Person performing any field examination will inspect only specific information regarding the Loan Parties and will rely significantly upon the Loan Parties’ books and records, as well as on representations of the Loan Parties’ personnel and that the Administrative Agent undertakes no obligation to update, correct or supplement the Reports; (iv) it will keep all Reports confidential and strictly for its internal use, not share the Report with any Loan Party or any other Person except as otherwise permitted pursuant to this Agreement; and (v) without limiting the generality of any other indemnification provision contained in this Agreement, (A) it will hold the Administrative Agent and any such other Person preparing a Report harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Report in connection with any extension of credit that the indemnifying Lender has made or may make to the Borrower, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a Loan or Loans; and (B) it will pay and protect, and indemnify, defend, and hold the Administrative Agent and any such other Person preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including reasonable attorneys’ fees) incurred by the Administrative Agent or any such other Person as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

SECTION 8.08. Not Partners or Co-Venturers; Administrative Agent as Representative of the Secured Parties. (a) The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Administrative Agent) authorized to act for, any other Lender. The Administrative Agent shall have the exclusive right on behalf of the Lenders to enforce the payment of the principal of and interest on any Loan after the date such principal or interest has become due and payable pursuant to the terms of this Agreement.

(b) In its capacity, the Administrative Agent is a “representative” of the Secured Parties within the meaning of the term “secured party” as defined in the UCC. Each Lender authorizes the Administrative Agent to enter into each of the Security Documents to which it is a party and to take all action contemplated by such documents. Each Lender agrees that no Secured Party (other than the Administrative Agent) shall have the right individually to seek to realize upon the security granted by any Security Document, it being understood and agreed that such rights and remedies may be exercised solely by the Administrative Agent for the benefit of the Secured Parties upon the terms of the Security Documents. In the event that any Collateral is hereafter pledged by any Person as collateral security for the Secured Obligations, the Administrative Agent is hereby authorized, and hereby granted a power of attorney, to execute and deliver on behalf of the Secured Parties any Loan Documents necessary or appropriate to grant and perfect a Lien on such Collateral in favor of the Administrative Agent on behalf of the Secured Parties.

SECTION 8.09. Credit Bidding. The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Secured Obligations (including by accepting some or all of the Collateral in satisfaction of some or all of the Secured Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws in any other jurisdictions to which a Lender Party is subject, or (b) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Secured Obligations owed to the Secured Parties shall be credit bid by the Administrative Agent at the direction of the Required Lenders on a ratable basis (with Secured Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the equity interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase). In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles (ii) each of the Secured Parties’ ratable interests in the Secured Obligations which were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) the Administrative Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Required Lenders or their permitted assignees under the terms of this Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 9.02 of this Agreement), (iv) the Administrative Agent on behalf of such acquisition vehicle or vehicles shall be authorized to issue to each of the Secured Parties, ratably on account of the relevant Secured Obligations which were credit bid, interests, whether as equity, partnership, limited partnership interests or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle, all without the need for any Secured Party or acquisition vehicle to take any further action, and (v) to the extent that Secured Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Secured Obligations assigned to the acquisition vehicle exceeds the amount of Secured Obligations credit bid by the acquisition vehicle or otherwise), such Secured Obligations shall automatically be reassigned to the Secured Parties pro rata and the equity interests and/or debt instruments issued by any acquisition vehicle on account of such Secured Obligations shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action. Notwithstanding that the ratable portion of the Secured Obligations of each Secured Party are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each Secured Party shall execute such documents and provide such information regarding the Secured Party (and/or any designee of the Secured Party which will receive interests in or debt instruments issued by such acquisition vehicle) as the Administrative Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.

ARTICLE 9

MISCELLANEOUS

SECTION 9.01. Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i) if to the Borrower:	ORBCOMM Inc.
395 West Passaic Street
Rochelle Park, New Jersey 07662
Facsimile: (703) 433-6400
Attention: Robert Costantini and Christian Le Brun
Email: Costantini.Robert@orbcomm.com
LeBrun.Chris@orbcomm.com

with a copy to:	Milbank, Tweed, Hadley & McCloy
28 Liberty Street
New York, New York 10005
Facsimile: (212) 822-5370
Attention: James Pascale
Email: jpascale@milbank.com

(ii) if to the Administrative Agent, the Collateral Agent, or to the Swingline Lender:

JPMorgan Chase Bank, N.A. 10 S. Dearborn Street
Mail Code IL-0010, L2 Floor
Chicago, IL 60603
Attention: Stacy Slaton
E-mail: stacy.l.slaton@jpmorgan.com

with copies to:	JPMorgan Chase Bank, N.A.
250 Pehle Avenue
Saddlebrook, NJ 07663
Attention: James McDonnell
E-mail: James.j.mcdonnell@chase.com

and

Jones Day 1420 Peachtree Street, N.E.

Suite 800 Atlanta, GA 30309 Attention: Al LaFiandra E-mail: alafiandra@jonesday.com

(iii) if to an Issuing Bank, to it at the address provided to the Borrower for notices to such Issuing Bank in such capacity; and

(iv) if to any Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

All such notices and other communications (i) sent by hand or overnight courier service, or mailed by certified or registered mail shall be deemed to have been given when received, (ii) sent by fax shall be deemed to have been given when sent, provided that if not given during normal business hours for the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day of the recipient, or (iii) delivered through Electronic System to the extent provided in paragraph (b) below shall be effective as provided in such paragraph.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by Electronic System pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article 2 or to compliance and no Default certificates delivered pursuant to Section 5.01(c) unless otherwise agreed by the Administrative Agent and the applicable Lender. Each of the Administrative Agent and the Borrower (on behalf of the Loan Parties) may, in its discretion, agree to accept notices and other communications to it hereunder by Electronic System pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise proscribes, all such notices and other communications (i) sent to an e-mail address shall be deemed received upon being sent, provided that if not given during the normal business hours of the recipient, such notice or a communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, e-mail or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day of the recipient.

(c) Any party hereto may change its address, facsimile number or e-mail address for notices and other communications hereunder by notice to the other parties hereto.

(d) Electronic System.

(i) Each Loan Party agrees that the Administrative Agent may, but shall not be obligated to, make Communications (as defined below) available to the Issuing Bank and the other Lenders by posting the Communications on Debt Domain, Intralinks®, Syndtrak, ClearPar® or a substantially similar Electronic System.

(ii) Any Electronic System used by the Administrative Agent is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of such Electronic System and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or any Electronic System. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Borrower or the other Loan Parties, any Lender, the Issuing Bank or any other Person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s, any Loan Party’s or the Administrative Agent’s transmission of communications through an Electronic System. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Lender or the Issuing Bank by means of electronic communications pursuant to this Section, including through an Electronic System.

SECTION 9.02. Waivers; Amendments. (a) No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (i) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or (ii) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, with the consent of the Required Lenders; provided that no such agreement shall (A) increase the Commitment of any Lender without the written consent of such Lender (including any such Lender that is a Defaulting Lender), (B) reduce or forgive the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce or forgive any interest or fees payable hereunder, without the written consent of each Lender (including any such Lender that is a Defaulting Lender) directly affected thereby (except that any amendment or modification of the financial covenants in this Agreement (or defined terms used in the financial covenants in this Agreement) shall not constitute a reduction in the rate of interest or fees for purposes of this clause (B)), (C) postpone any scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any date for the payment of any interest, fees or other Obligations payable hereunder (other than mandatory prepayments under Section 2.11), or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender (including any such Lender that is a Defaulting Lender) directly affected thereby, (D) change Section 2.18(b) or (d) in a manner that would alter the manner in which payments are shared, without the written consent of each Lender (other than any Defaulting Lender), (E) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (other than any Defaulting Lender) directly affected thereby, (F) change Section 2.20, without the consent of each Lender (other than any Defaulting Lender), (G) release any Guarantor from its obligation under its Facility Guaranty (except as otherwise permitted herein or in the other Loan Documents), without the written consent of each Lender (other than any Defaulting Lender), or (H) except as provided in clause (c) of this Section or in any Security Document, release all or substantially all of the Collateral without the written consent of each Lender (other than any Defaulting Lender); provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Swingline Lender, or the Issuing Bank hereunder without the prior written consent of the Administrative Agent, the Swingline Lender, or the Issuing Bank, as the case may be (it being understood that any amendment to Section 2.20 shall require the consent of the Administrative Agent, the Swingline Lender, and the Issuing Bank); provided further that no such agreement shall amend or modify the provisions of Section 2.07 or any letter of credit application and any bilateral agreement between the Borrower and the Issuing Bank regarding the LC Sublimit or the respective rights and obligations between the Borrower and the Issuing Bank in connection with the issuance of Letters of Credit without the prior written consent of the Administrative Agent and the Issuing Bank, respectively. The Administrative Agent may also amend the Commitment Schedule to reflect assignments entered into pursuant to Section 9.04. Any amendment, waiver or other modification of this Agreement or any other Loan Document that by its terms affects the rights or duties under this Agreement of the Lenders of one or more Classes (but not the Lenders of any other Class), may be effected by an agreement or agreements in writing entered into by the Borrower and the requisite number or percentage in interest of each affected Class of Lenders that would be required to consent thereto under this Section if such Class of Lenders were the only Class of Lenders hereunder at the time.

(c) The Lenders and the Issuing Bank hereby irrevocably authorize the Administrative Agent, at its option and in its sole discretion, to release any Liens granted to the Administrative Agent by the Loan Parties on any Collateral (i) upon the Payment in Full of all Secured Obligations, and the cash collateralization of all Unliquidated Obligations in a manner satisfactory to each affected Lender, (ii) constituting property being sold or disposed of if the Loan Party disposing of such property certifies to the Administrative Agent that the sale or disposition is made in compliance with the terms of this Agreement (and the Administrative Agent may rely conclusively on any such certificate, without further inquiry), and to the extent that the property being sold or disposed of constitutes 100% of the Equity Interests of a Subsidiary, the Administrative Agent is authorized to release any Facility Guaranty, (iii) constituting property leased to a Loan Party under a lease which has expired or been terminated in a transaction permitted under this Agreement, or (iv) as required to effect any sale or other disposition of such Collateral in connection with any exercise of remedies of the Administrative Agent and the Lenders pursuant to Article 7. Except as provided in the preceding sentence, the Administrative Agent will not release any Liens on Collateral without the prior written authorization of the Required Lenders; provided that the Administrative Agent may, in its discretion, release its Liens on Collateral valued in the aggregate not in excess of $1,000,000 during any calendar year without the prior written authorization of the Required Lenders (it being agreed that the Administrative Agent may rely conclusively on one or more certificates of the Borrower as to the value of any Collateral to be so released, without further inquiry). Any such release shall not in any manner discharge, affect, or impair the Secured Obligations or any Liens (other than those expressly being released) upon (or obligations of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral. Any execution and delivery by the Administrative Agent of documents in connection with any such release shall be without recourse to or warranty by the Administrative Agent

(d) If, in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender” or “each Lender affected thereby,” the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but has not been obtained being referred to herein as a “Non-Consenting Lender”), then the Borrower may elect to replace a Non-Consenting Lender as a Lender party to this Agreement, provided that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Borrower, the Administrative Agent and the Issuing Bank shall agree, as of such date, to purchase for cash the Loans and other Secured Obligations due to the Non-Consenting Lender pursuant to an Assignment and Assumption and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date and to comply with the requirements of clause (b) of Section 9.04, and (ii) the Borrower shall pay to such Non-Consenting Lender in same day funds on the day of such replacement (1) all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by the Borrower hereunder to and including the date of termination, including without limitation payments due to such Non-Consenting Lender under Sections 2.15 and 2.17, and (2) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 2.16 had the Loans of such Non-Consenting Lender been prepaid on such date rather than sold to the replacement Lender.

SECTION 9.03. Expenses; Indemnity; Damage Waiver. (a) The Loan Parties, jointly and severally, shall pay all (i) reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication and distribution (including, without limitation, via the internet or through an Electronic System) of the credit facilities provided for herein, the preparation and administration of the Loan Documents and any amendments, modifications or waivers of the provisions of the Loan Documents (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) out-of-pocket expenses incurred by the Administrative Agent, the Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, the Issuing Bank or any Lender, in connection with the enforcement, collection or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) The Loan Parties, jointly and severally, shall indemnify the Administrative Agent, the Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any other agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any ORBCOMM Company, or any Environmental Liability related in any way to any ORBCOMM Company or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not such claim, litigation, investigation or proceeding is brought by any Loan Party or their respective equity holders, Affiliates, creditors or any other third Person and whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, penalties, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. This Section 9.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses or damages arising from any non-Tax claim.

(c) To the extent that any Loan Party fails to pay any amount required to be paid by it to the Administrative Agent (or any sub-agent thereof), the Swingline Lender, or the Issuing Bank (or any Related Party of any of the foregoing) under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, the Swingline Lender, or the Issuing Bank (or any Related Party of any of the foregoing), as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (it being understood that any such payment by the Lenders shall not relieve the Borrowers of any default in the payment thereof); provided that the unreimbursed expense or indemnified loss, claim, damage, penalty, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Swingline Lender, or the Issuing Bank in its capacity as such.

(d) To the extent permitted by applicable law, no Loan Party shall assert, and each Loan Party hereby waives, any claim against any Indemnitee, (i) for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet), or (ii) on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, the Transactions,, any Loan or Letter of Credit or the use of the proceeds thereof; provided that, nothing in this paragraph (d) shall relieve any Loan Party of any obligation it may have to indemnify an Indemnitee against special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.

(e) All amounts due under this Section shall be payable not later than ten Business Days after written demand therefor.

SECTION 9.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent of:

(A) the Borrower, provided that (x) no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee and (y) such consent may not be unreasonably withheld or delayed;

(B) the Administrative Agent;

(C) the Issuing Bank; and

(D) the Swingline Lender.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that assignments made pursuant to Section 2.19(b) shall not require the signature of the assigning Lender to become effective;

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more individuals (each such individual, a “Credit Contact”) to whom all syndicate-level information (which may contain material non-public information about the Borrower, the other Loan Parties and their Related Parties or their respective subsidiaries) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws; and

(E) no assignment shall be made to any natural person, the Borrower, or any of the Borrower’s Affiliates.

For the purposes of this Section 9.04(b), the terms “Approved Fund” and “CLO” have the following meanings:

“Approved Fund” means (a) a CLO and (b) with respect to any Lender that is a fund that invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“CLO” means an entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course and is administered or managed by a Lender or an Affiliate of such Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03 and to any fees payable hereunder that have accrued for such Lender’s account but have not yet been paid). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this (a) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount (and stated interest) of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). Absent manifest error, the entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Banks and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuing Banks and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.05(d) or (e), 2.06(b), 2.18(d) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(vi) The words “execution”, “signed”, “signature” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act or any other similar state laws based on the Uniform Electronic Transactions Act.

(c) Any Lender may, without the consent of the Borrower, the Administrative Agent, the Swingline Lender or any Issuing Bank, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower and the other Lender Parties shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the requirements and limitations therein, including the requirements under Section 2.17(g) (it being understood that the documentation required under Section 2.17(g) shall be delivered to the participating Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 2.19 as if it were an assignee under paragraph (b) of this Section and (B) shall not be entitled to receive any greater payment under Section 2.15 or 2.17, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.19(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.18(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations and Section 1.163-5(b) of the Proposed United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d) Any Lender may, without the consent of the Borrower or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle organized and administered by such Granting Lender (an “SPV”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement, provided that (i) nothing herein shall constitute a commitment by any SPV to make any Loan, (ii) if an SPV elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof and (iii) the SPV shall provide the documentation described in Section 2.17(g) and shall not be entitled to receive any greater payment under Section 2.15 or 2.17 than the Granting Lender would be entitled to receive thereunder. The making of a Loan by an SPV hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPV shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPV, such party will not institute against, or join any other person in instituting against, such SPV any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof; provided that each Lender designating any SPV hereby agrees to indemnify and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such SPV during such period of forbearance. In addition, notwithstanding anything to the contrary contained in this Section 9.04(a), any SPV may (i) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Borrower and Administrative Agent) providing liquidity or credit support to or for the account of such SPV to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPV.

SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to the Loan Documents shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that any Lender Party may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article 8 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06. Counterparts; Integration; Effectiveness; Electronic Execution. (a) This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

(b) Delivery of an executed counterpart of a signature page of this Agreement by telecopy, emailed pdf or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby or thereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that nothing herein shall require the Administrative Agent to accept electronic signatures in any form or format without its prior written consent.

SECTION 9.07. Severability. Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, any Issuing Bank and each of their respective Affiliates is hereby authorized (but only with the consent of the Required Lenders, unless an Event of Default of the type described in paragraph (a), (b), (i) or (j) of Article 7 shall have occurred and be continuing or the maturity of the Loans shall have been accelerated pursuant to Article 7) at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, but excluding (i) trust accounts for the benefit of third parties that have been certified as such by a Financial Officer to the Administrative Agent and the Lender or Issuing Bank that is the depositary bank and (ii) unless the maturity of the Loans shall have been accelerated pursuant to Article 7, up to an aggregate amount of $60,000,000 held in payroll accounts of the Loan Parties that have been certified as such by a Financial Officer to the Administrative Agent and the Lender or Issuing Bank that is the depositary bank) at any time held and other obligations at any time owing by such Lender, such Issuing Bank or such Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender or Issuing Bank, irrespective of whether or not such Lender or Issuing Bank shall have made any demand under this Agreement and although such obligations may be unmatured or are owed to a branch or office of such Lender or Issuing Bank different from the branch or office holding such deposit or obligated on such obligation. The rights of each Lender and Issuing Bank and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender or Issuing Bank and their respective Affiliates may have.

SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b) The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in any Loan Document shall affect any right that any Lender Party may otherwise have to bring any action or proceeding relating to any Loan Document against any Loan Party or its properties in the courts of any jurisdiction.

(c) The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to any Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in any Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12. Confidentiality. (a) Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority or self-regulatory authority, (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) to any other party to this Agreement, (v) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section, to (A) any assignee or pledgee under Section 9.04(d) of or Participant in, or any prospective assignee or pledgee under Section 9.04(d) of or Participant in, any of its rights or obligations under this Agreement or (B) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (vii) with the consent of the Borrower (viii) to any rating agency when required by it, provided that, prior to such disclosure, such rating agency shall undertake to preserve the confidentiality of any confidential information relating to the Loan Parties received by it from the Administrative Agent, Issuing Bank or Lender, as applicable, (ix) to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Loans or (x) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section or (B) becomes available to the Administrative Agent, the Issuing Bank or any Lender on a non-confidential basis from a source other than the Borrower (other than a source actually known by such disclosing Person to be bound by confidentiality provisions comparable to those set forth in this Section 9.12(a)). For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than (x) any such information that is available to any Agent, Issuing Bank or Lender on a non-confidential basis prior to disclosure by the Borrower (other than from a source actually known by such party to be bound by confidentiality obligations) and (y) information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers that serve the lending industry. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

(b) EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.12(a) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

(c) ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER, THE OTHER LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

SECTION 9.13. Several Obligations; Nonreliance; Violation of Law. The respective obligations of the Lenders hereunder are several and not joint and the failure of any Lender to make any Loan or perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. Each Lender hereby represents that it is not relying on or looking to any margin stock (as defined in Regulation U of the Board) for the repayment of the Borrowings provided for herein. Anything contained in this Agreement to the contrary notwithstanding, neither the Issuing Bank nor any Lender shall be obligated to extend credit to the Borrower in violation of any Requirement of Law.

SECTION 9.14. USA PATRIOT ACT. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

SECTION 9.15. Disclosure. Each Loan Party, each Lender and the Issuing Bank hereby acknowledges and agrees that the Administrative Agent and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with, any of the Loan Parties and their respective Affiliates.

SECTION 9.16. Appointment for Perfection. Each Lender hereby appoints each other Lender as its agent for the purpose of perfecting Liens, for the benefit of the Administrative Agent and the Secured Parties, in assets which, in accordance with Article 9 of the UCC or any other applicable law can be perfected only by possession or control. Should any Lender (other than the Administrative Agent) obtain possession or control of any such Collateral, such Lender shall notify the Administrative Agent thereof, and, promptly upon the Administrative Agent’s request therefor shall deliver such Collateral to the Administrative Agent or otherwise deal with such Collateral in accordance with the Administrative Agent’s instructions.

SECTION 9.17. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan or participation in any LC Disbursement, together with all fees, charges and other amounts that are treated as interest on such Loan or LC Disbursement or participation therein under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Loan or LC Disbursement or participation therein in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan or LC Disbursement or participation therein but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or LC Disbursement or participation therein or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.18. No Fiduciary Duty, etc.The Borrower acknowledges and agrees, and acknowledges its subsidiaries’ understanding, that no Lender Party will have any obligations except those obligations expressly set forth herein and in the other Loan Documents and each Lender Party is acting solely in the capacity of an arm’s length contractual counterparty to the Borrower with respect to the Loan Documents and the transaction contemplated therein and not as a financial advisor or a fiduciary to, or an agent of, the Borrower or any other person. The Borrower agrees that it will not assert any claim against any Lender Party based on an alleged breach of fiduciary duty by such Lender Party in connection with this Agreement and the transactions contemplated hereby. Additionally, the Borrower acknowledges and agrees that no Lender Party is advising the Borrower as to any legal, tax, investment, accounting, regulatory or any other matters in any jurisdiction. The Borrower shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated hereby, and the Lender Parties shall have no responsibility or liability to the Borrower with respect thereto.

The Borrower further acknowledges and agrees, and acknowledges its subsidiaries’ understanding, that each Lender Party, together with its affiliates, is a full service securities or banking firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, any Lender Party may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, the Borrower and other companies with which the Borrower may have commercial or other relationships. With respect to any securities and/or financial instruments so held by any Lender Party or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

In addition, the Borrower acknowledges and agrees, and acknowledges its subsidiaries’ understanding, that each Lender Party and its affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which the Borrower may have conflicting interests regarding the transactions described herein and otherwise. No Lender Party will use confidential information obtained from the Borrower by virtue of the transactions contemplated by the Loan Documents or its other relationships with the Borrower in connection with the performance by such Lender Party of services for other companies, and no Lender Party will furnish any such information to other companies. The Borrower also acknowledges that no Lender Party has any obligation to use in connection with the transactions contemplated by the Loan Documents, or to furnish to the Borrower, confidential information obtained from other companies.

SECTION 9.19. Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

SECTION 9.20. Intercreditor Agreement. Each of the Lenders hereby acknowledges that it has received and reviewed the Intercreditor Agreement and agrees to be bound by the terms thereof as if such Lender was a signatory thereto. Each Lender (and each Person that becomes a Lender hereunder pursuant to Section 9.04) hereby authorizes and directs the Administrative Agent to enter into the Intercreditor Agreement on behalf of such Lender and agrees that the Administrative Agent may take such actions on its behalf as is contemplated by the terms of the Intercreditor Agreement. This Agreement and the Loan Documents constitute the “Initial Additional First Lien Debt Facility” as that term is used in the Intercreditor Agreement.

ARTICLE 10

FACILITY GUARANTEE

SECTION 10.01. Guarantee.

(a) Subject to this Article 10, each of the Guarantors hereby, jointly and severally, and fully and unconditionally, guarantees to each Secured Party authenticated and delivered by the Administrative Agent and to the Administrative Agent and its successors and assigns, irrespective of the validity and enforceability of this Agreement, the other Loan Documents, or the obligations of the Borrower hereunder or thereunder, that: (i) the principal of, premium, if any, and interest, if any, on the Secured Obligations will be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of, premium, if any, and interest, if any, on the Secured Obligations, if lawful (subject in all cases to any applicable grace period provided herein), and all other obligations of the Borrower to the Lenders or the Administrative Agent hereunder or thereunder will be promptly paid in full, all in accordance with the terms hereof and thereof; and (ii) in case of any extension of time of payment or renewal of any Secured Obligations, the same will be promptly paid in full when due in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise. Failing payment when due of any amount so guaranteed for whatever reason, the Guarantors shall be jointly and severally obligated to pay the same immediately. Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

(b) The Guarantors hereby agree that, to the maximum extent permitted under applicable law, their obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Loan Documents or this Agreement, the absence of any action to enforce the same, any waiver or consent by any Lender with respect to any provisions hereof or thereof, the recovery of any judgment against the Borrower, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a Guarantor. Each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Borrower, any right to require a proceeding first against the Borrower, protest, notice and all demands whatsoever and covenants that this Facility Guarantee shall not be discharged except by complete performance of the obligations contained in the Loan Documents and this Agreement.

(c) If any Lender or the Administrative Agent is required by any court or otherwise to return to the Borrower, the Guarantors, or any custodian, trustee, liquidator or other similar official acting in relation to any of the Borrower or the Guarantors, any amount paid by any of them to the Administrative Agent or such Lender, this Facility Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

(d) Each Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Lenders in respect of any obligations guaranteed hereby until Payment in Full. Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Lenders and the Administrative Agent, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 7 for the purposes of this Facility Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any declaration of acceleration of such obligations as provided in Article 7 hereof, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purpose of this Facility Guarantee. The Guarantors shall have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Lenders under the Facility Guarantee.

SECTION 10.02. Limitation on Guarantor Liability. Each Guarantor and each Lender hereby confirms that it is the intention of all such parties that the Facility Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to its Facility Guarantee. To effectuate the foregoing intention, the Administrative Agent, the Lenders, and the Guarantors hereby irrevocably agree that the obligations of such Guarantor will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article 10, result in the obligations of such Guarantor under its Facility Guarantee not constituting a fraudulent transfer or conveyance.

SECTION 10.03. Execution and Delivery of Facility Guarantee.

(a) If an officer of a Guarantor whose signature is on this Agreement no longer holds that office at the time it executes this Agreement, the Facility Guarantee shall be valid nevertheless.

(b) Each Guarantor hereby agrees that its Facility Guarantee set forth in Section 10.01 hereof shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Facility Guarantee on any of the Loan Documents.

(c) The delivery of any Loan Document by the Administrative Agent, after the authentication thereof hereunder, shall constitute due delivery of the Facility Guarantee set forth in this Agreement on behalf of the Guarantors.

(d) If required by Section 5.14, the Borrower shall cause such Subsidiaries to execute a Facility Guarantee Supplement in accordance with Section 5.14 and this Article 10, to the extent applicable.

SECTION 10.04. Release of Guarantor.

(a) The Facility Guarantee of a Guarantor shall be released:

(i) in connection with any transaction (including any sale, disposition, exchange or transfer by way of consolidation or merger) after which such Guarantor would no longer constitute a Restricted Subsidiary of the Borrower, if such transaction complies with the terms of this Agreement;

(ii) if the Borrower properly designates any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary under this Agreement;

(iii) upon Payment in Full;

(iv) solely in the case of a Facility Guarantee created pursuant to Section 5.14, upon the release or discharge of the Guarantee which resulted in the creation of such Facility Guarantee pursuant to Section 5.14, except a discharge or release by or as a result of payment under such Guarantee; or

(v) as set forth in Section 9.02.

(b) Any Guarantor not released from its obligations under its Facility Guarantee shall remain liable for the full amount of principal of and interest, if any, on the Loans and for the other obligations of any Guarantor under this Agreement as provided in this Article Ten.

[Remainder of page intentionally blank]

BORROWER:

ORBCOMM INC.

By: /s/ Robert Costantini
Name: Robert Costantini
Title: Executive Vice President
& Chief Financial Officer

[Signature Page to Revolving Credit Agreement]

GUARANTORS:

ORBCOMM LLC
By: ORBCOMM INC., its sole member

By	/s/ Robert Costantini
Name: Robert Costantini
Title: Executive Vice President & Chief Financial Officer

ORBCOMM License Corp.

By	/s/ Robert Costantini
Name: Robert Costantini
Title: Executive Vice President & Chief Financial Officer

ORBCOMM International Holdings LLC
By: ORBCOMM INC., its sole member

By	/s/ Robert Costantini
Name: Robert Costantini
Title: Executive Vice President & Chief Financial Officer

ORBCOMM International Holdings 1 LLC
By: ORBCOMM INC., its sole member

By	/s/ Robert Costantini
Name: Robert Costantini
Title: Executive Vice President & Chief Financial Officer

ORBCOMM International Holdings 2 LLC
By: ORBCOMM INC., its sole member

By	/s/ Robert Costantini
Name: Robert Costantini
Title: Executive Vice President & Chief Financial Officer

ORBCOMM International Holdings 3 LLC
By: ORBCOMM INC., its sole member

By	/s/ Robert Costantini
Name: Robert Costantini
Title: Executive Vice President & Chief Financial Officer

[Signature Page to Revolving Credit Agreement]

ORBCOMM Africa LLC
By: ORBCOMM INC., its sole member

By	/s/ Robert Costantini
Name: Robert Costantini
Title: Executive Vice President & Chief Financial Officer

ORBCOMM AIS LLC
By: ORBCOMM INC., its sole member

By	/s/ Robert Costantini
Name: Robert Costantini
Title: Executive Vice President & Chief Financial Officer

ORBCOMM Central America Holdings LLC
By: ORBCOMM INC., its sole member

By	/s/ Robert Costantini
Name: Robert Costantini
Title: Executive Vice President & Chief Financial Officer

ORBCOMM China LLC
By: ORBCOMM INC., its sole member

By	/s/ Robert Costantini
Name: Robert Costantini
Title: Executive Vice President & Chief Financial Officer

ORBCOMM CIS LLC
By: ORBCOMM INC., its sole member

By	/s/ Robert Costantini
Name: Robert Costantini
Title: Executive Vice President & Chief Financial Officer

ORBCOMM India LLC
By: ORBCOMM INC., its sole member

By	/s/ Robert Costantini
Name: Robert Costantini
Title: Executive Vice President & Chief Financial Officer

[Signature Page to Revolving Credit Agreement]

ORBCOMM Networks, LLC
By: ORBCOMM INC., its sole member

By	/s/ Robert Costantini
Name: Robert Costantini
Title: Executive Vice President & Chief Financial Officer

ORBCOMM SENS, LLC
By: ORBCOMM INC., its sole member

By	/s/ Robert Costantini
Name: Robert Costantini
Title: Executive Vice President & Chief Financial Officer

ORBCOMM South Africa Gateway Company LLC
By: ORBCOMM INC., its sole member

By	/s/ Robert Costantini
Name: Robert Costantini
Title: Executive Vice President & Chief Financial Officer

Ameriscan, Inc.

By	/s/ Robert Costantini
Name: Robert Costantini
Title: Executive Vice President & Chief Financial Officer

GlobalTrak, LLC
By: ORBCOMM INC., its sole member

By	/s/ Robert Costantini
Name: Robert Costantini
Title: Executive Vice President & Chief Financial Officer

InSync Software, Inc.

By	/s/ Robert Costantini
Name: Robert Costantini
Title: Executive Vice President & Chief Financial Officer

[Signature Page to Revolving Credit Agreement]

MobileNet, LLC
By: ORBCOMM INC., its sole member

By	/s/ Robert Costantini
Name: Robert Costantini
Title: Executive Vice President & Chief Financial Officer

SKGTIC Holdings, LLC
By: ORBCOMM INC., its sole member

By	/s/ Robert Costantini
Name: Robert Costantini
Title: Executive Vice President & Chief Financial Officer

StarTrak Information Technologies, LLC
By: ORBCOMM INC., its sole member

By	/s/ Robert Costantini
Name: Robert Costantini
Title: Executive Vice President & Chief Financial Officer

StarTrak Logistics Management Solutions, LLC By: its sole member StarTrak Information Technologies, LLC, by its sole member Orbcomm Inc.

By	/s/ Robert Costantini
Name: Robert Costantini
Title: Executive Vice President & Chief Financial Officer

WAM Solutions, LLC
By: ORBCOMM INC., its sole member

By	/s/ Robert Costantini
Name: Robert Costantini
Title: Executive Vice President & Chief Financial Officer

[Signature Page to Revolving Credit Agreement]

JPMORGAN CHASE BANK, N.A.,
Individually, and as Administrative Agent, Swingline Lender, and Issuing Bank

By:	/s/ James J. McDonnell
Name: James J. McDonnell
Title: Authorized Signer

[Signature Page to Revolving Credit Agreement]

Schedule 2.01

Revolving Commitments

Lender	Revolving Commitment
JPMorgan Chase Bank, N.A.	$25,000,000
Total	$25,000,000.00

Schedule 2.01

Schedule 3.05

Real Properties

Owned Real Property with Estimated Value Exceeding $10,000,000

None.

Schedule 3.05

Schedule 3.06

Disclosed Matters

None.

Schedule 3.06

Schedule 3.12

Subsidiaries

Direct Wholly-Owned Subsidiaries of ORBCOMM Inc. (100% ownership)

OFFICE LOCATIONS, TYPE AND JURISDICTION OF ORGANIZATION

Name of Grantor	Type of Organization	Jurisdiction of Organization
ORBCOMM Inc.	Corporation	Delaware
ORBCOMM LLC	Limited liability company	Delaware
ORBCOMM License Corp.	Corporation	Delaware
ORBCOMM International Holdings LLC	Limited liability company	Delaware
ORBCOMM International Holdings 1 LLC	Limited liability company	Delaware
ORBCOMM International Holdings 2 LLC	Limited liability company	Delaware
ORBCOMM International Holdings 3 LLC	Limited liability company	Delaware
ORBCOMM Africa LLC	Limited liability company	Delaware
ORBCOMM AIS LLC	Limited liability company	Delaware
ORBCOMM Central America Holdings LLC	Limited liability company	Delaware
ORBCOMM China LLC	Limited liability company	Delaware
ORBCOMM CIS LLC	Limited liability company	Delaware
ORBCOMM India LLC	Limited liability company	Delaware
ORBCOMM Networks, LLC	Limited liability company	Delaware
ORBCOMM SENS, LLC	Limited liability company	Delaware
ORBCOMM South Africa Gateway Company LLC	Limited liability company	Delaware
Ameriscan, Inc.	Corporation	Delaware
GlobalTrak, LLC	Limited liability company	Delaware
InSync Software, Inc.	Corporation	Delaware
MobileNet, LLC	Limited liability company	Delaware

Schedule 3.12

Name of Grantor	Type of Organization	Jurisdiction of Organization
SKGTIC Holdings, LLC	Limited liability company	Delaware
StarTrak Information Technologies, LLC	Limited liability company	Delaware
StarTrak Logistics Management Solutions, LLC	Limited liability company	Delaware
WAM Solutions, LLC	Limited liability company	Delaware
Inthinc LLC	Limited liability company	Delaware
Blue Tree Systems Inc	Corporation	Delaware

Schedule 3.12

Schedule 6.01

Existing Indebtedness

None.

Schedule 6.01

Schedule 6.02

Existing Liens

None.

Schedule 6.02

Schedule 6.04

Existing Investments

$650,000 Secured Note by ORBCOMM Inc., as lender to CarrierWeb LLC, as borrower dated June 8, 2017.

Schedule 6.04

Schedule 6.09

Transactions with Affiliates

Intra Company Note by and between ORBCOMM Inc. and ORBCOMM Technology Ireland Limited, payable to ORBCOMM Inc., dated October 2, 2017 in the amount of US$34,750,000.

Intra Company Note by and between Satcom International plc and ORBCOMM Europe payable to Satcom in the amount of €1,466,920 ($1,589,642.80).

Line of Credit by ORBCOMM Inc. to Satcom International plc in the amount of $1,500,000 for working capital purposes. The revolving loan bears interest at 8% per annum and is secured by all of Satcom’s assets, including its membership interest in ORBCOMM Europe. As of December 31, 2015, Satcom had $1,646,643 outstanding under this line of credit.

Intra Company Note by and between ORBCOMM Inc. and SkyWave Mobile Communications Corp. in the remaining outstanding amount of $50,000,000.

Intra Company Note by and between ORBCOMM Inc. and ORBCOMM NL BV in the amount of €16,372,177.

Schedule 6.09

Schedule 6.10

Existing Restrictions

Senior Secured Note held by J.P. Morgan Securities LLC, Raymond James & Associates, Inc., Canaccord Genuity Inc. Macquarie Capital (USA) Inc., in the aggregate amount of $250,000,000, due April 1, 2024.

Schedule 6.10

EXHIBIT A

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each] 2 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including any letters of credit, guarantees, and swingline loans included in such facilities), and (ii) to the extent permitted to be assigned under Applicable Law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

[1]	For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.
[2]	For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.
[3]	Select as appropriate.
[4]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

1.	Assignor[s]:

2.	Assignee[s]:
[Assignee is an [Affiliate][Approved Fund] of [identify Lender]

3.	Borrower:	ORBCOMM, Inc.

4.	Administrative Agent: JPMorgan Chase Bank, N.A.

5.	Credit Agreement:	The Credit Agreement dated as of December [ ], 2017, among ORBCOMM, Inc., the Lenders parties thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and the other agents parties thereto

6.	Assigned Interest[s]:

Assignor[s][5]	Assignee[s][6]	Facility Assigned[7]	Aggregate Amount of Commitment/Loans for all Lenders[8]	Amount of Commitment/ Loans Assigned[8]	Percentage Assigned of Commitment/ Loans[9]		CUSIP Number
			$	$		%
			$	$		%
			$	$		%

[7.	Trade Date:	][10]

[Page break]

[5]	List each Assignor, as appropriate.
[6]	List each Assignee, as appropriate.
[7]	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment.
[8]	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[9]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[10]	To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

Effective Date:                                          , 20         [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR[S][11]
[NAME OF ASSIGNOR]

By:
Name:
Title:

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE[S][12]
[NAME OF ASSIGNEE]

By:
Name:
Title:

[NAME OF ASSIGNEE]

By:
Name:
Title:

[11]	Add additional signature blocks as needed. Include both Fund/Pension Plan and manager making the trade (if applicable).
[12]	Add additional signature blocks as needed. Include both Fund/Pension Plan and manager making the trade (if applicable).

[Consented to and][13] Accepted:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:

[Consented to:][14]

[ORBCOMM, INC.][OTHER LENDER PARTY]

By:
Name:
Title:

[13]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[14]	To be added only if the consent of the Borrower and/or other parties (e.g., Swingline Lender, Issuing Bank) is required by the terms of the Credit Agreement.

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor[s]. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is not a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents [or any collateral thereunder], (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document, or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2 Assignee[s]. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 9.04 of the Credit Agreement (subject to such consents, if any, as may be required thereunder), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts that have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts that have accrued from and after the Effective Date. Notwithstanding the foregoing, the Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to [the][the relevant] Assignee.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State.

EXHIBIT B

FORM OF FACILITY GUARANTEE SUPPLEMENT

This Guarantee Supplement (this “Supplement”), dated as of [                    ] , among [                    ] (the “Guaranteeing Subsidiary”), a subsidiary of ORBCOMM Inc., a Delaware corporation (or its permitted successor) (the “Company”), and JPMorgan Chase Bank, N.A., a national banking association organized under the laws of the United States (or its permitted successor), as administrative agent under the Credit Agreement referred to below (the “Administrative Agent”).

W I T N E S S E T H

WHEREAS, the Company and the other Guarantors party thereto have heretofore executed and delivered to the Administrative Agent a credit agreement (the “Credit Agreement”), dated as of December 18, 2017, providing for the making of certain revolving credit loans (the “Loans”);

WHEREAS, the Credit Agreement provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Administrative Agent a supplement to the Facility Guarantee (as defined in the Credit Agreement) pursuant to which the Guaranteeing Subsidiary shall, subject to Article 10 of the Credit Agreement, unconditionally guarantee the Secured Obligations (as defined in the Credit Agreement) on the terms and conditions set forth therein (the “Facility Guarantee”); and

WHEREAS, pursuant to Article 10 of the Credit Agreement, the Administrative Agent is authorized to execute and deliver this Supplement.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, the Guaranteeing Subsidiary and the Administrative Agent agree as follows for the equal and ratable benefit of the Lenders:

1. Capitalized Terms. Capitalized terms used herein without definition shall have the meanings as- signed to them in the Credit Agreement.

2. Agreement to Guarantee.

(a) Subject to Article 10 of the Credit Agreement, the Guaranteeing Subsidiary fully and unconditionally guarantees to each Lender authenticated and delivered by the Administrative Agent and to the Administrative Agent and its successors and as- signs, irrespective of the validity and enforceability of the Credit Agreement, the Loan Documents, or the obligations of the Company hereunder or thereunder, that:

(i) the principal of, premium, if any, and interest, if any, on the Secured Obligations will be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of, premium, if any, and interest, if any, on the Secured Obligations, if lawful (subject in all cases to any applicable grace period provided herein), and all other obligations of the Company to the Lenders or the Administrative Agent hereunder or thereunder will be promptly paid in full, all in accordance with the terms hereof and thereof; and

(ii) in case of any extension of time of payment or renewal of any Secured Obligations or any of such other obligations, the same will be promptly paid in full when due in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise. Failing payment when due of any amount so guaranteed for whatever reason, the Guarantors shall be jointly and severally obligated to pay the same immediately. The Guaranteeing Subsidiary agrees that this is a guarantee of payment and not a guarantee of collection.

(b) The Guaranteeing Subsidiary hereby agrees that, to the maximum extent permitted under applicable law, its obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Credit Agreement and the other Loan Documents, the absence of any action to enforce the same, any waiver or consent by any Lender with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a Guarantor.

(c) The Guaranteeing Subsidiary hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenants that this Facility Guarantee shall not be discharged except by complete performance of the obligations contained in the Credit Agreement and the other Loan Documents.

(d) If any Lender or the Administrative Agent is required by any court or otherwise to return to the Company, the Guarantors, or any custodian, trustee, liquidator or other similar official acting in relation to any of the Company or the Guarantors, any amount paid by any of them to the Administrative Agent or such Lender, this Facility Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

(e) The Guaranteeing Subsidiary agrees that it shall not be entitled to any right of subrogation in relation to the Lenders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby.

(f) The Guaranteeing Subsidiary agrees that, as between the Guarantors, on the one hand, and the Lenders and the Administrative Agent, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 7 of the Credit Agreement for the purposes of the Facility Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any declaration of acceleration of such obligations as provided in Article 7 of the Credit Agreement, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purpose of the Facility Guarantee.

(g) The Guaranteeing Subsidiary shall have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Lenders under the Facility Guarantee.

(h) The Guaranteeing Subsidiary confirms, pursuant to Section 10.02 of the Credit Agreement, that it is the intention of such Guaranteeing Subsidiary that the Facility Guarantee not constitute (i) a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to the Facility Guarantee or (ii) an unlawful distribution under any applicable state law prohibiting shareholder distributions by an insolvent subsidiary to the extent applicable to the Facility Guarantee. To effectuate the foregoing intention, the Guaranteeing Subsidiary and the Administrative Agent hereby irrevocably agree that the obligations of the Guaranteeing Subsidiary will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guaranteeing Subsidiary that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under Article 10 of the Credit Agreement, result in the obligations of the Guaranteeing Subsidiary under the Facility Guarantee not constituting a fraudulent transfer or conveyance or such an unlawful shareholder distribution.

3. Guaranteeing Subsidiary May Consolidate, Etc., on Certain Terms. The Guaranteeing Subsidiary may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into, any Person other than as set forth in Section 10.04 of the Credit Agreement.

4. Release. The Guaranteeing Subsidiary’s Facility Guarantee shall be released as set forth in Section 10.05 of the Credit Agreement.

5. No Recourse Against Others. No director, officer, employee, incorporator or stockholder of the Guaranteeing Subsidiary shall have any liability for any obligations of the Guaranteeing Subsidiary under the Secured Obligations, the Credit Agreement, this Supplement, the Facility Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. This waiver and release are part of the consideration for the Facility Guarantee.

6. NEW YORK LAW TO GOVERN. THE LAWS OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENT.

7. Counterparts. The parties may sign any number of copies of this Supplement. Each signed copy shall be an original, but all of them together represent the same agreement.

8. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

9. Administrative Agent. The Administrative Agent shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplement or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiary and the Company.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Supplement to be duly executed and attested, all as of the date first above written.

[NAME OF GUARANTEEING SUBSIDIARY]

By:	Name:
Title:

ORBCOMM INC.

By:	Name:
Title:

JPMORGAN CHASE BANK, N.A., AS ADMINISTRATIVE AGENT

By:	Name:
Title:

Exhibit C

FORM OF SECURITY

AGREEMENT

This SECURITY AGREEMENT (this “Agreement”) is dated as of December [        ], 2017 and entered into by and among ORBCOMM INC., a Delaware corporation (the “Borrower”), each of the other undersigned direct and indirect Subsidiaries of the Borrower (each of such undersigned Subsidiaries being referred to herein as a “Subsidiary Grantor” and, collectively, the “Subsidiary Grantors”), each ADDITIONAL GRANTOR that may become a party hereto after the date hereof in accordance with Section 21 hereof (each of the Borrower, each Subsidiary Grantor and each Additional Grantor being referred to herein as a “Grantor” and, collectively, the “Grantors”) and JPMorgan Bank Chase Bank, N.A., solely in its capacity as Collateral Agent (in such capacity, together with its successors and permitted assigns, the “Collateral Agent”) for the Secured Parties. Each capitalized term used herein and defined in the Credit Agreement (as defined below) shall be used herein as therein defined. Each capitalized term utilized in this Agreement that is not defined in the Credit Agreement or in Section 33 of this Agreement, but that is defined in the UCC, including the categories of Collateral listed in Section 1 hereof, shall have the meaning set forth in the UCC (and, if defined in more than one Article of the UCC, shall have the meaning given in Article 9 thereof).

PRELIMINARY STATEMENTS

Reference is made to that certain Credit Agreement dated as of the date hereof (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among the Borrower, the Guarantors party thereto, the Collateral Agent and JPMorgan Chase Bank, N.A., as Administrative Agent (in such capacity, together with its successors and permitted assigns, the “Administrative Agent”), pursuant to which the Administrative Agent may extend credit to the Borrower in the form of revolving loans and letters of credit. The Credit Agreement requires that the Grantors execute and deliver this Agreement. Each Grantor is the Borrower or an Affiliate of the Borrower and will derive substantial benefits from the making of loans pursuant to the Credit Agreement and is willing to execute and deliver this Agreement pursuant to the requirements of the Credit Agreement. Accordingly, the parties hereto agree as follows:

SECTION 1. Grant of Security.

(a) Collateral. Each Grantor hereby grants to the Collateral Agent, for the benefit of the Secured Parties, a security interest in all of such Grantor’s right, title and interest in and to all of the following personal property, in each case whether now owned or existing or hereafter acquired, possessed or arising, whether tangible or intangible, wherever located (all of which collectively shall hereinafter be referred to as the “Collateral”):

(i) all Accounts;

(ii) all Chattel Paper;

(iii) all Money and all Deposit Accounts, together with all amounts on deposit from time to time in such Deposit Accounts;

(iv) all Documents;

(v) all General Intangibles, including Payment Intangibles and all Intellectual Property;

(vi) all Goods, including Inventory, Equipment, Farm Products and Fixtures;

(vii) all Instruments;

(viii) all Investment Property;

(ix) all Letter-of-Credit Rights and other Supporting Obligations;

(x) all Records;

(xi) all Commercial Tort Claims, including those set forth on Schedule 1 annexed hereto;

(xii) all books and records relating to any of the foregoing; and

(xiii) all Proceeds and Accessions with respect to any of the foregoing Collateral.

Each category of Collateral set forth above shall have the meaning set forth in the UCC (to the extent such term is defined in the UCC), it being the intention of Grantors that the description of the Collateral set forth above be construed to include the broadest possible range of assets (but in no event to include the Excluded Property).

(b) Excluded Property. Notwithstanding any other provision of this Agreement, in no event shall the Collateral include, and no Grantor shall be deemed to have granted a security interest in, any of such Grantor’s rights or interests in or under, (i) any lease, license (including any Communications License or ownership or control thereof), contract or agreement to which such Grantor is a party or any property subject to a permitted purchase money security interest to which such Grantor is a party and any of its rights or interest thereunder, to the extent, but only to the extent, that such a grant would, under the terms of such lease, license (including any Communications License or ownership or control thereof), contract, agreement or purchase money arrangement, be prohibited by or result in a breach or violation of (x) any law, rule or regulation applicable to such Grantor or (y) the terms or a condition of, or constitute a default or forfeiture under, or create a right of termination in favor of or require a consent of any other party to, such lease, capital lease, license (including any Communications License or ownership or control thereof), contract, permit, Instrument, Security or franchise or purchase money arrangement (other than, in each case, to the extent that any such law, rule, regulation, term or condition would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law (including the Bankruptcy Code) or principles of equity); provided that immediately upon the ineffectiveness, lapse or termination of any such contractual or legal provision the Collateral shall include, and such Grantor shall be deemed to have granted a security interest in, all such rights and interests as if such provision had never been in effect, (ii) any of the outstanding Equity Interests issued by a Foreign

Subsidiary or CFC Holding Company other than up to 65% of the outstanding Equity Interests of a first-tier Foreign Subsidiary or CFC Holding Company, (iii) any Equity Interests of a Person to the extent that, and for so long as (x) such Equity Interests constitute less than 100% of all Equity Interests of such Person, and the Person or Persons holding the remainder of such Equity Interests are not Subsidiaries or Affiliates of the Borrower and (y) the granting of a security interest hereunder in such Equity Interests would not be permitted by the terms of such issuing Person’s organizational or joint venture documents (other than, in each case, to the extent that any such law, rule, regulation, term or condition would be rendered ineffective pursuant to Sections 9-406, 9- 407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law (including the Bankruptcy Code) or principles of equity), (iv) any motor vehicles and other assets subject to certificates of title, Letter of Credit Rights to the extent not constituting Supporting Obligations and Commercial Tort Claims with a claim value of less than $2,500,000 individually, (v) any “intent-to-use” trademark applications for which a statement of use or an amendment to allege use has not been filed (but only until such statement or amendment is filed), and solely to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of, or void, any registration that issues from such intent-to-use application under applicable federal law, (vi) (w) Excluded Deposit Accounts, (x) any leasehold real property, (y) any fee-owned real property having an individual fair market value not exceeding $2,500,000 (as reasonably determined by the Borrower in good faith and without requirement of delivery of an appraisal or other third- party valuation) and (z) any real property located outside of the United States; (vii) those assets as to which the Borrower reasonably determines in good faith that the cost of obtaining a security interest in or perfection thereof are excessive in relation to the benefit to the Lenders of the security to be afforded thereby, which determination shall be communicated in writing to the Collateral Agent by the Borrower, and those assets with respect to which the granting of security interests in such assets would be prohibited by applicable law or regulation (other than, in each case, to the extent that any such law, rule, regulation, term or condition would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law (including the Bankruptcy Code) or principles of equity); provided that immediately upon the ineffectiveness, lapse or termination of any such provision the Collateral shall include, and such Grantor shall be deemed to have granted a security interest in, all such rights and interests as if such provision had never been in effect; provided that notwithstanding the provisions set forth in clauses (i) through (viii) above, Excluded Property shall not include (and Collateral shall include) (A) any proceeds (as defined in the UCC) of any such assets referred to in clauses (i) through (viii) above except to the extent such proceeds constitute Excluded Property; (B) any asset or property that the Borrower or any Subsidiary Grantor has granted a Lien on or security interest in to secure any other First Priority Obligations; and (C) to the extent permitted by applicable law, and subject to the provisions of Section 18 hereof, any revenues, proceeds, products or receivables derived from business conducted pursuant to any such lease, license (or ownership or control thereof), contract or agreement referred to in clause (i) or (viii) above, the economic value of the Communications Licenses, including the proceeds derived from the sale of any Communications License or the transfer or assignment of ownership or control thereof (all such property excluded from Collateral pursuant to the foregoing clauses (i) through (viii), the “Excluded Property”).

SECTION 2. Security for Secured Obligations.

This Agreement secures, and the Collateral is collateral security for, the prompt payment in full when due and owing, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise, of all Secured Obligations of each Grantor.

SECTION 3. Grantors Remain Liable.

Anything contained herein to the contrary notwithstanding, (a) each Grantor shall remain liable under any contracts and agreements included in the Collateral, to the extent set forth therein, to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (b) the exercise by the Collateral Agent of any of its rights hereunder shall not release any Grantor from any of its duties or obligations under any contracts and agreements included in the Collateral and (c) the Collateral Agent shall not have any obligation or liability under any contracts, licenses and agreements included in the Collateral by reason of this Agreement, nor shall the Collateral Agent be obligated to perform any of the obligations or duties of any Grantor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

SECTION 4. Representations and Warranties.

Each Grantor represents and warrants on and as of the date hereof as follows:

(a) Ownership of Collateral. Such Grantor owns its interests in the Collateral free and clear of any Lien, except for Permitted Liens and except to such extent as would not materially interfere with its ability to conduct its business or to utilize such assets for their intended purposes.

(b) Validity of Security Interest; Perfection. The security interests in the Collateral granted to the Collateral Agent for the benefit of the Secured Parties hereunder constitute valid security interests in the Collateral, securing the payment of the Secured Obligations. Upon the filing of UCC financing statements naming such Grantor as “debtor,” naming the Collateral Agent as “secured party” and describing the Collateral in the filing offices with respect to such Grantor set forth on Schedule 2 annexed hereto, the security interests in the Collateral granted to the Collateral Agent for the benefit of the Secured Parties will constitute perfected security interests therein to the extent a security interest in such Collateral can be perfected by the filing of financing statements under the Uniform Commercial Codes as in effect in the states of such filing offices, prior to all other Liens (except for Permitted Liens). To the extent perfection or priority of the security interest therein is not subject to Article 9 of the UCC, upon recordation of the security interests granted hereunder in Intellectual Property Collateral in the applicable IP Filing Office, the security interests granted to the Collateral Agent for the ratable benefit of the Secured Parties hereunder will constitute valid and perfected security interests in such Intellectual Property Collateral, prior to all other Liens (except for Permitted Liens). Notwithstanding anything to the contrary herein, no Grantor shall be required to make any filings or otherwise take any actions to perfect the Collateral Agent’s security interest in any registrations and applications for registration of Trademarks, Copyrights and Patents filed or acquired after the date hereof outside the United States or incur or reimburse any expenses in connection therewith.

(c) Office Locations; Type and Jurisdiction of Organization; Locations of Equipment and Inventory; Extraordinary Transactions. As of the date hereof, such Grantor’s full legal name as it appears in official filings in the jurisdiction of its organization, type of organization (i.e., corporation, limited partnership, etc.), jurisdiction of organization, chief executive office and organization number, if any, provided by the applicable Governmental Authority of the jurisdiction of organization are set forth on Schedule 3A annexed hereto. As of the date hereof, Schedule 3B annexed hereto lists any other legal name each Grantor has had in the past five years, including the legal name of any other Person to which such Grantor became the direct legal successor by merger in the past five years, in each case together with the date of the relevant change and any other name used by any Grantor on any filings with the Internal Revenue Service at any time in the past five years. Except as set forth on Schedule 3C, no Grantor has acquired all or substantially all the assets of another entity in the past five years. Except as set forth on Schedule 3D, no Grantor is a “transmitting utility” (as defined in Section 9-102(a)(80) of the UCC).

(d) Authorization, Consent, etc. As of the date hereof, no authorization, consent, approval or other action by, and no notice to or filing with, any Governmental Authority is required for either (i) the pledge or grant by any Grantor of the Liens purported to be created in favor of the Collateral Agent hereunder or (ii) the exercise by the Collateral Agent of any rights or remedies in respect of any Collateral, except (x) for the filings contemplated in Section 4(b) above, (y) as may be required, in connection with the disposition of any Collateral, by applicable laws (including laws generally affecting the offering and sale of securities and non-U.S. laws with respect to Foreign Subsidiaries and Excluded Subsidiaries) and (z) for such authorizations, consents, approvals, notices and filings that would not reasonably be expected to result in a Material Adverse Effect.

(e) Securities Collateral. All of the Pledged Subsidiary Equity set forth on Schedule 4 annexed hereto has been validly issued and is fully paid and non-assessable to the extent such concepts are applicable in the jurisdictions of organization of the issuer of such Pledged Subsidiary Equity; as of the date hereof, all of the Pledged Subsidiary Debt set forth on Schedule 5 annexed hereto is the legally valid and binding obligation of the issuers thereof (except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability); except as otherwise permitted under the Loan Documents, there are no outstanding warrants, options or other rights to purchase, or other agreements outstanding with respect to, or property that is now or hereafter convertible into, or that requires the issuance or sale of, any Pledged Subsidiary Equity; Schedule 4 annexed hereto sets forth all of the Pledged Equity owned by each Grantor as of the date hereof (other than Equity Interests in Non-Material Foreign Subsidiaries), and the percentage ownership in each issuer thereof; and Schedule 5 annexed hereto sets forth all of the Pledged Debt evidenced by a promissory note valued in excess of $1,250,000 individually or $5,000,000 in the aggregate that is owned by such Grantor as of the date hereof.

(f) Intellectual Property Collateral. As of the date hereof, the Grantors own or have the right to use all Intellectual Property used in the conduct of their respective business. As of the date hereof, a true and correct list of all Trademark Registrations and applications for any Trademark Registrations owned by such Grantor and material to the conduct of the Grantor’s business as conducted or reasonably expected to be conducted is set forth on Schedule 6 annexed hereto; a list of all issued Patents and applications for any Patents owned by such Grantor and material to the conduct of the Grantor’s business as conducted or reasonably expected to be conducted is set forth on Schedule 7 annexed hereto; and a list of all Copyright Registrations and applications for Copyright Registrations owned by such Grantor and material to the conduct of the Grantor’s business as conducted or reasonably expected to be conducted is set forth on Schedule 8 annexed hereto. As of the date hereof, to each such Grantor’s knowledge, all Intellectual Property listed in Schedules 6, 7, and 8 is valid, subsisting, unexpired and enforceable and no event has occurred or failed to occur which permits, or after notice or lapse of time or both would permit, the revocation, termination, abandonment, or cancellation of any Intellectual Property Collateral of such Grantor (except any patents or registrations naturally expiring) and as of the date hereof no proceedings are currently pending before any Governmental Authority challenging the validity, enforceability, or scope of the assets themselves or such Grantor’s right to own or use any Intellectual Property Collateral of such Grantor, except, in each case, to the extent such revocation, termination or proceedings would not reasonably be expected to result in a Material Adverse Effect; as of the date hereof, no holding, decision or judgment has been rendered by any Governmental Authority which would limit, cancel or question the validity or enforceability of such Grantor’s rights in any Intellectual Property Collateral; and except as set forth in Schedule 10 attached hereto, as of the date hereof, no claim has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property Collateral or the validity or effectiveness of any Intellectual Property Collateral, nor does Grantor know of any valid basis for such claim, except for such claims that in the aggregate would not reasonably be expected to result in a Material Adverse Effect. As of the date hereof, to such Grantor’s knowledge, no Person is infringing, misappropriating, diluting or otherwise violating any rights in any Intellectual Property Collateral except as would not reasonably be expected to have a Material Adverse Effect, and no action is pending in which such Grantor alleges any such infringement, misappropriation, dilution or other violation. Except as set forth in Schedule 10 attached hereto, as of the date hereof, the business of Grantors does not infringe, violate, misuse or misappropriate the rights in Intellectual Property owned or held by any Person, except for such claims and infringements that, in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(g) Chattel Paper. As of the date hereof, such Grantor has no interest in any Chattel Paper with a value in excess of $1,000,000 individually or $5,000,000 in the aggregate for all Grantors, except as set forth in Schedule 9 annexed hereto.

(h) FCC Licenses. As of the date hereof, attached hereto as Schedule 11 is a true and correct list of all of all FCC Licenses owned or held by each Grantor.

The representations and warranties as to the information set forth in Schedules referred to herein are made as to each Grantor (other than Additional Grantors) on and as of the date hereof and as to each Additional Grantor as of the date of the applicable Counterpart, except that, in the case of an IP Supplement or notice delivered pursuant to Section 5(c) hereof, such representations and warranties are made by such Grantor delivering such supplement or notice solely in respect of such identified Collateral as of the date of such supplement or notice.

SECTION 5. Further Assurances.

(a) Generally. Subject to the limitations contained herein and in the Intercreditor Agreement, each Grantor agrees that from time to time, at the expense of Grantors, such Grantor will promptly execute and deliver to the same extent delivered to the Collateral Agent all further instruments and documents, and take all further action, that may be necessary, or that the Collateral Agent may reasonably request, in order to perfect and protect any security interest (including the priority thereof) granted or purported to be granted hereby or to enable the Collateral Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral. Without limiting the generality of the foregoing (except that the Grantors’ obligations expressly set forth in this sentence and otherwise herein with respect to particular types of Collateral shall be construed as limiting such Grantors’ obligations hereunder), each Grantor will: (i) deliver promptly (and in any event within 60 days) to the Collateral Agent all promissory notes and other debt Instruments owed to such Grantor with a value in excess of $1,000,000 individually or $5,000,000 in the aggregate for all Grantors (except for items to be deposited for collection) and, at the request of the Collateral Agent, all original counterparts of Chattel Paper in excess of $1,000,000 individually or $5,000,000 in the aggregate for all Grantors, duly endorsed (in the case of Instruments) and accompanied (in the case of Instruments) by duly executed instruments of transfer or assignment, (ii) (A) execute (if necessary), authorize the filing of (if applicable) and file such financing or continuation statements, or amendments thereto, (B) deliver promptly (and in any event within 60 days) such documents, instruments, notices, records and consents, and take such other actions, necessary to establish that the Collateral Agent has control over Electronic Chattel Paper (within the meaning of Section 9-105 of the UCC) of such Grantor with a fair market value in excess of $1,000,000 individually or $5,000,000 in the aggregate for all Grantors; provided that such control shall not be required if any third party consent or approval is needed to establish such control, and (C) deliver such other instruments or notices, in each case, as may be necessary, or as the Collateral Agent may reasonably request, in order to perfect and preserve the security interests granted or purported to be granted hereby, and (iii) upon reasonable prior request by the Collateral Agent, allow inspection in accordance with and subject to the limitations set forth in the Loan Documents. Each Grantor hereby authorizes the Collateral Agent to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Collateral (including any financing statement indicating that it covers “all assets” or “all personal property” or “all assets of the Debtor, whether now existing or hereinafter arising” of such Grantor, or words of similar effect, and any transmitting utility filings) without the signature of any Grantor. Each Grantor hereby further authorizes the Collateral Agent to file any IP Security Agreements executed by such Grantor in connection herewith with the United States Patent and Trademark Office or United States Copyright Office (or any successor office).

Notwithstanding the foregoing authorizations, in no event shall the Collateral Agent or the Administrative Agent be obligated to prepare or file any financing statements or any documents with the United States Patent and Trademark Office or the United States Copyright Office (or any successor office thereof) whatsoever, or to maintain the perfection of the security interest granted hereunder. Each Grantor agrees to prepare, record and file, at its own expense, financing statements (and amendments and continuation statements when applicable) and the documents with the United States Patent and Trademark Office or the United States Copyright Office (or any successor office thereof), in each case with respect to the Collateral now existing or hereafter created meeting the requirements of applicable state law or federal law in the case of filings with the United States Patent and Trademark Office or the United States Copyright Office (or any successor office thereof) in such manner and in such jurisdictions as are necessary to perfect and maintain perfected the Collateral, and to deliver a file stamped copy of each such financing statement or other evidence of filing to the Collateral Agent.

(b) Securities Collateral. Subject to the limitations in Section 1 and the terms of the Intercreditor Agreement, without limiting the generality of the foregoing Section 5(a), each Grantor agrees that all certificates or Instruments representing or evidencing the Pledged Equity (other than Equity Interests in any Non-Material Foreign Subsidiaries or obtained in connection with the satisfaction of any claims of such Grantor) and Pledged Debt represented by a promissory note with value in excess of $1,000,000 individually or $5,000,000 in the aggregate for all Grantors shall be delivered promptly (and in any event within 60 days after such certificates or Instruments are in the possession of such Grantor) to and held by or on behalf of the Collateral Agent pursuant hereto and shall be in suitable form for transfer by delivery or, as applicable, shall be accompanied by such Grantor’s endorsement, where necessary, or duly executed instruments of transfer or assignments in blank. Any delivery to the Collateral Agent of any such certificates and Instruments shall be accompanied by supplements to Schedules 4 and/or 5 annexed hereto, as applicable; provided that the failure to deliver any such supplements shall not constitute a breach or default hereunder or under any other Loan Document.

(c) Intellectual Property Collateral. The Grantors shall promptly (and in any event within 60 days) notify the Collateral Agent in writing of any applications for registration of Intellectual Property filed or registrations of Intellectual Property acquired by such Grantor. In connection with the delivery of such notice, each Grantor shall execute and deliver to the Collateral Agent an IP Supplement covering any such Intellectual Property Collateral, and submit an IP Security Agreement for recordation with respect thereto in the applicable IP Filing Office; provided that the failure of any Grantor to execute an IP Supplement or submit an IP Security Agreement for recordation with respect to any additional Intellectual Property Collateral shall not impair the security interest of the Collateral Agent therein or otherwise adversely affect the rights and remedies of the Collateral Agent hereunder with respect thereto. Upon delivery to the Collateral Agent of an IP Supplement, Schedules 6, 7 and 8 annexed hereto and Schedule A to each IP Security Agreement, as applicable, shall be deemed modified to include a reference to any right, title or interest in any existing Intellectual Property Collateral or any Intellectual Property Collateral set forth on Schedule A to such IP Supplement.

(d) Commercial Tort Claims. Grantors have no Commercial Tort Claims valued in excess of $1,000,000 individually or $5,000,000 in the aggregate for all Grantors as of the date hereof, except as set forth on Schedule 1 annexed hereto. In the event that a Grantor shall at any time after the date hereof have any Commercial Tort Claim with claim amount in excess of $1,000,000 or $5,000,000 in the aggregate for all Grantors and known to a Financial Officer of the Borrower, the Borrower shall promptly (and in any event within 60 days) notify the Collateral Agent thereof in writing, which notice shall (i) set forth in reasonable detail the basis for and nature of such Commercial Tort Claim and (ii) constitute an amendment to this Agreement (without further consent of any Person) by which such Commercial Tort Claim shall constitute part of the Collateral.

SECTION 6. Certain Covenants of Grantors.

Each Grantor agrees promptly (and, in any event, in sufficient time to enable all filings to be made within any applicable statutory period, under the Uniform Commercial Code of any applicable jurisdiction, that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral, for the benefit of the Secured Parties) to (A) notify the Collateral Agent in writing of any change (i) in legal name of any Grantor, in the identity or type of organization or corporate structure of any Grantor, (iii) in the jurisdiction of organization or incorporation of any Grantor or (iv) in its organizational identification number (in the case of this clause (iv), to the extent an organizational identification number is required by applicable law to be disclosed on the UCC financing statements for such Grantor) and (B) make all filings within any applicable statutory period, under the UCC or otherwise, that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral, for the benefit of the Secured Parties with the same priority as immediately prior to such change.

SECTION 7. Special Covenants With Respect to Accounts.

Except as otherwise provided in this Section 7, each Grantor may continue to collect, at its own expense, all amounts due or to become due to such Grantor under the Accounts. In connection with such collections, each Grantor may take such action as such Grantor may deem necessary or advisable to enforce collection of amounts due or to become due under the Accounts; provided, however, that, subject to the terms of the Intercreditor Agreement, the Collateral Agent (acting on the instructions of the Lenders of a majority of the aggregate principal amount of any loans) shall have the right at any time (but not the obligation), upon the occurrence and during the continuation of an Event of Default and notice to Borrower and such Grantor of its intention to do so, to (i) notify the account debtors or obligors under any Accounts of the assignment of such Accounts to the Collateral Agent and to direct such account debtors or obligors to make payment of all amounts due or to become due to such Grantor thereunder directly to the Collateral Agent, (ii) enforce collection of any such Accounts and (iii) adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as such Grantor might have done.

SECTION 8. Special Covenants With Respect to the Securities Collateral.

(a) Form of Securities Collateral. Subject to the terms of the Intercreditor Agreement, upon the occurrence and during the continuation of an Event of Default and notice to Borrower, the Collateral Agent shall have the right at any time (but not the obligation) to exchange certificates or instruments representing or evidencing Securities Collateral for certificates or instruments of smaller or larger denominations. If any Securities Collateral consisting of Equity Interests in a Domestic Subsidiary is not a security as defined in Section 8-102(a)(15) of the UCC or pursuant to Section 8-103 of the UCC, no Grantor shall take any action that, under such Section, converts such Securities Collateral into a security without prior written notice thereof to the Collateral Agent and causing the issuer thereof to issue to it certificates or instruments evidencing such Securities Collateral, which it shall promptly deliver to the Collateral Agent as provided in Section 5(b).

(b) Voting and Distributions. Subject to the terms of the Intercreditor Agreement and except as provided in the immediately succeeding paragraph, (i) each Grantor shall be entitled to exercise any and all voting and other consensual rights pertaining to the Securities Collateral or any part thereof for any purpose not prohibited by the terms of this Agreement or the Credit Agreement; and (ii) each Grantor shall be entitled to receive and retain any and all dividends, other distributions, principal and interest paid in respect of the Securities Collateral.

(c) Subject to the terms of the Intercreditor Agreement, upon the occurrence and during the continuation of an Event of Default with respect to the Collateral Agent’s exercise of remedies with respect to the Collateral, upon prior written notice from the Collateral Agent to the Borrower and any Grantor, all rights of such Grantor to exercise the voting and other consensual rights which it would otherwise be entitled to exercise pursuant hereto shall cease (other than with respect to dividends, payments and proceeds expressly permitted by the Credit Agreement to be paid to a party other than the Collateral Agent or any Secured Party after the occurrence and during the continuance of an Event of Default), and all such rights shall thereupon become vested in the Collateral Agent who shall thereupon have the sole right to exercise such voting and other consensual rights; and (y) except as otherwise specified in the Credit Agreement or in such notice from the Collateral Agent, all rights of such Grantor to receive the dividends, other distributions, principal and interest payments which it would otherwise be authorized to receive and retain pursuant hereto shall cease, and all such rights shall thereupon become vested in the Collateral Agent who shall thereupon have the sole right to receive such dividends, other distributions, principal and interest payments. All dividends, principal, interest payments and other distributions which are received by such Grantor contrary to the provisions of clause (y) above shall be received for the benefit of the Collateral Agent, shall be segregated from other funds of such Grantor and shall be paid over to the Collateral Agent upon demand in the same form as so received (with any necessary endorsements). Any and all money and other property paid over to or received by the Collateral Agent pursuant to the provisions of this Section shall be applied in accordance with the provisions of Section 15 of this Agreement. After all Events of Default have been cured or waived, the Collateral Agent shall promptly repay to each Grantor (without interest) all dividends, interest, principal or other distributions that such Grantor would otherwise be permitted to retain pursuant to the terms of paragraph (b) above and that remain in such account.

SECTION 9. Special Covenants With Respect to the Intellectual Property Collateral.

(a) With respect to Intellectual Property Collateral material to the conduct of the Grantors’ business as conducted or reasonably expected to be conducted, each Grantor shall, except to the extent permitted under the Credit Agreement:

(i) use commercially reasonable efforts so as not to permit the inclusion in any contract to which it hereafter becomes a party of any provision that could or might in any way materially impair or prevent the creation of a security interest in, or the assignment of, such Grantor’s rights and interests in any such Intellectual Property Collateral acquired under such contracts;

(ii) take commercially reasonable steps to protect the secrecy of all material trade secrets owned by such Grantor relating to the products and services sold or delivered under or in connection with such Intellectual Property Collateral, including, where appropriate, entering into confidentiality agreements with employees and labeling and restricting access to secret information and documents;

(iii) take commercially reasonable steps to use proper statutory notice in connection with its use of any of such Intellectual Property Collateral owned by such Grantor and products and services covered by such Intellectual Property Collateral owned by such Grantor, in each case to the extent necessary under applicable law to protect such Intellectual Property Collateral (or, with respect to Patents among such Intellectual Property Collateral licensed by such Grantor, in all material respects in accordance with the terms of the applicable license agreement); and

(iv) use a commercially appropriate standard of quality (which may be consistent with such Grantor’s past practices) in the manufacture, sale and delivery of products and services sold or delivered under or in connection with the Trademarks owned by such Grantor (or, with respect to Trademarks licensed by such Grantor, in all material respects in accordance with the terms of the applicable license agreement).

(b) Except as otherwise provided in this Section 9, each Grantor shall continue to collect, at its own expense, all amounts due or to become due to such Grantor in respect of the Intellectual Property Collateral or any portion thereof. In connection with such collections, each Grantor may take such action as such Grantor deems reasonably necessary or advisable to enforce collection of such amounts; provided that, subject to the terms of the Intercreditor Agreement, the Collateral Agent shall have the right (but not the obligation) at any time, after the occurrence and during the continuation of an Event of Default and upon prior written notice to the Borrower and such Grantor of its intention to do so, to notify the obligors with respect to any such amounts of the existence of the security interest created hereby and to direct such obligors to make payment of all such amounts directly to the Collateral Agent, and, upon such notification and at the expense of such Grantor, to enforce collection of any such amounts and to adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as such Grantor might have done. Subject to the terms of the Intercreditor Agreement, after receipt by the Borrower and any Grantor of the notice from the Collateral Agent referred to in the proviso to the preceding sentence after the occurrence and during the continuance of any Event of Default, (i) all amounts and proceeds (including checks and Instruments) received by such Grantor in respect of amounts due to such Grantor in respect of such Intellectual Property Collateral or any portion thereof shall be received for the benefit of the Collateral Agent hereunder, shall be segregated from other funds of such Grantor and shall be paid over or delivered to the Collateral Agent upon demand in the same form as so received (with any necessary endorsement) to be held as cash Collateral and applied as provided by Section 15 hereof, and (ii) such Grantor shall not adjust, settle or compromise the amount or payment of any such amount or release wholly or partly any obligor with respect thereto or allow any credit or discount thereon.

(c) Each Grantor shall diligently prosecute and maintain (including by filing any applicable renewals), unless and until such Grantor, in its reasonable business judgment, decides otherwise, (i) any registration or application for registration relating to any of the Intellectual Property Collateral owned by such Grantor and set forth on Schedule 6, 7 or 8 annexed hereto, as applicable, that is pending as of the date of this Agreement, (ii) any

Copyright Registration (except for works of nominal commercial value or with respect to which such Grantor has determined in the exercise of its reasonable business judgment that it shall not seek registration), and (iii) any application pending on any future patentable but unpatented innovation or invention comprising material Intellectual Property Collateral owned by such Grantor. Any expenses incurred in connection therewith shall be borne solely by Grantors.

(d) Except as provided herein, each Grantor shall have the right to commence and prosecute in its own name, as real party in interest, for its own benefit and at its own expense, such suits, proceedings or other actions for infringement, unfair competition, dilution, misappropriation or other damage, or opposition, cancellation, reexamination or reissue proceedings as are necessary to protect the Intellectual Property Collateral.

(e) In addition to, and not by way of limitation of, the granting of a security interest in the Collateral pursuant hereto, each Grantor, effective upon the occurrence and during the continuance of an Event of Default, subject to the terms of the Intercreditor Agreement, hereby assigns, transfers and conveys to the Collateral Agent the nonexclusive right and license to use all Trademarks, trade names, Copyrights, Patents or technical processes (including the Intellectual Property Collateral) owned or used by such Grantor that relate to the Collateral, together with any goodwill associated therewith, subject, with respect to Trademarks, to reasonable quality control in favor of such Grantor, all to the extent necessary to enable the Collateral Agent to realize on the Collateral in accordance with this Agreement and to enable any transferee or assignee of the Collateral to enjoy the benefits of the Collateral; provided, however, that to the extent the assignment, transfer or conveyance of such license would violate the terms of any agreement to which any Grantor is a party or otherwise bound, no such assignment, transfer or conveyance shall be deemed granted with respect to the Intellectual Property that is subject to such agreement. This right shall inure to the benefit of all permitted successors, assigns and transferees of the Collateral Agent and its permitted successors, assigns and transferees, whether by voluntary conveyance, operation of law, assignment, transfer, foreclosure, deed in lieu of foreclosure or otherwise. Such right and license shall be granted free of charge, without requirement that any monetary payment whatsoever be made to such Grantor. If and to the extent that any Grantor is permitted to license the Intellectual Property Collateral upon the occurrence and during the continuance of an Event of Default, the Collateral Agent shall promptly enter into a non-disturbance agreement or other similar arrangement, at such Grantor’s request and expense, with such Grantor and any licensee of any Intellectual Property Collateral permitted hereunder in form reasonably satisfactory to the Collateral Agent pursuant to which (i) the Collateral Agent shall agree not to disturb or interfere with such licensee’s rights under its license agreement with such Grantor so long as such licensee is not in default thereunder, and (ii) such licensee shall acknowledge and agree that the Intellectual Property Collateral licensed to it is subject to the security interest created in favor of the Collateral Agent and the other terms of this Agreement.

SECTION 10. Collateral Agent Appointed Attorney-in-Fact.

Each Grantor hereby appoints the Collateral Agent the attorney-in-fact of such Grantor for the purpose of carrying out the provisions of this Agreement and taking any action and executing any instrument that the Collateral Agent may deem necessary or advisable to accomplish the purposes hereof at any time after and during the continuance of an Event of Default, which appointment is irrevocable (until termination of this Agreement or the Credit Agreement in accordance with the terms hereof or thereof) and coupled with an interest. Without limiting the generality of the foregoing, the Collateral Agent shall have the right (but not the obligation), upon the occurrence and during the continuance of an Event of Default and notice by the Collateral Agent to the Borrower or Grantor of its intent to exercise such rights, with full power of substitution either in the Collateral Agent’s name or in the name of such Grantor:

(a) to obtain and adjust insurance required to be maintained by such Grantor pursuant to the Credit Agreement;

(b) to ask for, demand, collect, sue for, recover, compound, receive and give a quittance and receipts for moneys due and to become due under or in respect of any of the Collateral;

(c) to receive, endorse and collect any drafts or other Instruments, Documents, Chattel Paper and other documents in connection with clauses (a) and (b) above;

(d) to file any claims or take any action or institute any proceedings that the Collateral Agent may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce or protect the rights of the Collateral Agent with respect to any of the Collateral;

(e) to pay or discharge taxes or Liens (other than taxes not required to be discharged pursuant to the Credit Agreement and Permitted Liens) levied or placed upon or threatened against the Collateral, the legality or validity thereof and the amounts necessary to discharge the same to be determined by the Collateral Agent in its sole discretion, any such payments made by the Collateral Agent to become obligations of such Grantor to the Collateral Agent, due and payable immediately upon demand;

(f) to sign and endorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications and notices in connection with Accounts and other documents relating to the Collateral; and

(g) generally to sell, transfer, pledge, make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Collateral Agent were the absolute owner thereof for all purposes, and to do, at the Collateral Agent’s option and Grantors’ expense, at any time or from time to time, all acts and things that the Collateral Agent deems necessary to protect, preserve or realize upon the Collateral and the Collateral Agent’s security interest therein in order to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.

SECTION 11. Collateral Agent May Perform.

If any Grantor fails to materially perform any agreement contained herein, with regard to the Collateral, the Collateral Agent may (but shall have no obligation to) itself perform, or cause performance of, such agreement, and the expenses of the Collateral Agent incurred in connection therewith shall be payable pursuant to the Credit Agreement.

SECTION 12. Standard of Care.

The powers conferred on the Collateral Agent hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for the exercise of reasonable care in the custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Collateral Agent shall have no duty as to any Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral. The Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of Collateral in its possession if such Collateral is accorded treatment substantially equal to that which the Collateral Agent accords its own property.

SECTION 13. Remedies.

(a) Generally. If any Event of Default shall have occurred and be continuing (and subject to any notices to the Borrower in accordance with Section [•] of the Credit Agreement), subject to the terms of the Intercreditor Agreement, the Collateral Agent may (but shall not be obligated to), subject to Section 20 hereof, exercise in respect of the Collateral, in addition to all other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party on default under the UCC (whether or not the UCC applies to the affected Collateral), and also may (but shall not be obligated to) (i) require each Grantor to, and each Grantor hereby agrees that it will at its expense and upon reasonable request of the Collateral Agent forthwith, assemble all or part of the Collateral as directed by the Collateral Agent and make it available to the Collateral Agent at a place to be designated by the Collateral Agent that is reasonably convenient to both parties, (ii) enter onto the property where any Collateral is located and take possession thereof with or without judicial process, provided that the Collateral Agent shall use commercially reasonable efforts to provide the applicable Grantor with notice thereof prior to or promptly after such entry, (iii) prior to the disposition of the Collateral, store, process, repair or recondition the Collateral or otherwise prepare the Collateral for disposition in any manner to the extent the Collateral Agent deems appropriate, provided that the Collateral Agent shall use commercially reasonable efforts to provide the applicable Grantor with notice thereof prior to or promptly after such preparation, (iv) take possession of any Grantor’s premises or place custodians in exclusive control thereof, remain on such premises and use the same and any of such Grantor’s equipment for the purpose of completing any work in process, taking any actions described in the preceding clause (iii) and collecting any Secured Obligation, provided that the Collateral Agent shall use commercially reasonable efforts to provide the applicable Grantor with notice thereof prior to or promptly after such possession or occupation and (v) without further notice except as specified below, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Collateral Agent’s offices or elsewhere, for cash, on credit or for future delivery, at such time or times and at such price or prices and upon such other terms as the Collateral Agent may deem commercially reasonable. The Collateral Agent may be the purchaser of any or all of the Collateral at any such sale and the Collateral Agent shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Secured Obligations as a credit on account of the Collateral Agent at such sale. Each purchaser at any such sale shall hold the property sold absolutely free from any claim or right on the part of any Grantor, and each

Grantor hereby waives (to the extent permitted by applicable law) all rights of redemption, stay and/or appraisal which it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. Each Grantor agrees, to the extent permitted by applicable law, that, to the extent notice of sale shall be required by law, at least ten days’ notice to such Grantor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Collateral Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. Each Grantor hereby waives, to the extent permitted by applicable law, any claims against the Collateral Agent arising by reason of the fact that the price at which any Collateral may have been sold at such a private sale was less than the price which might have been obtained at a public sale, even if the Collateral Agent accepts the first offer received and does not offer such Collateral to more than one offeree.

(b) Securities Collateral. Each Grantor recognizes that, by reason of certain prohibitions contained in the Securities Act and applicable state securities laws, the Collateral Agent may be compelled, with respect to any sale of all or any part of the Securities Collateral conducted without prior registration or qualification of such Securities Collateral under the Securities Act and/or such state securities laws, to limit purchasers to those who will agree, among other things, to acquire the Securities Collateral for their own account, for investment and not with a view to the distribution or resale thereof. Each Grantor acknowledges that any such private placement may be at prices and on terms less favorable than those obtainable through a sale without such restrictions (including an offering made pursuant to a registration statement under the Securities Act) and, notwithstanding such circumstances, each Grantor agrees, to the extent permitted by applicable law, that any such private placement shall not be deemed, in and of itself, to be commercially unreasonable and that the Collateral Agent shall have no obligation to delay the sale of any Securities Collateral for the period of time necessary to permit the issuer thereof to register it for a form of sale requiring registration under the Securities Act or under applicable state securities laws, even if such issuer would, or should, agree to so register it.

SECTION 14. Additional Remedies for Intellectual Property Collateral.

(a) Anything contained herein to the contrary notwithstanding, subject to the terms of the Intercreditor Agreement, upon the occurrence and during the continuation of an Event of Default and the delivery of notice to the Borrower in accordance with Section [•] of the Credit Agreement, (i) the Collateral Agent shall have the right (but not the obligation) to bring suit, in the name of any Grantor, the Collateral Agent or otherwise, to enforce any Intellectual Property Collateral, in which event each Grantor shall, at the request of the Collateral Agent, do any and all lawful acts and execute any and all documents required by the Collateral Agent in aid of such enforcement, (ii) upon written demand from the Collateral Agent, each Grantor shall execute and deliver to the Collateral Agent an assignment or assignments of the Intellectual Property Collateral and such other documents as are necessary or appropriate to carry out the intent and purposes of this Agreement, and (iii) each Grantor agrees that such an assignment and/or recording shall be applied to reduce the Secured Obligations outstanding only to the extent that the Collateral Agent receives cash proceeds in respect of the sale of, or other realization upon, the Intellectual Property Collateral.

(b) If (i) an Event of Default shall have occurred and, by reason of cure, waiver, modification, amendment or otherwise, no longer be continuing, (ii) no other Event of Default shall have occurred and be continuing, (iii) an assignment to the Collateral Agent of any rights, title and interests in and to the Intellectual Property Collateral shall have been previously made, and (iv) the Secured Obligations shall not have become immediately due and payable, the Collateral Agent shall promptly execute and deliver to such Grantor such assignments (at the sole cost and expense of such Grantor) as may be reasonably requested by such Grantor to reassign to such Grantor any such rights, title and interests as may have been assigned to the Collateral Agent as aforesaid, subject to any disposition thereof that may have been made by the Collateral Agent; provided, after giving effect to such reassignment, the Collateral Agent’s security interest granted pursuant hereto, as well as all other rights and remedies of the Collateral Agent granted hereunder, shall continue to be in full force and effect; and provided, further, the rights, title and interests so reassigned shall be free and clear of all Liens other than Liens (if any) encumbering such rights, title and interest at the time of their assignment to the Collateral Agent and Permitted Liens.

SECTION 15. Application of Proceeds.

(a) The Collateral Agent shall, subject to the Intercreditor Agreement or any other intercreditor agreement to which the Collateral Agent is party in respect of the Secured Obligations, apply the proceeds of any collection or sale of Collateral, including any Collateral consisting of cash, in the following order of priority:

(i) first, to amounts owing to the Collateral Agent in its capacity as such in accordance with the terms hereof and the Credit Agreement and to amounts owing to the Administrative Agent in its capacity as such in accordance with the terms of the Credit Agreement;

(ii) second, to the payment in full of the Secured Obligations and any breakage, termination or other payments due under Cash Management Agreements (the amounts so applied to be distributed among the Secured Parties pro rata in accordance with the respective amount of the Secured Obligations owed to them on the date of any such distribution); and

(iii) third, to the Borrower and/or other persons entitled thereto.

(b) If, despite the provisions of this Agreement, any Secured Party shall receive any payment or other recovery in excess of its portion of payments on account of the Secured Obligations to which it is then entitled in accordance with this Agreement, such Secured Party shall hold such payment or other recovery in trust for the benefit of all Secured Parties hereunder for distribution in accordance with this Section 15.

(c) Upon any sale of Collateral by the Collateral Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the purchase money therefor by the Collateral Agent or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Collateral Agent or such officer or be answerable in any way for the misapplication thereof.

SECTION 16. Indemnity and Expenses.

(a) The parties hereto agree that the Collateral Agent shall be entitled to reimbursement of its expenses incurred hereunder as provided in the Credit Agreement and references to “the Borrower” therein shall be read as if they were references to each Grantor and references to “the Administrative Agent” therein shall be read as if they were references to the Collateral Agent.

(b) Without limitation of its indemnification obligations under the other Loan Documents, the Borrower and each Grantor agree to indemnify the Collateral Agent and the other Indemnitees against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable and documented fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of, the execution, delivery or performance of this Agreement or any claim, litigation, investigation or proceeding relating to any of the foregoing agreements or instruments contemplated hereby, or to the Collateral, whether or not any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses resulted from (x) the gross negligence, bad faith or willful misconduct of such Indemnitee or of any of its controlled Affiliates or controlling Persons or any of the officers, directors, employees, agents, advisors or members of any of the foregoing, in each case who are involved in or aware of the Transactions (as determined by a court of competent jurisdiction in a final and non-appealable decision) or (y) disputes solely between and among such Indemnitees to the extent such disputes do not arise from any act or omission of the Borrower or any of its Affiliates (other than with respect to a claim against an Indemnitee acting in its capacity as Collateral Agent, Administrative Agent or similar role under the Loan Documents unless such claim arose from the gross negligence, bad faith or willful misconduct of such Indemnitee).

(c) Any such amounts payable as provided hereunder shall be additional Secured Obligations secured hereby and by the other Collateral Documents. The provisions of this Section 16 shall remain operative and in full force and effect regardless of the termination of this Agreement or any other Loan Document, the consummation of the transactions contemplated hereby, the repayment of any of the Secured Obligations, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Collateral Agent or any other Secured Party. All amounts due under this Section 16 shall be payable within ten days of written demand therefor. This Section 16 shall survive the termination of this Agreement and the resignation or removal of the Collateral Agent.

SECTION 17. Continuing Security Interest; Termination and Release.

(a) This Agreement shall create a continuing security interest in the Collateral and shall (i) remain in full force and effect until the release of such security interest in the Collateral, as provided in Section 9.02(c) of the Credit Agreement, (ii) be binding upon Grantors and their respective successors and assigns, and (iii) inure, together with the rights and remedies of the Collateral Agent hereunder, to the benefit of the Collateral Agent and its permitted successors, transferees and permitted assigns.

(b) The Liens securing the Secured Obligations will be released, in whole or in part, as provided in Section 9.02(c) of the Credit Agreement.

(c) In connection with any termination, release or subordination pursuant to paragraph (b) of this Section 17, the Collateral Agent shall execute and deliver to any Grantor, at such Grantor’s expense, all documents that such Grantor shall reasonably request to evidence such termination, release or subordination. Any execution and delivery of documents pursuant to this Section 17 shall be without recourse to or warranty by the Collateral Agent.

(d) Upon receipt by the Collateral Agent of an officer’s certificate duly executed by the Borrower certifying that a termination, release or subordination as described in this Section 17 has occurred with respect to a Grantor, the Collateral Agent shall proceed in accordance with paragraph (c) of this Section 17.

SECTION 18. Communications Regulatory Matters.

(a) Notwithstanding any other provision of this Agreement, the Grantors and the Collateral Agent, on behalf of the Secured Parties, agree that the consummation of any foreclosure by the Collateral Agent in respect of any security interest encompassing the economic value of any Communications License, including the proceeds derived from the sale of any Communications License, or the transfer or assignment of ownership or control thereof, could be deemed under applicable law to require prior Communications Regulatory Authority approval in one or more countries. The Collateral Agent hereby: agrees that to the extent prior Communications Regulatory Authority approval is required pursuant to any applicable law as shall be determined by the holder of any subject Communications License after reasonable consultation with the Collateral Agent for (i) the operation and effectiveness of any grant, right or remedy under any security interest granted hereunder, or (ii) taking any action that may be taken by the Collateral Agent hereunder, such grant, right, remedy or actions will be subject to such prior Communications Regulatory Authority approval having been obtained by the holder of any subject Communications License and the respective intended assignee or transferee thereof; and (b) acknowledges that to the extent required by applicable law, the voting rights in certain pledged equity constituting Collateral, as well as de jure, de facto and negative control over any Communications License shall remain with the Borrower and the Grantors even in the event of a Default, but only until such time as all required prior Communications Regulatory Authority approvals shall have been obtained to permit the exercise of security holder rights by a purchaser at a public or private sale of certain pledged equity constituting Collateral or to the exercise of such rights by a receiver, trustee, conservator or other agent duly appointed in accordance with the applicable law. The Grantors hereby agree, upon the occurrence and during the continuance of an Event of Default, at the Collateral Agent’s request, as directed by and on behalf of the Secured Parties, (a) to file or cause to be filed such applications or other submissions necessary to apply for any required prior Communications Regulatory Authority approval, (b) to take such other actions reasonably required by the Collateral Agent, to obtain such Communications Regulatory Authority approvals, and (c) to use their commercially reasonable best efforts to assist in obtaining any other required approval of the applicable Communications Regulatory Authority, if required, for any action or transactions contemplated hereby, including, without limitation, the preparation, execution and filing with any Communications Regulatory Authority of the designated assignor’s or transferor’s portion of any application for consent to the assignment or transfer of control of any Communications License or the assignment or transfer of control of any portion of the Collateral, relating to any Communications License.

(b) The Grantors acknowledge that compliance with the provisions of Section 18(a) is integral to the Secured Parties’ realization of the value of the Collateral, that there is no adequate remedy at law for failure by the Grantors to comply with the provisions of this Section 18 and that such failure would not be adequately compensable in damages, and therefore agree that this section may be specifically enforced.

SECTION 20. Collateral Agent as Agent.

By acceptance of the benefits of this Agreement and any other Collateral Document, each Secured Party (whether or not a signatory hereto) (a) appoints the Collateral Agent as its agent hereunder and under such other Collateral Documents, (b) confirms that the Collateral Agent shall have the authority to act as the exclusive agent of such Secured Party for the enforcement of any provisions of this Agreement and such other Collateral Documents against any Grantor, the exercise of powers, rights and remedies hereunder or thereunder and the giving or withholding of any consent or approval hereunder or thereunder relating to any Collateral or any Grantor’s obligations with respect thereto (including, without limitation, entering into the Intercreditor Agreement on behalf of the Secured Parties), (c) agrees that it shall not take any action to enforce any provisions of this Agreement or any other Collateral Document against any Grantor, to exercise any remedy hereunder or thereunder or to give any consents or approvals hereunder or thereunder except as expressly provided in this Agreement or any other Collateral Document and (d) agrees to be bound by the terms of this Agreement and any other Collateral Document.

SECTION 21. Additional Grantors.

The initial Grantors hereunder shall be the Borrower and such of its Subsidiaries as are signatories hereto on the date hereof. From time to time subsequent to the date hereof, additional Subsidiaries of the Borrower may become Additional Grantors, by executing a Counterpart. Upon delivery of any such Counterpart to the Collateral Agent, notice of which is hereby waived by the Grantors, each such Additional Grantor shall be a Grantor and shall be as fully a party hereto as if such Additional Grantor were an original signatory hereto. Each Grantor expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Grantor hereunder, nor by any election of the Collateral Agent not to cause any Subsidiary of the Borrower to become an Additional Grantor hereunder. This Agreement shall be fully effective as to any Grantor that is or becomes a party hereto regardless of whether any other Person becomes or fails to become or ceases to be a Grantor hereunder.

SECTION 22. Amendments; Etc.

(a) No failure or delay by the Collateral Agent or other Secured Party in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Collateral Agent, the Administrative Agent, any Lender and any other Secured Party hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Grantor therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 22, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the issuance of a note or the issuance of any Future First Lien Indebtedness shall not be construed as a waiver of any Event of Default, regardless of whether the Collateral Agent, any Lender or the Administrative Agent may have had notice or knowledge of such Default at the time. No notice or demand on any Grantor in any case shall entitle any Grantor to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Collateral Agent and the Grantors with respect to which such waiver, amendment or modification is to apply, subject to any consent required in accordance with the terms of the Credit Agreement.

SECTION 23. Notices.

All communications and notices hereunder shall (except as otherwise expressly permitted herein) be in writing and given as provided in Section [•] of the Credit Agreement. All communications and notices hereunder to any Grantor shall be given to it in care of the Borrower as provided in Section [•] of the Credit Agreement.

SECTION 24. Failure or Indulgence Not Waiver; Remedies Cumulative.

No failure or delay on the part of the Collateral Agent in the exercise of any power, right or privilege hereunder shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude any other or further exercise thereof or of any other power, right or privilege. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

SECTION 25. Severability.

In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

SECTION 26. Headings.

Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

SECTION 27. Governing Law.

THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING, WITHOUT LIMITATION, SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES, EXCEPT TO THE EXTENT THAT THE UCC PROVIDES THAT THE PERFECTION OF THE SECURITY INTEREST HEREUNDER, OR REMEDIES HEREUNDER, IN RESPECT OF ANY PARTICULAR COLLATERAL ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK, IN WHICH CASE THE LAWS OF SUCH JURISDICTION SHALL GOVERN WITH RESPECT TO THE PERFECTION OF THE SECURITY INTEREST IN, OR THE REMEDIES WITH RESPECT TO, SUCH PARTICULAR COLLATERAL.

SECTION 28. Consent to Jurisdiction and Service of Process.

ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY GRANTOR ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR ANY OBLIGATIONS HEREUNDER, SHALL BE INSTITUTED IN ANY STATE OR FEDERAL COURT IN THE BOROUGH OF MANHATTAN, NEW YORK, NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH PARTY HERETO IRREVOCABLY (I) ACCEPTS GENERALLY AND UNCONDITIONALLY THE EXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS; (II) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (III) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO SUCH GRANTOR AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 23 HEREOF; (IV) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (III) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER SUCH GRANTOR IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; (V) AGREES THAT THE COLLATERAL AGENT RETAINS THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST SUCH GRANTOR IN THE COURTS OF ANY OTHER JURISDICTION; AND (VI) AGREES THAT THE PROVISIONS OF THIS SECTION 28 RELATING TO JURISDICTION AND VENUE SHALL BE BINDING AND ENFORCEABLE TO THE FULLEST EXTENT PERMISSIBLE UNDER NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1402 OR OTHERWISE.

SECTION 29. Waiver of Jury Trial.

THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS.

SECTION 30. Counterparts.

This Agreement may be executed in one or more counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document. Delivery of an executed signature page to this Agreement by facsimile transmission or other electronic communication shall be as effective as delivery of a manually signed counterpart of this Agreement.

SECTION 31. Conflicts; Intercreditor Agreements.

Notwithstanding anything herein to the contrary, the exercise of any right or remedy by the Collateral Agent hereunder is subject to the limitations and provisions of the Intercreditor Agreement (or any other intercreditor agreement to which the Collateral Agent is party in respect of the Secured Obligations). In the event of any conflict between the terms of the Intercreditor Agreement (or such other intercreditor agreement) and the terms of this Agreement, the terms of the Intercreditor Agreement (or such other intercreditor agreement) shall govern and control. Notwithstanding anything herein to the contrary, so long as the Intercreditor Agreement is outstanding, the requirements of this Agreement to deliver Pledged Equity or Pledged Debt and any certificates, instruments or documents in relation thereto to the Collateral Agent shall be deemed satisfied by delivery of such Pledged Equity, Pledged Debt, certificates, instruments or documents in relation thereto to the Controlling Collateral Agent (as defined in the Intercreditor Agreement) (as Bailee for the Collateral Agent) as provided in the Intercreditor Agreement.

SECTION 32. Concerning the Collateral Agent.

Section [•] of the Credit Agreement concerning the Collateral Agent is incorporated herein mutatis mutandis, except that references therein to (i) “Lenders” shall be references herein to “Secured Parties” and (ii) “Borrower” and “Guarantor” shall be references herein to “Grantor” as context dictates.

SECTION 33. Definitions.

(a) Except as otherwise defined herein, all capitalized terms used herein and defined in the Credit Agreement shall be used herein as therein defined. Each capitalized term utilized in this Agreement that is not defined in the Credit Agreement or in this Agreement, but that is defined in the UCC, including the categories of Collateral listed in Section 1 hereof, shall have the meaning set forth in the UCC (and, if defined in more than one Article of the UCC, shall have the meaning given in Article 9 thereof). Unless the context otherwise requires:

(i) a term has the meaning assigned to it;

(ii) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(iii) “or” is not exclusive;

(iv) words in the singular include the plural, and in the plural include the singular;

(v) “herein,” “hereof” and other word of similar import refer to this Agreement as a whole and not to any particular Section, Article or other subdivision;

(vi) all references to Sections or Articles or Exhibits refer to Sections or Articles or Exhibits of or to this Agreement unless otherwise indicated; and

(vii) references to sections of or rules under the Securities Act shall be deemed to include substitute, replacement of successor sections or rules adopted by the Commission from time to time.

(b) In addition, the following terms used in this Agreement shall have the following meanings.

“Additional Grantor” means a Subsidiary of the Borrower that becomes a party hereto after the date hereof as an additional Grantor by executing a Counterpart.

“CFC Holding Company” means any Domestic Restricted Subsidiary the assets of which consist of primarily of (x) Equity Interests of Foreign Subsidiaries and/or (y) of other Domestic Subsidiaries so long as the assets of any such other Domestic Subsidiary consist primarily of Equity Interests of Foreign Subsidiaries and/or other CFC Holding Companies.

“Collateral” has the meaning set forth in Section 1 hereof.

“Copyright Registrations” means all Copyright registrations issued to any Grantor and applications for Copyright registration that have been or may hereafter be issued or applied for thereon in the United States and any state thereof and in foreign countries (including, without limitation, the registrations set forth on Schedule 8 annexed hereto, as the same may be amended pursuant hereto from time to time).

“Copyright Rights” means all common law and other rights in and to the Copyrights in the United States and any state thereof and in foreign countries including all rights under copyright licenses (but with respect to such copyright licenses, only to the extent permitted by such licensing arrangements), the right (but not the obligation) to renew and extend Copyright Registrations and any such rights and to register works protectable by copyright and the right (but not the obligation) to sue in the name of any Grantor or in the name of the Collateral Agent for past, present and future infringements of the Copyrights and any such rights.

“Copyrights” means all items under copyright in various published and unpublished works of authorship including computer programs, computer data bases, other computer software layouts, trade dress, drawings, designs, writings, and formulas (including, without limitation, those subject of the registrations set forth on Schedule 8 annexed hereto, as the same may be amended pursuant hereto from time to time).

“Counterpart” means a counterpart to this Agreement entered into by a Subsidiary of the Borrower pursuant to Section 21 hereof.

“Credit Agreement” has the meaning set forth in the Preliminary Statements of this Agreement.

“Excluded Deposit Accounts” shall mean deposit accounts (a) exclusively used for paying payroll and payroll and withholding taxes relating thereto and making employee benefit payments, (b) exclusively used as an escrow account or fiduciary or trust account for the benefit of third parties or (c) any zero-balance disbursement account (i.e., any account used solely for disbursement purposes in which balance of zero is maintained by automatically transferring funds from another account in an amount only large enough to cover checks presented).

“Excluded Property” has the meaning set forth in Section 1(b).

“Intellectual Property” means:

(a) Copyrights, Copyright Registrations and Copyright Rights;

(b) Patents;

(c) Trademarks, Trademark Registrations, the Trademark Rights and goodwill of such Grantor’s business symbolized by the Trademarks and associated therewith;

(d) all trade secrets, trade secret rights, know-how, customer lists, processes of production, ideas, confidential business information, techniques, processes, formulas, and all other proprietary information; software, source code and object code and all other intellectual property and similar proprietary rights (whether domestic or foreign), including: the right to sue or otherwise recover for any past, present and future infringement, dilution, misappropriation, or other violation or impairment of any of the foregoing, including, without limitation, license fees, royalties, income, payments, claims, damages and proceeds of suit, now or hereafter due and/or payable with respect thereto and all agreements relating to the license, ownership, development, use or disclosure of any of the foregoing; and

(e) Proceeds thereof.

“Intellectual Property Collateral” means, with respect to any Grantor, all right, title and interest (including rights acquired pursuant to a license or otherwise but only to the extent permitted by agreements governing such license or other use) in and to all Intellectual Property and all proceeds thereof.

“IP Security Agreement” means a Trademark Security Agreement, substantially in the form of Exhibit I annexed hereto, and a Patent Security Agreement, substantially in the form of Exhibit II annexed hereto, and a Copyright Security Agreement, substantially in the form of Exhibit III annexed hereto.

“IP Supplement” means an IP Supplement, substantially in the form of Exhibit IV annexed hereto.

“IP Filing Office” means the U.S. patent and trademark offices.

“Non-Material Foreign Subsidiaries” means, at any date of determination, Foreign Subsidiaries of the Borrower that are Restricted Subsidiaries such that (i) the consolidated total assets of all Non-Material Foreign Subsidiaries as of the last day of the then most recent fiscal year of the Borrower for which financial statements have been delivered (or, if prior to the first such delivery, the pro forma financial statements delivered on or prior to the date hereof) does not exceed 5% of the Consolidated Total Assets of the Borrower and the Restricted Subsidiaries at such date, determined on a Pro Forma Basis and (ii) the consolidated revenues (other than revenues generated from the sale or license of property between any of the Borrower and its Restricted Subsidiaries) of all Non-Material Foreign Subsidiaries for the then most recent fiscal year of the Borrower for which financial statements have been delivered (or, if prior to the first such delivery, the pro forma financial statements delivered on or prior to the date hereof) does not exceed 5% of the consolidated revenues (other than revenues generated from the sale or license of property between any of the Borrower and its Subsidiaries) of the Borrower and the Restricted Subsidiaries for such period, determined on a Pro Forma Basis.

“Patents” means all patents and patent applications and rights and interests in patents and patent applications under any domestic or foreign law that are presently, or in the future may be, owned or held by a Grantor and all patents and patent applications and rights, title and interests in patents and patent applications under any domestic or foreign law that are presently, or in the future may be, owned by such Grantor in whole or in part (including the patents and patent applications set forth on Schedule 7 annexed hereto, as the same may be amended pursuant hereto from time to time), all rights (but not obligations) corresponding thereto to sue for past, present and future infringements and all reissues, divisions, continuations, renewals, extensions and continuations-in-part thereof.

“Permitted Liens” means any Liens permitted under the Credit Documents.

“Pledged Debt” means the Indebtedness from time to time owed to a Grantor, including the Indebtedness set forth on Schedule 5 annexed hereto, as the same may be amended or supplemented from time to time and issued by the obligors named therein, the Instruments and certificates evidencing such Indebtedness and all interest, cash or other property received, receivable or otherwise distributed in respect of or exchanged therefor, but excluding any Excluded Property.

“Pledged Equity” means all Equity Interests now or hereafter owned by a Grantor, including all securities convertible into, and rights, warrants, options and other rights to purchase or otherwise acquire, any of the foregoing, including those owned on the date hereof and set forth on Schedule 4 annexed hereto, as the same may be amended or supplemented from time to time, the certificates or other instruments representing any of the foregoing and any interest of such Grantor in the entries on the books of any securities intermediary pertaining thereto and all distributions, dividends and other property received, receivable or otherwise distributed in respect of or exchanged therefor, but excluding any Excluded Property.

“Pledged Subsidiary Debt” means Pledged Debt owed to a Grantor by any obligor that is a Restricted Subsidiary or that controls.

“Pledged Subsidiary Equity” means Pledged Equity in a Person that is a direct Restricted Subsidiary of a Grantor.

“Revolver” has the meaning set forth in the preliminary statements hereto.

“Securities Collateral” means, with respect to any Grantor, the Pledged Equity, the Pledged Debt and any other Investment Property constituting collateral, in each case, in which such Grantor has an interest.

“Trademark Registrations” means all Trademark registrations that have been or may hereafter be issued or applied for thereon in the United States and any state thereof and in foreign countries (including the registrations and applications set forth on Schedule 6 annexed hereto, as the same may be amended pursuant hereto from time to time).

“Trademark Rights” means all common law and other rights (but in no event any of the obligations) in and to the Trademarks in the United States and any state thereof and in foreign countries.

“Trademarks” means all trademarks, service marks, designs, logos, indicia of origin, trade names, trade dress, corporate names, company names, business names, fictitious business names, trade styles and/or other source and/or business identifiers and applications pertaining thereto, owned by a Grantor, or hereafter adopted and used, in its business (including, without limitation, the trademarks specifically set forth on Schedule 6 annexed hereto, as the same may be amended pursuant hereto from time to time).

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that in the event that, by reason of mandatory provisions of law, any or all of the perfection or priority of, or remedies with respect to, any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions hereof relating to such perfection, priority or remedies.

[Signature Pages Follow]

Exhibit D

FORM OF INTERCREDITOR AGREEMENT

FIRST LIEN INTERCREDITOR AGREEMENT, dated as of December [•], 2017 (as amended, supplemented or otherwise modified from time to time, this “Agreement”), among ORBCOMM Inc., a Delaware corporation (the “Borrower”), the other Grantors (as defined below) party hereto, U.S. Bank National Association, as collateral agent for the Indenture Secured Parties (as defined below) (in such capacity and together with its successors in such capacity, the “Notes Collateral Agent”) and as trustee under the Indenture (as defined below) (in such capacity and together with its successors and assigns in such capacity, the “Trustee”), JPMorgan Chase Bank, N.A., as collateral agent for the Initial Additional First Lien Secured Parties (as defined below) (in such capacity and together with its successors in such capacity, the “Initial Additional Collateral Agent”) and as agent for the Initial Additional First Lien Secured Parties (in such capacity and together with its successors in such capacity, the “Initial Additional Agent”), and each Additional Agent from time to time party hereto for the Additional First Lien Secured Parties of the Series with respect to which it is acting in such capacity.

In consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Notes Collateral Agent (for itself and on behalf of the Indenture Secured Parties) and each Additional Agent (for itself and on behalf of the Additional First Lien Secured Parties of the applicable Series) agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Certain Defined Terms. Capitalized terms used but not otherwise defined herein have the meanings set forth in the Indenture or, if defined in the New York UCC, the meanings specified therein. As used in this Agreement, the following terms have the meanings specified below:

“Additional Agent” means the collateral agent and the administrative agent and/or trustee (as applicable) or any other similar agent or Person under any Additional First Lien Documents, in each case, together with its successors in such capacity. The Initial Additional Agent shall constitute an Additional Agent.

“Additional First Lien Debt Facility” means the Initial Additional First Lien Debt Facility and one or more debt facilities, commercial paper facilities or indentures for which the requirements of Section 5.13 of this Agreement have been satisfied, in each case with banks, other lenders or trustees, providing for revolving credit loans, term loans, letters of credit, notes or other borrowings, in each case, as amended, restated, supplemented or otherwise modified, refinanced or replaced from time to time; provided that the Indenture shall not constitute an Additional First Lien Debt Facility at any time.

“Additional First Lien Documents” means, with respect to any Series of Additional First Lien Obligations, the notes, credit agreements, indentures, security documents and other operative agreements evidencing or governing such Indebtedness, and each other agreement entered into for the purpose of securing any Series of Additional First Lien Obligations.

“Additional First Lien Obligations” means, with respect to any Additional First Lien Debt Facility, (a) all principal of, and interest (including, without limitation, any interest, fees and other amounts which accrue after the commencement of any Insolvency or Liquidation Proceeding, whether or not allowed or allowable as a claim in any such proceeding) payable with respect to, such Additional First Lien Debt Facility, (b) all other amounts payable to the related Additional First Lien Secured Parties under the related Additional First Lien Documents and (c) any renewals or extensions of the foregoing. The Initial Additional First Lien Obligations shall constitute Additional First Lien Obligations.

“Additional First Lien Secured Party” means, with respect to any Series of Additional First Lien Obligations, the holders of such Additional First Lien Obligations, the Additional Agent with respect thereto, any trustee or agent or any other similar agent or Person therefor under any related Additional First Lien Documents and the beneficiaries of each indemnification obligation undertaken by any Grantor under any related Additional First Lien Documents. The Initial Additional First Lien Secured Parties shall constitute Additional First Lien Secured Parties.

“Agreement” has the meaning assigned to such term in the preamble hereto.

“Applicable Authorized Representative” means, with respect to any Shared Collateral, (i) until the earlier of (x) the Discharge of the Initial Additional First Lien Obligations and (y) the Non-Applicable Authorized Representative Enforcement Date, the Initial Additional Agent and (ii) from and after the earlier of (x) the Discharge of the Initial Additional First Lien Obligations and (y) the Non-Applicable Authorized Representative Enforcement Date, the Major Non-Controlling Authorized Representative.

“Bankruptcy Case” has the meaning assigned to such term in Section 2.05(b).

“Bankruptcy Code” means Title 11 of the United States Code, as amended.

“Bankruptcy Law” means the Bankruptcy Code, and any other federal, state, province or foreign law for the relief of debtors, or any arrangement, reorganization, insolvency, moratorium, assignment for the benefit of creditors, any other marshalling of the assets or liabilities of the Borrower or any of its Subsidiaries, or similar law affecting creditors’ rights generally.

“Borrower” has the meaning assigned to such term in the preamble hereto.

“Collateral” means all assets and properties subject to Liens created pursuant to any First Lien Security Document to secure one or more Series of First Lien Obligations.

“Collateral Agent” means (i) in the case of the Indenture Obligations, the Notes Collateral Agent, (ii) in the case of the Initial First Lien Obligations, the Initial Collateral Agent and (iii) in the case of any Series of Additional First Lien Obligations or Additional First Lien Secured Parties that become subject to this Agreement after the date hereof, the Additional Agent named for such Series in the applicable Joinder Agreement.

“Controlling Collateral Agent” means, with respect to any Shared Collateral, (i) until the earlier of (x) the Discharge of the Initial Additional First Lien Obligations and (y) the Non-Applicable Authorized Representative Enforcement Date, the Collateral Agent with respect to such Initial Additional First Lien Obligations, the Initial Additional Collateral Agent and (ii) from and after the earlier of (x) the Discharge of the Initial Lien Additional First Lien Obligations and (y) the Non-Applicable Authorized Representative Enforcement Date, the Major Non-Controlling Authorized Representative.

“Controlling Secured Parties” means, with respect to any Shared Collateral, the Series of First Lien Secured Parties whose Collateral Agent is the Controlling Collateral Agent.

“DIP Financing” has the meaning assigned to such term in Section 2.05(b).

“DIP Financing Liens” has the meaning assigned to such term in Section 2.05(b).

“DIP Lenders” has the meaning assigned to such term in Section 2.05(b).

“Discharge” means, with respect to any Shared Collateral and any Series of First Lien Obligations, the date on which such Series of First Lien Obligations is no longer secured by such Shared Collateral pursuant to the terms of the Secured Credit Documents governing such Series of First Lien Obligations. The term “Discharged” shall have a corresponding meaning.

“Discharge of First Lien Obligations” means, with respect to any Shared Collateral, the Discharge of the applicable First Lien Obligations with respect to such Shared Collateral; provided that a Discharge of First Lien Obligations shall not be deemed to have occurred in connection with a Refinancing of such First Lien Obligations with additional First Lien Obligations secured by such Shared Collateral under an Additional First Lien Document which has been designated in writing by the applicable Collateral Agent (under the First Lien Obligation so Refinanced) or by the Borrower, in each case, to each other Collateral Agent as a “First Lien Obligation” for purposes of this Agreement.

“Event of Default” means an “Event of Default” (or any other similarly defined term) as defined in any Secured Credit Document.

“First Lien Obligations” means, collectively, (i) the Indenture Obligations and (ii) each Series of Additional First Lien Obligations.

“First Lien Secured Parties” means (i) the Indenture Secured Parties and (ii) the Additional First Lien Secured Parties with respect to each Series of Additional First Lien Obligations.

“First Lien Security Documents” means the Notes Security Agreement, the other Collateral Documents (as defined in the Indenture) and each other agreement entered into in favor of any Collateral Agent for the purpose of securing any Series of First Lien Obligations.

“Grantors” means the Borrower and each other Subsidiary of the Borrower which has granted a security interest pursuant to any First Lien Security Document to secure any Series of First Lien Obligations. The Grantors existing on the date hereof are the Borrower and each party set forth on Annex I hereto.

“Impairment” has the meaning assigned to such term in Section 1.03.

“Indenture” means that certain Indenture, dated as of April 10, 2017, among the Borrower, as issuer, and U.S. Bank National Association, as trustee and collateral agent, as such Indenture may be amended, restated, supplemented, increased or otherwise modified, Refinanced or replaced from time to time. “Indenture Obligations” means the “Secured Obligations” as defined in the Notes Security Agreement.

“Indenture Secured Parties” means the “Secured Parties” as defined in the Notes Security Agreement.

“Initial Additional Agent” has the meaning assigned to such term in the preamble hereto.

“Initial Additional Collateral Agent” has the meaning assigned to such term in the preamble hereto.

“Initial Additional First Lien Debt Facility” means the initial debt facility, commercial paper facility or indenture entered into by the Borrower following the Issue Date and for which the requirements of Section 5.13 of this Agreement have been satisfied, in each case with banks, other lenders or trustees, providing for revolving credit loans, term loans, letters of credit, notes or other borrowings, in each case, as amended, restated, supplemented or otherwise modified, refinanced or replaced from time to time.

“Initial Additional First Lien Obligations” means the “Secured Obligations” as defined in the Initial Additional First Lien Debt Facility.

“Initial Additional First Lien Secured Party” means the “Secured Parties” as defined in the Initial Additional First Lien Debt Facility.

“Insolvency or Liquidation Proceeding” means:

(1) any case or proceeding commenced by or against the Borrower or any other Grantor under any Bankruptcy Law, any other proceeding for the reorganization, recapitalization or adjustment or marshalling of the assets or liabilities of the Borrower or any other Grantor, any receivership or assignment for the benefit of creditors relating to the Borrower or any other Grantor or any similar case or proceeding relative to the Borrower or any other Grantor or its creditors, as such, in each case whether or not voluntary;

(2) any liquidation, dissolution, marshalling of assets or liabilities or other winding up of or relating to the Borrower or any other Grantor, in each case whether or not voluntary and whether or not involving bankruptcy or insolvency; or

(3) any other proceeding of any type or nature in which substantially all claims of creditors of the Borrower or any other Grantor are determined and any payment or distribution is or may be made on account of such claims.

“Intervening Creditor” has the meaning assigned to such term in Section 2.01(a).

“Joinder Agreement” means a supplement to this Agreement in the form of Annex II hereof required to be delivered by an Additional Agent to the Controlling Collateral Agent pursuant to Section 5.13 hereto in order to establish an additional Series of Additional First Lien Obligations and become Additional First Lien Secured Parties hereunder.

“Major Non-Controlling Authorized Representative” means, with respect to any Shared Collateral, the Collateral Agent (other than the Initial Additional Collateral Agent) of the Series of First Lien Obligations that constitutes the largest outstanding principal amount of any then outstanding Series of First Lien Obligations (excluding the Series of Initial Additional First Lien Obligations) with respect to such Shared Collateral, but solely to the extent that such Series of First Lien Obligations has a larger aggregate principal amount than the Series of Indenture Obligations then outstanding.

“New York UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York.

“Non-Applicable Authorized Representative” means, at any time with respect to any Shared Collateral, any Collateral Agent that is not the Controlling Collateral Agent at such time with respect to such Shared Collateral.

“Non-Applicable Authorized Representative Enforcement Date” means, with respect to any Non-Applicable Authorized Representative, the date which is 180 days (throughout which 180 day period such Non-Applicable Authorized Representative was the Major Non-Controlling Authorized Representative) after the occurrence of both (i) an Event of Default under and as defined in the Secured Credit Documents under which such Non-Applicable Authorized Representative is the Major Non-Controlling Authorized Representative and (ii) the Controlling Collateral Agent and each other Collateral Agent’s receipt of written notice from such Non-Applicable Authorized Representative certifying that (x) such Non-Applicable Authorized Representative is the Major Non-Controlling Authorized Representative and that an Event of Default under and as defined in the Secured Credit Documents under which such Non- Applicable Authorized Representative is the Collateral Agent has occurred and is continuing and (y) the First Lien Obligations of the Series with respect to which such Non-Applicable Authorized Representative is the Collateral Agent are currently due and payable in full (whether as a result of acceleration thereof or otherwise) and such Non-Applicable Authorized Representative intends to exercise its rights and remedies in accordance with the terms of the applicable Secured Credit Documents; provided that the Non-Applicable Authorized Representative Enforcement Date shall be stayed and shall not occur and shall be deemed not to have occurred with respect to any Shared Collateral (1) at any time the Controlling Collateral Agent has commenced and is diligently pursuing the enforcement or exercise of any of its rights or remedies with respect to any portion of the Shared Collateral or (2) at any time the Grantor that has granted a security interest in such Shared Collateral or any portion thereof is then a debtor under or with respect to (or otherwise subject to) any Insolvency or Liquidation Proceeding.

“Non-Controlling Secured Parties” means, with respect to any Shared Collateral, the First Lien Secured Parties which are not Controlling Secured Parties with respect to such Shared Collateral.

“Notes Collateral Agent” has the meaning assigned to such term in the preamble hereto.

“Notes Security Agreement” means the “Security Agreement” as defined in the Indenture.

“Possessory Collateral” means any Shared Collateral in the possession of any Collateral Agent (or its agents or bailees), to the extent that possession thereof perfects a Lien thereon under the Uniform Commercial Code of any jurisdiction or any other applicable law. Possessory Collateral includes, without limitation, any certificated securities, Promissory Notes, Instruments and Chattel Paper, in each case, delivered to or in the possession of the Collateral Agent under the terms of the First Lien Security Documents.

“Post-Petition Interest” means any interest or entitlement to fees or expenses or other charges that accrue after the commencement of any Insolvency or Liquidation Proceeding, whether or not allowed or allowable as a claim in any such Insolvency or Liquidation Proceeding.

“Proceeds” has the meaning assigned to such term in Section 2.01(a).

“Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, defease, amend, increase, modify, supplement, restructure, refund, replace or repay, or to issue other Indebtedness or enter alternative financing arrangements, in exchange or replacement for such Indebtedness (in whole or in part), including by adding or replacing lenders, creditors, agents, borrowers and/or guarantors, and including in each case, but not limited to, after the original instrument giving rise to such Indebtedness has been terminated and including, in each case, through any credit agreement, indenture or other agreement. “Refinanced” and “Refinancing” have correlative meanings.

“Secured Credit Documents” means (i) the Indenture, the Notes (as defined in the Indenture), the Notes Security Agreement and each other Collateral Document (as defined in the Indenture) and (ii) each Additional First Lien Document.

“Senior Class Debt” has the meaning assigned to such term in Section 5.13.

“Senior Class Debt Parties” has the meaning assigned to such term in Section 5.13.

“Senior Class Debt Representative” has the meaning assigned to such term in Section 5.13.

“Senior Lien” means the Liens on the Collateral in favor of the First Lien Secured Parties under the First Lien Security Documents.

“Series” means (a) with respect to the First Lien Secured Parties, each of (i) the Indenture Secured Parties (in their capacities as such) and (ii) the Additional First Lien Secured Parties that become subject to this Agreement after the date hereof that are represented by a common Collateral Agent (in its capacity as such for such Additional First Lien Secured Parties) and (b) with respect to any First Lien Obligations, each of (i) the Indenture Obligations and (ii) the Additional First Lien Obligations incurred pursuant to any Additional First Lien Debt Facility or any related Additional First Lien Documents, which pursuant to any Joinder Agreement, are to be represented hereunder by a common Collateral Agent (in its capacity as such for such Additional First Lien Obligations).

“Shared Collateral” means, at any time, Collateral in which the holders of two or more Series of First Lien Obligations (or their respective Collateral Agents) hold a valid and perfected security interest at such time. If more than two Series of First Lien Obligations are outstanding at any time and the holders of less than all Series of First Lien Obligations hold a valid and perfected security interest in any Collateral at such time, then such Collateral shall constitute Shared Collateral for those Series of First Lien Obligations that hold a valid and perfected security interest in such Collateral at such time and shall not constitute Shared Collateral for any Series which does not have a valid and perfected security interest in such Collateral at such time.

“Trustee” has the meaning assigned to such term in the preamble hereto.

“Uniform Commercial Code” or “UCC” means the New York UCC, or the Uniform Commercial Code (or any similar or comparable legislation) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

SECTION 1.02. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument, other document, statute or regulation herein shall be construed as referring to such agreement, instrument, other document, statute or regulation as from time to time amended, supplemented or otherwise modified, (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, but shall not be deemed to include the subsidiaries of such Person unless express reference is made to such subsidiaries, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to Articles, Sections and Annexes shall be construed to refer to Articles, Sections and Annexes of this Agreement, (v) unless otherwise expressly qualified herein, the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, and (vi) the term “or” is not exclusive.

SECTION 1.03. Impairments. It is the intention of the First Lien Secured Parties of each Series that the holders of First Lien Obligations of such Series (and not the First Lien Secured Parties of any other Series) bear the risk of (i) any determination by a court of competent jurisdiction that (x) any of the First Lien Obligations of such Series are unenforceable under applicable law or are subordinated to any other obligations (other than another Series of First Lien Obligations), (y) any of the First Lien Obligations of such Series do not have an enforceable security interest in any of the Collateral securing any other Series of First Lien Obligations and/or (z) any intervening security interest exists securing any other obligations (other than another Series of First Lien Obligations) on a basis ranking prior to the security interest of such Series of First Lien Obligations but junior to the security interest of any other Series of First Lien Obligations or (ii) the existence of any Collateral for any other Series of First Lien Obligations that is not Shared Collateral (any such condition referred to in the foregoing clauses (i) or (ii) with respect to any Series of First Lien Obligations, an “Impairment” of such Series); provided that the existence of a maximum claim with respect to Mortgaged Properties (as defined in the Indenture) which applies to all First Lien Obligations shall not be deemed to be an Impairment of any Series of First Lien Obligations. In the event of any Impairment with respect to any Series of First Lien Obligations, the results of such Impairment shall be borne solely by the holders of such Series of First Lien Obligations, and the rights of the holders of such Series of First Lien Obligations (including, without limitation, the right to receive distributions in respect of such Series of First Lien Obligations pursuant to Section 2.01) set forth herein shall be modified to the extent necessary so that the effects of such Impairment are borne solely by the holders of the Series of such First Lien Obligations subject to such Impairment. Additionally, in the event the First Lien Obligations of any Series are modified pursuant to applicable law (including, without limitation, pursuant to Section 1129 of the Bankruptcy Code), any reference to such First Lien Obligations or the Secured Credit Documents governing such First Lien Obligations shall refer to such obligations or such documents as so modified.

ARTICLE II

Priorities and Agreements with Respect to Shared Collateral

SECTION 2.01. Priority of Claims.

(a) Anything contained herein or in any of the Secured Credit Documents to the contrary notwithstanding (but subject to Section 1.03), if an Event of Default has occurred and is continuing, and the Controlling Collateral Agent or any First Lien Secured Party is taking action to enforce rights in respect of any Shared Collateral, or any distribution is made in respect of any Shared Collateral in any Insolvency or Liquidation Proceeding of the Borrower or any other Grantor (including any adequate protection payments) or any First Lien Secured Party receives any payment pursuant to any intercreditor agreement (other than this Agreement) with respect to any Shared Collateral, the proceeds or distributions of any sale, collection or other liquidation of any such Shared Collateral by any Collateral Agent or any First Lien Secured Party and proceeds of any such distribution or payment (all payments, distributions, proceeds of any sale, collection or other liquidation of any Shared Collateral and all proceeds of any such distribution or payment being collectively referred to as “Proceeds”), shall be applied (i) FIRST, to the payment of all amounts then due and owing to each Collateral Agent (in its capacity as such) secured by such Shared Collateral pursuant to the terms of any Secured Credit Document, (ii) SECOND, subject to Section 1.03, to the payment in full of the First Lien Obligations then due and payable of each Series secured by the Shared Collateral on a ratable basis, with such Proceeds to be applied to the First Lien Obligations of a given Series in accordance with the terms of the applicable Secured Credit Documents, provided that following the commencement of any Insolvency or Liquidation Proceeding with respect to any Grantor, solely as among the holders of First Lien Obligations and solely for purposes of this clause SECOND and not any Secured Credit Documents, in the event the value of the Shared Collateral is not sufficient for the entire amount of Post-Petition Interest on the First Lien Obligations to be allowed under Section 506(a) and (b) of the Bankruptcy Code or any other applicable provision of the Bankruptcy Code or other Bankruptcy Law in such Insolvency or Liquidation Proceeding, the amount of First Lien Obligations of each Series of First Lien Obligations shall include only the maximum amount of Post-Petition Interest on the First Lien Obligations allowable under Section 506(a) and (b) of the Bankruptcy Code or any other applicable provision of the Bankruptcy Code or other Bankruptcy Law in such Insolvency or Liquidation Proceeding and (iii) THIRD, to the Borrower and the other Grantors or their successors or assigns, as their interests may appear, or otherwise, or to whomever may be lawfully entitled to receive the same as a court of competent jurisdiction may direct. Notwithstanding the foregoing, with respect to any Shared Collateral for which a third party (other than a First Lien Secured Party) has a lien or security interest that is junior in priority to the security interest of any Series of First Lien Obligations, but senior (as determined by appropriate legal proceedings in the case of any dispute) to the security interest of any other Series of First Lien Obligations (such third party an “Intervening Creditor”), the value of any Shared Collateral or Proceeds which are allocated to such Intervening Creditor shall be deducted on a ratable basis solely from the Shared Collateral or Proceeds to be distributed in respect of the Series of First Lien Obligations with respect to which such Impairment exists. If, despite the provisions of this Section 2.01(a), any First Lien Secured Party shall receive any payment or other recovery in excess of its portion of payments on account of the First Lien Obligations to which it is then entitled in accordance with this Section 2.01(a), such First Lien Secured Party shall hold such payment or recovery in trust for the benefit of all First Lien Secured Parties for distribution in accordance with this Section 2.01(a).

(b) It is acknowledged that the First Lien Obligations of any Series may, subject to the limitations set forth in the then extant Secured Credit Documents, be increased, extended, renewed, replaced, restated, supplemented, restructured, repaid, refunded, Refinanced or otherwise amended or modified from time to time, all without affecting the priorities set forth in Section 2.01(a) or the provisions of this Agreement defining the relative rights of the First Lien Secured Parties of any Series.

(c) Notwithstanding the date, time, method, manner or order of grant, attachment or perfection of any Liens securing any Series of First Lien Obligations granted on the Shared Collateral and notwithstanding any provision of the Uniform Commercial Code of any jurisdiction, or any other applicable law or the Secured Credit Documents or any defect or deficiencies in the Liens securing the First Lien Obligations of any Series or any other circumstance whatsoever (but, in each case, subject to Section 1.03), each Collateral Agent, for itself and on behalf of each applicable First Lien Secured Party, hereby agrees that (i) the Liens securing each Series of First Lien Obligations on any Shared Collateral shall be of equal priority and (ii) the benefits and proceeds of the Shared Collateral shall be shared among the First Lien Secured Parties as provided herein.

SECTION 2.02. Actions with Respect to Shared Collateral; Prohibition on Contesting Liens.

(a) With respect to any Shared Collateral, (i) only the Controlling Collateral Agent (acting upon the instructions of the Applicable Authorized Representative) shall act or refrain from acting with respect to the Shared Collateral (including with respect to any intercreditor agreement with respect to any Shared Collateral) and (ii) no other Collateral Agent or other Non-Controlling Secured Party shall, or shall instruct any Collateral Agent to, commence any judicial or non-judicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, attempt any action to take possession of, exercise any right, remedy or power with respect to, or otherwise take any action to enforce its security interest in or realize upon, or take any other action available to it in respect of, any Shared Collateral (including with respect to any intercreditor agreement with respect to any Shared Collateral), whether under any First Lien Security Document, applicable law or otherwise, it being agreed that only the Controlling Collateral Agent shall be entitled to take any such actions or exercise any such remedies with respect to Shared Collateral; provided that, notwithstanding the foregoing, (i) in any Insolvency or Liquidation Proceeding, any Collateral Agent or any other First Lien Secured Party may file a proof of claim or statement of interest with respect to the applicable series of First Lien Obligations owed to the applicable series of First Lien Secured Parties; (ii) any Collateral Agent or any other First Lien Secured Party may take any action to preserve or protect the validity and enforceability of the Liens granted in favor of First Lien Secured Parties, provided that no such action is, or could reasonably be expected to be, (A) adverse to the Liens granted in favor of the Controlling Secured Parties or the rights of the Controlling Collateral Agent or any other Controlling Secured Parties to exercise remedies in respect thereof or (B) otherwise inconsistent with the terms of this Agreement; and (iii) any Collateral Agent or any other First Lien Secured Party may file any responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any Person objecting to or otherwise seeking the disallowance of the claims of such First Lien Secured Party, including any claims secured by the Shared Collateral, in each case, to the extent not inconsistent with the terms of this Agreement. Notwithstanding the equal priority of the Liens, the Controlling Collateral Agent may deal with the Shared Collateral as if such Controlling Collateral Agent had a senior Lien on such Collateral. No other Collateral Agent or Non-Controlling Secured Party will contest, protest or object to any foreclosure proceeding or action brought by the Controlling Collateral Agent, Applicable Authorized Representative or Controlling Secured Party or any other exercise by the Controlling Collateral Agent, Applicable Authorized Representative or Controlling Secured Party of any rights and remedies relating to the Shared Collateral, or cause the Controlling Collateral Agent to do so. The foregoing shall not be construed to limit the rights and priorities of any First Lien Secured Party or Collateral Agent with respect to any Collateral not constituting Shared Collateral.

(b) Each Collateral Agent agrees, for itself and on behalf of each applicable First Lien Secured Party, to be bound by the provisions of this Agreement.

(c) Each Collateral Agent agrees, for itself and on behalf of each applicable First Lien Secured Party, that it will not (and hereby waives any right to) contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding) or otherwise, the priority, validity, enforceability, perfection, protection or attachment of a Lien held by or on behalf of any of the First Lien Secured Parties in all or any part of the Collateral, or the provisions of this Agreement; provided that nothing in this Agreement shall be construed to prevent or impair the rights of any Collateral Agent or any other First Lien Secured Party to enforce this Agreement.

SECTION 2.03. No Interference; Payment Over.

(a) Each Collateral Agent agrees, for itself and on behalf of each applicable First Lien Secured Party, that (i) it will not challenge, or support any other Person in challenging, in any proceeding the validity or enforceability of any First Lien Obligations of any Series or any First Lien Security Document or the validity, attachment, perfection or priority of any Lien under any First Lien Security Document or the validity or enforceability of the priorities, rights or duties established by or other provisions of this Agreement; (ii) it will not take or cause to be taken any action the purpose or intent of which is, or could be, to interfere, hinder or delay, in any manner, whether by judicial proceedings or otherwise, any sale, transfer or other disposition of the Shared Collateral by the Controlling Collateral Agent, (iii) it will not institute in any Insolvency or Liquidation Proceeding or other proceeding any claim against the Controlling Collateral Agent or any other First Lien Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise with respect to any Shared Collateral, and none of the Controlling Collateral Agent or any other First Lien Secured Party shall be liable for any action taken or omitted to be taken by the Controlling Collateral Agent or other First Lien Secured Party with respect to any Shared Collateral in accordance with the provisions of this Agreement, (iv) it will not seek, and hereby waives any right, to have any Shared Collateral or any part thereof marshaled upon any foreclosure or other disposition of such Collateral and (v) it will not attempt, directly or indirectly, whether by judicial proceedings or otherwise, to challenge the enforceability of any provision of this Agreement; provided that nothing in this Agreement shall be construed to prevent or impair the rights of any Collateral Agent or any other First Lien Secured Party to enforce this Agreement.

(b) Each Collateral Agent agrees, for itself and on behalf of each applicable First Lien Secured Party, that, other than pursuant to the terms of this Agreement, if it shall obtain possession of any Shared Collateral or shall realize any Proceeds, pursuant to any First Lien Security Document or by the exercise of any rights available to it under applicable law or in any Insolvency or Liquidation Proceeding or through any other exercise of remedies (including pursuant to any intercreditor agreement), at any time prior to the Discharge of First Lien Obligations, then it shall hold such Shared Collateral or Proceeds, as the case may be, in trust for the other First Lien Secured Parties that have a security interest in such Shared Collateral and promptly transfer such Shared Collateral or Proceeds, as the case may be, to the Controlling Collateral Agent, to be distributed in accordance with the provisions of Section 2.01 hereof.

SECTION 2.04. Automatic Release of Liens; Amendments to First Lien Security Documents. If, at any time, the Controlling Collateral Agent forecloses upon or otherwise exercises remedies against any Shared Collateral resulting in a sale or disposition thereof, then (whether or not any Insolvency or Liquidation Proceeding is pending at the time) the Liens in favor of each Collateral Agent for the benefit of each Series of First Lien Secured Parties upon such Shared Collateral will automatically be released and discharged as and when, but only to the extent, such Liens of the Controlling Collateral Agent on such Shared Collateral are released and discharged; provided that any proceeds of any Shared Collateral realized therefrom shall be applied pursuant to Section 2.01 hereof. If in connection with any such foreclosure or other exercise of remedies the Controlling Collateral Agent releases any guarantor from its obligations under a guarantee of First Lien Obligations for which it serves as agent, then such guarantor will also be released from its guarantee of all other First Lien Obligations. Each Collateral Agent and Authorized Representative will execute and deliver such documents as the Controlling Collateral Agent may reasonably request in connection with the foregoing.

(a) Each Collateral Agent agrees, for itself and on behalf of each applicable First Lien Secured Party, that each Collateral Agent may enter into any amendment to any First Lien Security Document that does not violate this Agreement.

(b) Each Collateral Agent agrees to execute and deliver (at the sole cost and expense of the Grantors) all such authorizations and other instruments as shall reasonably be requested by the Controlling Collateral Agent to evidence and confirm any release of Shared Collateral provided for in this Section.

SECTION 2.05. Certain Agreements with Respect to Bankruptcy or Insolvency Proceedings.

(a) This Agreement shall continue in full force and effect notwithstanding the commencement of any proceeding under the Bankruptcy Code or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law by or against the Borrower or any of its Subsidiaries.

(b) If the Borrower and/or any other Grantor shall become subject to a case (a “Bankruptcy Case”) under the Bankruptcy Code or other applicable Bankruptcy Law and shall, as debtor(s)-in-possession, move for approval of financing (“DIP Financing”) to be provided by one or more lenders (the “DIP Lenders”) under Section 364 of the Bankruptcy Code or any equivalent provision of any other Bankruptcy Law and/or the use of cash collateral under Section 363 of the Bankruptcy Code or any equivalent provision of any other Bankruptcy Law, each Collateral Agent agrees, for itself and on behalf of each applicable First Lien Secured Party, that it will raise no objection to any such financing or to the Liens on the Shared Collateral securing the same (“DIP Financing Liens”) or to any use of cash collateral that constitutes Shared Collateral, unless the Controlling Collateral Agent shall then oppose or object to such DIP Financing or such DIP Financing Liens or use of cash collateral (and (i) to the extent that such DIP Financing Liens are senior to the Liens on any such Shared Collateral for the benefit of the Controlling Secured Parties, each Non-Controlling Secured Party will subordinate its Liens with respect to such Shared Collateral on the same terms as the Liens of the Controlling Secured Parties (other than any Liens of any First Lien Secured Parties constituting DIP Financing Liens) are subordinated thereto, and (ii) to the extent that such DIP Financing Liens rank pari passu with the Liens on any such Shared Collateral granted to secure the First Lien Obligations of the Controlling Secured Parties, each Non-Controlling Secured Party will confirm the priorities with respect to such Shared Collateral as set forth herein), in each case so long as (A) the First Lien Secured Parties of each Series retain the benefit of their Liens on all such Shared Collateral pledged to the DIP Lenders, including proceeds thereof arising after the commencement of such proceeding, with the same priority vis-à-vis all the other First Lien Secured Parties (other than any Liens of the First Lien Secured Parties constituting DIP Financing Liens) as existed prior to the commencement of the Bankruptcy Case, (B) the First Lien Secured Parties of each Series are granted Liens on any additional collateral pledged to any First Lien Secured Parties as adequate protection or otherwise in connection with such DIP Financing or use of cash collateral, with the same priority vis-à-vis the First Lien Secured Parties as set forth in this Agreement (other than any Liens of the First Lien Secured Parties constituting DIP Financing Liens), (C) if any amount of such DIP

Financing and/or cash collateral is applied to repay any of the First Lien Obligations, such amount is applied pursuant to Section 2.01 of this Agreement, and (D) if any First Lien Secured Parties are granted adequate protection with respect to First Lien Obligations subject hereto, including in the form of periodic payments, in connection with such DIP Financing or use of cash collateral, the proceeds of such adequate protection are applied pursuant to Section 2.01 of this Agreement; provided that the First Lien Secured Parties of each Series shall have a right to object to the grant of a Lien to secure the DIP Financing over any Collateral subject to Liens in favor of the First Lien Secured Parties of such Series or its Collateral Agent that shall not constitute Shared Collateral; and provided, further, that the First Lien Secured Parties receiving adequate protection shall not object to any other First Lien Secured Party receiving adequate protection comparable to any adequate protection granted to such First Lien Secured Parties in connection with a DIP Financing or use of cash collateral.

(c) If any First Lien Secured Party is granted adequate protection (A) in the form of Liens on any additional or replacement Collateral, then each other First Lien Secured Party shall be entitled to seek, and each First Lien Secured Party shall consent and not object to, adequate protection in the form of Liens on such additional or replacement Collateral with the same priority vis-à-vis the First Lien Secured Parties pursuant to Section 2.01 of this Agreement (other than any Liens of the First Lien Secured Parties constituting DIP Financing Liens), (B) in the form of a super priority or other administrative claim, then each other First Lien Secured Party shall be entitled to seek, and each First Lien Secured Party shall consent and not object to, adequate protection in the form of a pari passu super priority or administrative claim or (C) in the form of periodic or other cash payments, then the proceeds of such adequate protection must be applied to all First Lien Obligations pursuant to Section 2.01 of this Agreement.

SECTION 2.06. Reinstatement. In the event that any of the First Lien Obligations shall be paid in full and such payment or any part thereof shall subsequently, for whatever reason (including an order or judgment for disgorgement or avoidance of a preference or fraudulent transfer under the Bankruptcy Code, other applicable Bankruptcy Law, or any similar law, or the settlement of any claim in respect thereof), be required to be returned or repaid, the terms and conditions of this Article II shall be fully applicable thereto until all such First Lien Obligations shall again have been paid in full in cash.

SECTION 2.07. Insurance. As between the First Lien Secured Parties, the Controlling Collateral Agent shall have the right to adjust or settle any insurance policy or claim covering or constituting Shared Collateral in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding affecting the Shared Collateral.

SECTION 2.08. Refinancings. The First Lien Obligations of any Series may be Refinanced, in whole or in part, in each case, without notice to, or the consent (except to the extent a consent is otherwise required to permit the Refinancing transaction under any Secured Credit Document) of, any First Lien Secured Party of any other Series, all without affecting the priorities provided for herein or the other provisions hereof; provided that the Collateral Agent of the holders of any such Refinancing indebtedness shall have executed a Joinder Agreement on behalf of the holders of such Refinancing indebtedness.

SECTION 2.09. Possessory Collateral Agent as Gratuitous Bailee for Perfection.

(a) The Controlling Collateral Agent agrees to hold any Shared Collateral constituting Possessory Collateral that is part of the Shared Collateral in its possession or control (or in the possession or control of its agents or bailees) as gratuitous bailee and agent for the benefit of each other First Lien Secured Party and any assignee solely for the purpose of perfecting the security interest granted in such Possessory Collateral, if any, pursuant to the applicable First Lien Security Documents, in each case, subject to the terms and conditions of this Section 2.09; provided that at any time after the Discharge of First Lien Obligations of the Series for which the Controlling Collateral Agent is acting, the Controlling Collateral Agent shall (at the sole cost and expense of the Grantors) promptly deliver all Possessory Collateral to the Controlling Collateral Agent (after giving effect to the Discharge of such First Lien Obligations) together with any necessary endorsements reasonably requested by the Controlling Collateral Agent (or make such other arrangements as shall be reasonably requested by the Controlling Collateral Agent to allow the Controlling Collateral Agent to obtain control of such Possessory Collateral). Pending delivery to the Controlling Collateral Agent, each other Collateral Agent agrees to hold any Shared Collateral constituting Possessory Collateral, from time to time in its possession, as gratuitous bailee and agent for the benefit of each other First Lien Secured Party and any assignee, solely for the purpose of perfecting the security interest granted in such Possessory Collateral, if any, pursuant to the applicable First Lien Security Documents, in each case, subject to the terms and conditions of this Section 2.09.

(b) The duties or responsibilities of the Controlling Collateral Agent and each other Collateral Agent under this Section 2.09 shall be limited solely to holding any Shared Collateral constituting Possessory Collateral as gratuitous bailee and agent for the benefit of each other First Lien Secured Party for purposes of perfecting the Lien held by such First Lien Secured Parties therein.

ARTICLE III

Existence and Amounts of Liens and Obligations

SECTION 3.01. Determinations with Respect to Amounts of Liens and Obligations Whenever any Collateral Agent shall be required, in connection with the exercise of its rights or the performance of its obligations hereunder, to determine the existence or amount of any First Lien Obligations of any Series, or the Shared Collateral subject to any Lien securing the First Lien Obligations of any Series, it may request that such information be furnished to it in writing by each other Collateral Agent and shall be entitled to make such determination on the basis of the information so furnished; provided, however, that if any Collateral Agent shall fail or refuse reasonably promptly to provide the requested information, the requesting Collateral Agent shall be entitled to make any such determination by such method as it may, in the exercise of its good faith judgment, determine, including by reliance upon a certificate of the Borrower. Each Collateral Agent may rely conclusively, and shall be fully protected in so relying, on any determination made by it in accordance with the provisions of the preceding sentence (or as otherwise directed by a court of competent jurisdiction) and shall have no liability to any Grantor, any First Lien Secured Party or any other Person as a result of such determination.

ARTICLE IV

The Controlling Collateral Agent

SECTION 4.01. Appointment and Authority.

(a) Each of the First Lien Secured Parties hereby irrevocably appoints and authorizes the Controlling Collateral Agent to take such actions on its behalf and to exercise such powers as are delegated to the Controlling Collateral Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Controlling Collateral Agent and any co-agents, sub-agents and attorneys-in-fact appointed by the Controlling Collateral Agent pursuant to the applicable Secured Credit Documents for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under any of the First Lien Security Documents, or for exercising any rights and remedies thereunder shall be entitled to the benefits of all provisions of this Article IV and Article Twelve of the Indenture and the equivalent provision of the Notes Security Agreements and any Additional First Lien Document (as though such co-agents, sub-agents and attorneys-in-fact were the “Collateral Agent” named therein) as if set forth in full herein with respect thereto. Without limiting the foregoing, each of the First Lien Secured Parties, and each Collateral Agent, hereby agrees to provide such cooperation and assistance as may be reasonably requested by the Controlling Collateral Agent to facilitate and effect actions taken or intended to be taken by the Controlling Collateral Agent pursuant to this Article IV, such cooperation to include execution and delivery of notices, instruments and other documents as are reasonably deemed necessary by the Controlling Collateral Agent to effect such actions, and joining in any action, motion or proceeding initiated by the Controlling Collateral Agent for such purposes.

(b) Each Non-Controlling Secured Party acknowledges and agrees that the Controlling Collateral Agent shall be entitled, for the benefit of the First Lien Secured Parties, to sell, transfer or otherwise dispose of or deal with any Shared Collateral as provided herein and in the First Lien Security Documents, without regard to any rights to which the Non-Controlling Secured Parties would otherwise be entitled as a result of their Indenture Obligations or Additional First Lien Obligations, as applicable. Without limiting the foregoing, each Non-Controlling Secured Party agrees that none of the Controlling Collateral Agent or any other First Lien Secured Party shall have any duty or obligation first to marshal or realize upon any type of Shared Collateral (or any other Collateral securing any of the First Lien Obligations), or to sell, dispose of or otherwise liquidate all or any portion of such Shared Collateral (or any other Collateral securing any First Lien Obligations), in any manner that would maximize the return to the Non-Controlling Secured Parties, notwithstanding that the order and timing of any such realization, sale, disposition or liquidation may affect the amount of proceeds actually received by the Non-Controlling Secured Parties from such realization, sale, disposition or liquidation. Each of the First Lien Secured Parties waives any claim it may now or hereafter have against the Controlling Collateral Agent or the Collateral Agent for any other Series of First Lien Obligations or any other First Lien Secured Party of any other Series arising out of (i) any actions that do not violate this Agreement which any Collateral Agent or any First Lien Secured Party takes or omits to take (including, actions with respect to the creation, perfection or continuation of Liens on any Collateral, actions with respect to the foreclosure upon, sale, release or depreciation of, or failure to realize upon, any of the Collateral and actions with respect to the collection of any claim for all or any part of the First

Lien Obligations from any account debtor, guarantor or any other party) in accordance with the First Lien Security Documents or any other agreement related thereto or to the collection of the First Lien Obligations or the valuation, use, protection or release of any security for the First Lien Obligations, (ii) any election by any Collateral Agent or any holders of First Lien Obligations, in any proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b) of the Bankruptcy Code or any equivalent provision of any other Bankruptcy Law or (iii) subject to Section 2.05, any borrowing by, or grant of a security interest or administrative expense priority under Section 364 of the Bankruptcy Code or any equivalent provision of any other Bankruptcy Law by, any Grantor or any of its Subsidiaries, as debtor-in-possession.

SECTION 4.02. Rights as a First Lien Secured Party. The Person serving as the Controlling Collateral Agent hereunder shall have the same rights and powers in its capacity as a First Lien Secured Party under any Series of First Lien Obligations that it holds as any other First Lien Secured Party of such Series and may exercise the same as though it were not the Controlling Collateral Agent and the term “First Lien Secured Party” or “First Lien Secured Parties” or (as applicable) “Indenture Secured Party,” “Indenture Secured Parties,” “Additional First Lien Secured Party” or “Additional First Lien Secured Parties” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Controlling Collateral Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Grantors or any Subsidiary or other Affiliate thereof as if such Person were not the Controlling Collateral Agent hereunder and without any duty to account therefor to any other First Lien Secured Party.

SECTION 4.03. Exculpatory Provisions. The Controlling Collateral Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, the Controlling Collateral Agent: shall not be subject to any fiduciary or other implied duties, regardless of whether an Event of Default has occurred and is continuing;

(i) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby; provided that the Controlling Collateral Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Controlling Collateral Agent to liability or that is contrary to this Agreement or applicable law;

(ii) shall not, except as expressly set forth herein, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to a Grantor or any of its Affiliates that is communicated to or obtained by the Person serving as the Controlling Collateral Agent or any of its Affiliates in any capacity;

(iii) shall not be liable for any action taken or not taken by it (1) in the absence of its own gross negligence or willful misconduct or (2) in reliance on a certificate of an authorized officer of the Borrower stating that such action is permitted by the terms of this Agreement. The Controlling Collateral Agent shall be deemed not to have knowledge of any Event of Default under any Series of First Lien Obligations unless and until notice describing such Event of Default and referencing applicable agreement is given to the Controlling Collateral Agent;

(iv) shall not be responsible for or have any duty to ascertain or inquire into (1) any statement, warranty or representation made in or in connection with this Agreement or any other First Lien Security Document, (2) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (3) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (4) the validity, enforceability, effectiveness or genuineness of this Agreement, any other First Lien Security Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the First Lien Security Documents, (5) the value or the sufficiency of any Collateral for any Series of First Lien Obligations, or (6) the satisfaction of any condition set forth in any Secured Credit Document, other than to confirm receipt of items expressly required to be delivered to the Controlling Collateral Agent; and

(v) need not segregate money held hereunder from other funds except to the extent required by law. The Controlling Collateral Agent shall be under no liability for interest on any money received by it hereunder except as otherwise agreed in writing.

SECTION 4.04. Collateral and Guaranty Matters. Each of the First Lien Secured Parties irrevocably authorizes the applicable Collateral Agent, at its option and in its discretion, to release any Lien on any property granted to or held by the Collateral Agent under any First Lien Security Document in accordance with Section 2.04 or upon receipt of a written request from the Borrower stating that the releases of such Lien is permitted by the terms of each then extant Secured Credit Document.

ARTICLE V

Miscellaneous

SECTION 5.01. Notices. All notices and other communications provided for herein (including, but not limited to, all the directions and instructions to be provided to the Controlling Collateral Agent herein by the First Lien Secured Parties) shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(a) if to the Borrower or any other Grantor, to the Borrower at 395 West Passaic Street, Rochelle Park, New Jersey 07662, Attn: Robert Costantini and Christian Le Brun, Fax: (703) 433-6400;

(b) if to the Notes Collateral Agent or Trustee, to it at U.S. Bank National Association, Global Corporate Trust Services, 225 Asylum Street, 23rd Fl., Hartford, Connecticut 06032,

Attn: Michael M. Hopkins, Fax: (860) 241-6897; and

(c) if to any other Collateral Agent, to it at the address set forth in the applicable Joinder Agreement.

Any party hereto may change its address, fax number or email address for notices and other communications hereunder by notice to the other parties hereto. Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, telecopied, electronically mailed or sent by courier service or U.S. mail and shall be deemed to have been given when delivered in person or by courier service, upon receipt of a telecopy or electronic mail or upon receipt via U.S. mail (registered or certified, with postage prepaid and properly addressed). For the purposes hereof, the addresses of the parties hereto shall be as set forth above or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties. As agreed to in writing among the Controlling Collateral Agent and each other Collateral Agent from time to time, notices and other communications may also be delivered by e-mail to the e-mail address of a representative of the applicable person provided from time to time by such person.

The Notes Collateral Agent agrees to accept and act upon instructions or directions pursuant to this Agreement sent by unsecured e-mail, pdf, facsimile transmission or other similar unsecured electronic methods; provided, however, that the Notes Collateral Agent shall have received an incumbency certificate listing persons designated to give such instructions or directions and containing specimen signatures of such designated persons, which such incumbency certificate shall be amended and replaced whenever a person is to be added or deleted from the listing. If the Borrower, a Grantor or any Collateral Agent or Senior Class Debt Representative elects to give the Notes Collateral Agent e-mail or facsimile instructions (or instructions by a similar electronic method) and the Notes Collateral Agent in its discretion elects to act upon such instructions, the Notes Collateral Agent’s understanding of such instructions shall be deemed controlling. The Notes Collateral Agent shall not be liable for any losses, costs or expenses arising directly or indirectly from the Notes Collateral Agent’s reliance upon and compliance with such instructions notwithstanding such instructions conflict or are inconsistent with a subsequent written instruction. The Borrower, each Grantor and any Collateral Agent or Senior Class Debt Representative each agrees to assume all risks arising out of the use of such electronic methods to submit instructions and directions to the Notes Collateral Agent, including without limitation the risk of the Notes Collateral Agent acting on unauthorized instructions, and the risk or interception and misuse by third parties.

SECTION 5.02. Waivers; Amendment; Joinder Agreements.

(a) No failure or delay on the part of any party hereto in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereto are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any party hereto in any case shall entitle such party to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any provision hereof may be terminated, waived, amended or modified (other than pursuant to any Joinder Agreement) except pursuant to an agreement or agreements in writing entered into by each Collateral Agent. The Borrower and the other Grantors shall not have any right to consent to or approve any amendment, modification or waiver of any provision of this Agreement except to the extent their rights or obligations are adversely affected (in which case the Borrower shall have the right to consent to or approve any such amendment, modification or waiver).

(c) Notwithstanding the foregoing, without the consent of any First Lien Secured Party, any Additional Agent may become a party hereto by execution and delivery of a Joinder Agreement in accordance with Section 5.13 of this Agreement and upon such execution and delivery, such Additional Agent and the Additional First Lien Secured Parties and Additional First Lien Obligations of the Series for which such Additional Agent is acting shall be subject to the terms hereof.

(d) Notwithstanding the foregoing, without the consent of any other Collateral Agent or First Lien Secured Party, the Controlling Collateral Agent may effect amendments and modifications to this Agreement to the extent necessary to reflect any incurrence of any Additional First Lien Obligations in compliance with the Indenture and any Additional First Lien Documents.

SECTION 5.03. Parties in Interest. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, as well as the other First Lien Secured Parties, all of whom are intended to be bound by, and to be third party beneficiaries of, this Agreement.

SECTION 5.04. Survival of Agreement. All covenants, agreements, representations and warranties made by any party in this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement.

SECTION 5.05. Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original but all of which when taken together shall constitute a single contract. Delivery of an executed signature page to this Agreement by facsimile, PDF or other electronic transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

SECTION 5.06. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. The parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 5.07. Authorization. By its signature, each Person executing this Agreement on behalf of a party hereto represents and warrants to the other parties hereto that it is duly authorized to execute this Agreement. The Notes Collateral Agent represents and warrants that this Agreement is binding upon the Indenture Secured Parties. This Agreement is the “Intercreditor Agreement” under and as defined in the Indenture.

SECTION 5.08. Submission to Jurisdiction Waivers; Consent to Service of Process. Each Collateral Agent, on behalf of itself and the First Lien Secured Parties of the Series for whom it is acting, irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the courts of the State of New York sitting in New York County, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient forum and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person (or its Collateral Agent) at the address referred to in Section 5.01;

(d) agrees that nothing herein shall affect the right of any other party hereto (or any First Lien Secured Party) to effect service of process in any other manner permitted by law or shall limit the right of any party hereto (or any First Lien Secured Party) to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 5.08 any special, exemplary, punitive or consequential damages.

SECTION 5.09. GOVERNING LAW; WAIVER OF JURY TRIAL.

(A) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS, EXCEPT AS REQUIRED BY MANDATORY PROVISIONS OF LAW.

(B) EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN.

SECTION 5.10. Headings. Article, Section and Annex headings used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 5.11. Conflicts. In the event of any conflict or inconsistency between the provisions of this Agreement and the provisions of any of the other First Lien Security Documents or Additional First Lien Documents, the provisions of this Agreement shall control.

SECTION 5.12. Provisions Solely to Define Relative Rights. The provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of the First Lien Secured Parties in relation to one another. None of the Borrower, any other Grantor or any other creditor thereof shall have any rights or obligations hereunder, except as expressly provided in this Agreement (provided that nothing in this Agreement (other than Section 2.04, 2.05 or 2.09) is intended to or will amend, waive or otherwise modify the provisions of any Additional First Lien Documents), and none of the Borrower or any other Grantor may rely on the terms hereof (other than Section 2.04, 2.05 or 2.09). Nothing in this Agreement is intended to or shall impair the obligations of any Grantor, which are absolute and unconditional, to pay the First Lien Obligations as and when the same shall become due and payable in accordance with their terms.

SECTION 5.13. Additional First Lien Obligations. To the extent, but only to the extent, permitted by the provisions of the then extant Indenture and Additional First Lien Documents, the Borrower may incur Additional First Lien Obligations. Any such additional class or series of Additional First Lien Obligations (the “Senior Class Debt”) may be secured by a Lien and may be guaranteed by the Grantors on a pari passu basis, in each case under and pursuant to the Additional First Lien Documents, if and subject to the condition that the Collateral Agent of any such Senior Class Debt (each, a “Senior Class Debt Representative”), acting on behalf of the holders of such Senior Class Debt (such Collateral Agent and holders in respect of any Senior Class Debt being referred to as the “Senior Class Debt Parties”), becomes a party to this Agreement by satisfying the conditions set forth in clauses (i) through (iv) of the immediately succeeding paragraph.

In order for a Senior Class Debt Representative to become a party to this Agreement,

(i) such Senior Class Debt Representative, the Controlling Collateral Agent and each Grantor shall have executed and delivered an instrument substantially in the form of Annex II (with such changes as may be reasonably approved by the Controlling Collateral Agent and such Senior Class Debt Representative) pursuant to which such Senior Class Debt Representative becomes a Collateral Agent and Additional Agent hereunder, and the Senior Class Debt in respect of which such Senior Class Debt Representative is the Collateral Agent and the related Senior Class Debt Parties become subject hereto and bound hereby;

(ii) the Borrower shall have delivered to the Controlling Collateral Agent true and complete copies of each of the Additional First Lien Documents relating to such Senior Class Debt, certified as being true and correct by a Responsible Officer of the Borrower;

(iii) the Borrower shall have delivered to the Controlling Collateral Agent an Officer’s Certificate stating that such Additional First Lien Obligations are permitted by each applicable Secured Credit Document to be incurred, or to the extent a consent is otherwise required to permit the incurrence of such Additional First Lien Obligations under any Secured Credit Document, each Grantor has obtained the requisite consent; and

(iv) the Additional First Lien Documents, as applicable, relating to such Senior Class Debt shall provide, in a manner reasonably satisfactory to the Controlling Collateral Agent, that each Senior Class Debt Party with respect to such Senior Class Debt will be subject to and bound by the provisions of this Agreement in its capacity as a holder of such Senior Class Debt.

SECTION 5.14. Integration. This Agreement together with the other Secured Credit Documents and the First Lien Security Documents represents the entire agreement of each of the Grantors and the First Lien Secured Parties with respect to the subject matter hereof and there are no promises, undertakings, representations or warranties by any Grantor, any Collateral Agent or any other First Lien Secured Party relative to the subject matter hereof not expressly set forth or referred to herein or in the other Secured Credit Documents or the First Lien Security Documents.

SECTION 5.15. Information Concerning Financial Condition of the Borrower and the Other Grantors. In accordance with their respective First Lien Obligations Documents, the Controlling Collateral Agent, the other Collateral Agents and the Secured Parties shall each be responsible for keeping themselves informed of (a) the financial condition of the Borrower and the other Grantors and all endorsers or guarantors of the First Lien Obligations and (b) all other circumstances bearing upon the risk of nonpayment of the First Lien Obligations; provided that nothing in this Section 5.15 shall impose a duty on the Notes Collateral Agent to inform itself or investigate the financial condition of the Borrower or other Grantors beyond that which may be required under the Indenture. The Controlling Collateral Agent, the other Collateral Agents and the Secured Parties shall have no duty to advise any other party hereunder of information known to it or them regarding such condition or any such circumstances or otherwise. In the event that the Controlling Collateral Agent, any other Collateral Agent or any Secured Party, in its sole discretion, undertakes at any time or from time to time to provide any such information to any other party, it shall be under no obligation to (i) make, and Controlling Collateral Agent, the other Collateral Agents and the Secured Parties shall not make or be deemed to have made, any express or implied representation or warranty, including with respect to the accuracy, completeness, truthfulness or validity of any such information so provided, (ii) provide any additional information or to provide any such information on any subsequent occasion, (iii) undertake any investigation or (iv) disclose any information that, pursuant to accepted or reasonable commercial finance practices, such party wishes to maintain confidential or is otherwise required to maintain confidential.

SECTION 5.16. Additional Grantors. The Borrower agrees that, if any Subsidiary of the Borrower shall become a Grantor after the date hereof, it will promptly cause such Subsidiary to become party hereto by executing and delivering an instrument in the form of Annex III. Upon such execution and delivery, such Subsidiary will become a Grantor hereunder with the same force and effect as if originally named as a Grantor herein. The execution and delivery of such instrument shall not require the consent of any other party hereunder, and will be acknowledged by the Controlling Collateral Agent. The rights and obligations of each Grantor hereunder shall remain in full force and effect notwithstanding the addition of any new Grantor as a party to this Agreement.

SECTION 5.17. Further Assurances. Each Collateral Agent, on behalf of itself and each First Lien Secured Party under the Indenture or any Additional First Lien Debt Facility, as applicable, agrees that it will take such further action and shall execute and deliver such additional documents and instruments (in recordable form, if requested) as the other parties hereto may reasonably request to effectuate the terms of, and the Lien priorities contemplated by, this Agreement.

SECTION 5.18. Notes Collateral Agent. It is understood and agreed that each of the Trustee and Notes Collateral Agent is entering into this Agreement in its capacity as Trustee and Collateral Agent, respectively, under the Indenture and as Collateral Agent under the Notes Security Agreement and the provisions of the Indenture and the Notes Security Agreement granting or extending any rights, protections, privileges, indemnities and immunities to the Trustee or Collateral Agent thereunder shall also apply to the Trustee and Notes Collateral Agent hereunder.

For the avoidance of doubt, the parties hereto acknowledge that in no event shall the Notes Collateral Agent be responsible or liable for special, indirect, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether any such party has been advised of the likelihood of such loss or damage and regardless of the form of action.

EXHIBIT E-1

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of December [        ], 2017 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among ORBCOMM, INC., a Delaware corporation (the “Borrower”), the guarantors party thereto from time to time, JPMORGAN CHASE BANK, N.A., as the administrative agent, and each lender from time to time party thereto.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “ten percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided in this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:                              , 20[ ]

EXHIBIT E-2

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of December [        ], 2017 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among ORBCOMM, INC., a Delaware corporation (the “Borrower”), the guarantors party thereto from time to time, JPMORGAN CHASE BANK, N.A., as the administrative agent, and each lender from time to time party thereto.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “ten percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided in this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:                              , 20[ ]

EXHIBIT E-3

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of December [        ], 2017 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among ORBCOMM, INC., a Delaware corporation (the “Borrower”), the guarantors party thereto from time to time, JPMORGAN CHASE BANK, N.A., as the administrative agent, and each lender from time to time party thereto.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a “bank” extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a “ten percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided in this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:                              , 20[ ]

EXHIBIT E-4

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of December [        ], 2017 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among ORBCOMM, INC., a Delaware corporation (the “Borrower”), the guarantors party thereto from time to time, JPMORGAN CHASE BANK, N.A., as the administrative agent, and each lender from time to time party thereto.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a “bank” extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a “ten percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided in this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:                              , 20[ ]